Exhibit 10.2

Executive Version

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of February 21, 2024 (the “Effective Date”), among FRANKLIN STREET PROPERTIES CORP., a Maryland corporation (“Borrower”), BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, “Administrative Agent”), the lenders party to the Credit Agreement defined below (each, a “Lender” and collectively, the “Lenders”), and the L/C issuers party to the Credit Agreement defined below (each an “L/C Issuer” and collectively, the “L/C Issuers”).

R E C I T A L S

A.Reference is hereby made to that certain Credit Agreement dated as of January 10, 2022, as amended by that certain First Amendment to Credit Agreement (the “First Amendment”) dated as of February 10, 2023 (as amended by the First Amendment and as may be further modified, amended, renewed, extended, or restated from time to time, the “Credit Agreement”), executed by Borrower, the Lenders, the L/C Issuers and Administrative Agent (Administrative Agent, L/C Issuers and Lenders are individually referred to herein as a “Credit Party” and collectively referred to herein as the “Credit Parties”).

B.Borrower and each Credit Party hereto desires to modify certain provisions contained in the Credit Agreement, in each case subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Terms and References. Unless otherwise stated in this Amendment (a) terms defined in the Credit Agreement have the same meanings when used in this Amendment, and (b) references to “Sections” are to the Credit Agreement’s sections.

2.Amendments to the Credit Agreement. Effective as of the Effective Date:

(a)The Credit Agreement (but excluding the schedules and exhibits thereto, which shall remain in full force and effect, unless expressly amended pursuant to this Amendment) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached hereto as Annex I and any such term or provision of Annex I which is different from that set forth in the Credit Agreement shall be replaced and superseded in all respects by the terms and provisions of the Credit Agreement set forth on Annex I.

(b)Schedule 2.01 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 2.01 attached hereto.

(c)Schedule 5.13 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 5.13 attached hereto.

(d)Schedule 5.21 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 5.21 attached hereto.

(e)Schedule 10.02 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 10.02 attached hereto.

(f)Exhibit D to the Credit Agreement is hereby deleted in its entirety and replaced with Exhibit D attached hereto.

(g)Exhibit F to the Credit Agreement is hereby deleted in its entirety and replaced with Exhibit F attached hereto.

(h)Exhibit J to the Credit Agreement is hereby added in the form of Exhibit J attached hereto.

3.Amendments to other Loan Documents.

(a)All references in the Loan Documents to the Credit Agreement shall henceforth include references to the Credit Agreement, as modified and amended hereby, and as may, from time to time, be further amended, modified, extended, renewed, and/or increased.

(b)Any and all of the terms and provisions of the Loan Documents are hereby amended and modified wherever necessary, even though not specifically addressed herein, so as to conform to the amendments and modifications set forth herein.

4.Conditions Precedent. This Amendment shall not be effective unless and until:

(a)Administrative Agent receives fully executed counterparts of this Amendment signed by Borrower and each of the Credit Parties;

(b)Borrower shall have delivered, or caused to be delivered, to Administrative Agent, in each case, in form and substance satisfactory to Administrative Agent:

(i)certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Borrower evidencing the identity, authority and capacity of each Responsible Officer therein that is authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents;

(ii)documents and certifications to evidence that Borrower is validly existing and in good standing in the jurisdiction of Borrower’s formation;

(iii)a favorable opinion of Foley & Lardner LLP, counsel to Borrower, addressed to Administrative Agent and the Lenders, as to the matters concerning this Amendment and the Loan Documents (as amended by this Amendment) as Administrative Agent may reasonably request;

(iv)a certificate signed by a Responsible Officer certifying (A) that each Consolidated Party is in compliance in all material respects with all existing contractual financial obligations except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, (B) all governmental, shareholder and third party consents and approvals necessary for Borrower to enter into this Amendment and the other Loan Documents and perform thereunder, if any, have been obtained, except where the failure to obtain would not reasonably be expected to have a Material Adverse Effect, (C) immediately after giving effect to this Amendment and all the transactions contemplated herein to occur on the Effective Date, (1) to such Responsible Officer’s knowledge, no Default or Event of Default exists, (2) all representations and warranties contained in the Loan Documents are true and correct in all material respects (without duplication of any materiality standards set forth therein) except (I) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (II) that (x) the representations and warranties contained in subsections (a)

and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, and the representation and warranty contained in subsection (c) of Section 5.05 of the Credit Agreement shall be deemed to refer to September 30, 2023, and (C) that, to such Responsible Officer’s knowledge, there has been no event or circumstance since September 30, 2023 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(v)a duly executed amendment to the BMO Loan Documents that, among other conforming changes, (A) extends the maturity date thereunder to a date no earlier than April 1, 2026 and (B) results in the outstanding principal amount of Indebtedness thereunder not exceeding $86,037,037;

(vi)a duly executed amendment to the Senior Unsecured Notes that, among other conforming changes, (A) extends the maturity date of the Series A Senior Unsecured Notes to a date no earlier than April 1, 2026, (B) shortens the maturity date of the Series B Senior Unsecured Notes to a date no earlier than April 1, 2026, and (C) results in the outstanding principal amount of Indebtedness under the Senior Unsecured Notes not exceeding $149,629,630; and

(vii)a Compliance Certificate giving pro forma effect to this Amendment and all the transactions contemplated herein to occur on the Effective Date, in form and substance reasonably satisfactory to Administrative Agent;

(c)the representations and warranties in the Credit Agreement, as amended by this Amendment, and each other Loan Document are true and correct in all material respects (without duplication of any materiality qualifiers therein) on and as of the date of this Amendment as though made as of the date of this Amendment, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) that (A) the representations and warranties contained in subsections (a) and (b)) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, and (b) the representation and warranty contained in subsection (c) of Section 5.05 of the Credit Agreement shall be deemed to refer to September 30, 2023;

(d)after giving effect to this Amendment, no Default exists;

(e)Borrower shall have made a prepayment of the Obligations resulting in the Outstanding Amount of Loans not exceeding $67,333,333;

(f)Borrower shall have paid (i) all fees required to be paid on or before the Effective Date, including those required to be paid pursuant to any fee letter, and (ii) all reasonable fees, charges and disbursements of counsel to Administrative Agent to the extent invoiced prior to or on the Effective Date, plus (if so invoiced) such additional amounts of such fees, charges and disbursements as shall constitute their reasonable estimate of such fees, charges and disbursements incurred or to be incurred by them through the closing of this Amendment (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent);

(g)The Loan Parties, Administrative Agent, Bank of Montreal and the holders of the Senior Unsecured Notes shall have executed, or cause to be executed, an intercreditor agreement in form and substance acceptable to Administrative Agent and the Lenders (the evidence of such approval being the execution and delivery by Administrative Agent of such intercreditor agreement) ; and

(h)(i) upon the reasonable request of any Lender made at least five (5) days prior to the Effective Date, Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five (5) days prior to the Effective Date; and (ii) at least five (5) days prior to the Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

5.Ratifications. Borrower (a) ratifies and confirms all provisions of the Loan Documents as amended by this Amendment, (b) ratifies and confirms that no Obligations of Borrower to the Credit Parties under the Loan Documents, as amended by this Amendment, are released, reduced, or otherwise adversely affected by this Amendment, and (c) agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional documents, and certificates as Administrative Agent may reasonably request in order to consummate the transactions contemplated by the Amendment.

6.Representations. Borrower represents and warrants to the Credit Parties that as of the date of this Amendment: (a) this Amendment, when delivered hereunder, will have been duly authorized, executed, and delivered by Borrower; (b) no action by, or filing with, any Governmental Authority is required in connection with, the execution, delivery, or performance by Borrower of this Amendment, except for actions or filings which have been duly obtained, taken, given or made and are in full force and effect; and filings with respect to Liens to be created under the Pledge Agreements, (c) the Loan Documents, as amended by this Amendment when delivered by Borrower, will constitute a valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent such enforceability may be limited by any applicable Debtor Relief Laws and by general principles of equity; (d) the execution, delivery, and performance by Borrower of this Amendment do not (i) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which Borrower or its property is subject; or (ii) violate in any material respect any Law; (e) all representations and warranties in the Credit Agreement are true and correct in all material respects (without duplication of any materiality qualifiers therein), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifiers therein) as of such earlier date and except (I) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (II) that (x) the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, and the representation and warranty contained in subsection (c) of Section 5.05 of the Credit Agreement shall be deemed to refer to September 30, 2023; (f) no Default exists.

7.Continued Effect. Except to the extent amended hereby, all terms, provisions and conditions of the Credit Agreement and the other Loan Documents, and all documents executed in connection therewith, shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

8.Miscellaneous. Unless stated otherwise (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment must be construed -- and its performance enforced -- under New York law, (d) if any part of this Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, (e) this Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document, and (f) delivery of an executed counterpart of a signature page to this Amendment by telecopier, electronic mail or other electronic delivery shall be effective as delivery of a manually executed counterpart of this Amendment. This Amendment constitutes a Loan Document.

9.Parties. This Amendment binds and inures to Borrower and the Credit Parties and their respective successors and permitted assigns.

10.RELEASE. BORROWER HEREBY ACKNOWLEDGES THAT, AS OF THE DATE HEREOF, THE OBLIGATIONS UNDER THE CREDIT AGREEMENT AND UNDER THE OTHER LOAN DOCUMENTS ARE ABSOLUTE AND UNCONDITIONAL WITHOUT ANY RIGHT OF RESCISSION, SETOFF, COUNTERCLAIM, DEFENSE, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY SUCH OBLIGATIONS OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM LENDER. BORROWER HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES ADMINISTRATIVE AGENT, EACH L/C ISSUER, THE LENDERS, AND EACH SUCH PERSON’S PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”), FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER WITH RESPECT TO ANY MATTER RELATING TO OR ARISING FROM OR UNDER THE LOAN DOCUMENTS, THIS AMENDMENT, THE NEGOTIATIONS RELATED THERETO, AND THE TRANSACTIONS EVIDENCED THEREBY OR HEREBY, WHETHER KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE HEREOF WHICH BORROWER AND/OR ANY GUARANTOR MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING, OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE.

11.ENTIRETIES. THE CREDIT AGREEMENT AS AMENDED BY THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES ABOUT THE SUBJECT MATTER OF THE CREDIT AGREEMENT AS AMENDED BY THIS AMENDMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

EXECUTED as of the date first stated above.

BORROWER:

FRANKLIN STREET PROPERTIES CORP., a Maryland corporation

By:	/s/ George J. Carter
Name: George J. Carter
Title: Chief Executive Officer

Signature Page to

Second Amendment to Credit Agreement

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ David McGuinness
Name: David McGuinness
Title: Senior Vice President

Signature Page to

Second Amendment to Credit Agreement

LENDERS:

BANK OF AMERICA, N.A., as a Lender and an L/C Issuer

By:	/s/ David McGuinness
Name: David McGuinness
Title: Senior Vice President

Signature Page to

Second Amendment to Credit Agreement

BANK OF MONTREAL, as a Lender and an L/C Issuer

By:	/s/ Darin Mainquist
Name: Darin Mainquist
Title: Director

Signature Page to

Second Amendment to Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender and an L/C Issuer

By:	/s/ Austin Lotito
Name: Austin Lotito
Title: Executive Director

Signature Page to

Second Amendment to Credit Agreement

CITIZENS BANK, N.A., as a Lender

By:	/s/ Kerri Colwell
Name: Kerri Colwell
Title: Senior Vice President

Signature Page to

Second Amendment to Credit Agreement

REGIONS BANK, as a Lender

By:	/s/ Walter E. Rivadeneira
Name: Walter E. Rivadeneira
Title: Sr. Vice President

Signature Page to

Second Amendment to Credit Agreement

FIRST FINANCIAL BANK, N.A., as a Lender

By:	/s/ John Wilgus
Name: John Wilgus
Title: Senior Vice President

Signature Page to

Second Amendment to Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jessica W. Phillips
Name: Jessica W. Phillips
Title: Authorized Signatory

Signature Page to

Second Amendment to Credit Agreement

BANKUNITED, N.A., as a Lender

By:	/s/ Carly Berfas
Name: Carly Berfas
Title: Senior Vice President

Signature Page to

Second Amendment to Credit Agreement

Annex I

Conformed Credit Agreement

(to be attached)

Annex I

Execution Version

Conformed through FirstSecond Amendment to Credit Agreement

Published CUSIP Numbers: 35471UAK5 (Deal)

35471UAL3 (Revolving Credit Facility)

35471UAM1 (Term Loan Facility)

CREDIT AGREEMENT

Dated as of January 10, 2022

among

FRANKLIN STREET PROPERTIES CORP.,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent and an L/C Issuer,

The Other L/C Issuers Party Hereto,

The Other Lenders Party Hereto,

BANK OF MONTREAL,

as Syndication Agent,

CITIZENS BANK, N.A.,

as Documentation Agent,

REGIONS BANK,

as Documentation Agent,

BOFA SECURITIES, INC.,

as Joint Bookrunner and Joint Lead Arranger,

BMO CAPITAL MARKETS CORP.,

as Joint Bookrunner, Joint Lead Arranger and Syndication Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Joint Bookrunner, Joint Lead Arranger and Syndication Agent,

TABLE OF CONTENTS

Section			Page

I.	DEFINITIONS AND ACCOUNTING TERMS.		1
	1.01	Defined Terms	1
	1.02	Other Interpretive Provisions	~~28~~29
	1.03	Accounting Terms	~~29~~30
	1.04	Rounding	~~30~~31
	1.05	Times of Day	~~30~~31
	1.06	Letter of Credit Amounts	~~30~~31
	1.07	Interest Rates	~~30~~31

II.	THE COMMITMENTS AND CREDIT EXTENSIONS.		~~30~~31
	2.01	Loans	~~30~~31
	2.02	Borrowings, Conversions and Continuations of Loans.	~~31~~32
	2.03	Letters of Credit.	~~32~~33
	2.04	Prepayments.	~~41~~42
	2.05	Termination or Reduction of Commitments.	~~41~~43
	2.06	Repayment of Loans.	~~42~~43
	2.07	Interest.	~~42~~43
	2.08	Fees	~~43~~44
	2.09	Computation of Interest and Fees	~~43~~44
	2.10	Evidence of Debt.	~~43~~45
	2.11	Payments Generally; Administrative Agent’s Clawback.	~~44~~45
	2.12	Sharing of Payments by Lenders	~~46~~47
	2.13	[Intentionally Deleted].	~~46~~48
	2.14	Cash Collateral.	~~46~~48
	2.15	Defaulting Lenders~~.~~	~~47~~
	~~2.16~~	~~Extension of Maturity Date~~.	49

III.	TAXES, YIELD PROTECTION AND ILLEGALITY.		51
	3.01	Taxes; Defined Terms	51
	3.02	Illegality	~~55~~54
	3.03	Inability to Determine Rates.	55
	3.04	Increased Costs.	~~58~~57
	3.05	Compensation for Losses	~~59~~58
	3.06	Mitigation Obligations; Replacement of Lenders.	59
	3.07	Survival	~~60~~59

IV.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.		60
	4.01	Conditions of Initial Credit Extension	60
	4.02	Conditions to all Credit Extensions	~~62~~61

V.	REPRESENTATIONS AND WARRANTIES		~~63~~62
	5.01	Existence, Qualification and Power	~~63~~62
	5.02	Authorization; No Contravention	~~63~~62
	5.03	Governmental Authorization; Other Consents	63
	5.04	Binding Effect	63
	5.05	Financial Statements; No Material Adverse Effect.	63
	5.06	Litigation	~~64~~63
	5.07	No Default	64
	5.08	Ownership of Property; Liens	64

i

	5.09	Environmental Compliance	64
	5.10	Insurance	64
	5.11	Taxes	~~65~~64
	5.12	ERISA Compliance.	~~65~~64
	5.13	Subsidiaries; Other Equity Investments.	~~66~~65
	5.14	Margin Regulations; Investment Company Act.	66
	5.15	Disclosure.	66
	5.16	Compliance with Laws	~~67~~66
	5.17	Taxpayer Identification Number	~~67~~66
	5.18	OFAC; Anti-Corruption Laws; PATRIOT Act	~~67~~66
	5.19	REIT Status	67
	5.20	Solvency	67
	5.21	Eligible Unencumbered Property Pool Properties	67
	5.22	Anti-Corruption Laws	68
	5.23	Affected Financial Institutions; Covered Entity	68
	5.24	Collateral Documents	68

VI.	AFFIRMATIVE COVENANTS		68
	6.01	Financial Statements	~~69~~68
	6.02	Certificates; Other Information	69
	6.03	Notices	71
	6.04	Payment of Taxes	71
	6.05	Preservation of Existence, Etc	~~72~~71
	6.06	Maintenance of Properties	72
	6.07	Maintenance of Insurance	72
	6.08	Compliance with Laws	72
	6.09	Books and Records	72
	6.10	Inspection Rights	72
	6.11	Use of Proceeds	~~73~~72
	6.12	Subsidiary Guarantors; Collateral.	73
	6.13	REIT Status	74
	6.14	Material Contracts	74
	6.15	Further Assurances	~~74~~75
	6.16	Anti-Corruption Laws; Sanctions	~~74~~75
	6.17	Prepayment of Material Credit Facilities	75

VII.	NEGATIVE COVENANTS		~~74~~75
	7.01	Liens	~~74~~75
	7.02	Investments	75
	7.03	Indebtedness	~~75~~76
	7.04	Fundamental Changes	~~75~~76
	7.05	Dispositions	~~76~~77
	7.06	Change in Nature of Business	~~76~~77
	7.07	Transactions with Affiliates	~~76~~77
	7.08	Burdensome Agreements	~~76~~77
	7.09	Use of Proceeds; Letters of Credit.	~~77~~78
	7.10	Financial Covenants	~~77~~78
	7.11	Organizational Documents	~~78~~79
	7.12	Sanctions	~~78~~79
	7.13	Sale Leasebacks	79
	7.14	Prepayments of Indebtedness	79
	7.15	Changes in Accounting	~~79~~80

	7.16	Anti-Corruption Laws	~~79~~80
	7.17	Enhanced Negative Covenants	~~79~~80
	7.18	Severance and Retention Arrangements	81
	7.19	Prohibited Transactions	81

VIII.	EVENTS OF DEFAULT AND REMEDIES.		~~80~~81
	8.01	Events of Default	~~80~~81
	8.02	Remedies Upon Event of Default	~~82~~83
	8.03	Application of Funds	~~83~~84

IX.	ADMINISTRATIVE AGENT.		~~83~~85
	9.01	Appointment and Authority	~~83~~85
	9.02	Rights as a Lender	~~84~~85
	9.03	Exculpatory Provisions	~~84~~85
	9.04	Reliance by Administrative Agent	~~85~~86
	9.05	Delegation of Duties	~~85~~86
	9.06	Resignation of Administrative Agent.	~~85~~87
	9.07	Non-Reliance on Administrative Agent and Other Lenders	~~86~~88
	9.08	No Other Duties, Etc	~~86~~88
	9.09	Administrative Agent May File Proofs of Claim	~~86~~88
	9.10	~~Release of Subsidiary Guarantors~~ Collateral and Guaranty Matters	~~87~~88
	9.11	ERISA Representations.	~~87~~89
	9.12	Recovery of Erroneous Payments	~~88~~90

X.	MISCELLANEOUS.		~~88~~90
	10.01	Amendments, Etc	~~88~~90
	10.02	Notices; Effectiveness; Electronic Communication.	~~90~~92
	10.03	No Waiver; Cumulative Remedies; Enforcement	~~92~~94
	10.04	Expenses; Indemnity; Damage Waiver.	~~92~~94
	10.05	Payments Set Aside	~~94~~96
	10.06	Successors and Assigns.	~~94~~96
	10.07	Treatment of Certain Information; Confidentiality	~~98~~100
	10.08	Right of Setoff	~~99~~101
	10.09	Interest Rate Limitation	~~99~~101
	10.10	Counterparts; Integration; Effectiveness	~~99~~102
	10.11	Survival of Representations and Warranties	~~100~~102
	10.12	Severability	~~100~~102
	10.13	Replacement of Lenders	~~100~~102
	10.14	Governing Law; Jurisdiction; Etc.	~~101~~103
	10.15	Waiver of Jury Trial	~~102~~104
	10.16	No Advisory or Fiduciary Responsibility	~~102~~104
	10.17	Electronic Execution of Assignments and Certain Other Documents.	~~102~~104
	10.18	USA PATRIOT Act	~~103~~105
	10.19	Time of the Essence	~~103~~106
	10.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~103~~106
	10.21	Acknowledgement Regarding Any Supported QFCs	~~104~~106
	10.22	ENTIRE AGREEMENT	~~105~~107

SCHEDULES

SCHEDULE 2.01	Commitments and Applicable Percentages
SCHEDULE 5.05	Supplement to Interim Financial Statements
SCHEDULE 5.06	Litigation
SCHEDULE 5.09	Environmental Disclosure Items
SCHEDULE 5.12(d)	Pension Plan Obligations
SCHEDULE 5.13	Subsidiaries; Other Equity Investments
SCHEDULE 5.21	Eligible Unencumbered Property Pool Properties
SCHEDULE 7.02(g)	Investments
SCHEDULE 7.08	Transactions with Affiliates
SCHEDULE 10.02	Administrative Agent’s Office; Certain Addresses for Notices
SCHEDULE 10.06(b)(v)	Competitors of Borrower

EXHIBITS	Form of

EXHIBIT A	Loan Notice
EXHIBIT B	Opinion Matters
EXHIBIT C	Revolver Note
EXHIBIT D	Compliance Certificate
EXHIBIT E-1	Assignment and Assumption
EXHIBIT E-2	Administrative Questionnaire
EXHIBIT F	Form of Subsidiary Guaranty
EXHIBIT G	Certificate to Accompany Request for Credit Extension
EXHIBIT H-1	Form of U.S. Tax Compliance Certificate - Foreign Lenders (Not Partnerships)
EXHIBIT H-2	Form of U.S. Tax Compliance Certificate - Non-U.S. Participants (Not Partnerships)
EXHIBIT H-3	Form of U.S. Tax Compliance Certificate - Non-U.S. Participants (Partnerships)
EXHIBIT H-4	Form of U.S. Tax Compliance Certificate - Foreign Lenders (Partnerships)
EXHIBIT I	Form of Notice of Prepayment
EXHIBIT J	Form of Pledge Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of January 10, 2022, among FRANKLIN STREET PROPERTIES CORP., a Maryland corporation (“Borrower”) each lender from time to time party hereto either as a result of such party’s execution of this Agreement as a “Lender” as of the date hereof or as a result of such party being made a “Lender” hereunder by virtue of an executed Assignment and Assumption (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and an L/C Issuer.

Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

I.DEFINITIONS AND ACCOUNTING TERMS.

1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted EBITDA” means, for the most recently ended fiscal quarter of Borrower, EBITDA of the Consolidated Parties less Capital Reserves for all Properties for such period.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Administrative Agent may from time to time notify to Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. In no event shall Administrative Agent or any Lender be deemed to be an Affiliate of Borrower. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of Borrower, and Sponsored REITs shall not be considered Affiliates of Borrower.

“Aggregate Commitments” means the Commitments of all the Lenders (including any Defaulting Lender) to make the Loans, as adjusted from time to time in accordance with the terms of this Agreement. The Aggregate Commitments as of the First Amendment Effective Date shall be $150,000,000. The Aggregate Commitments as of the Second Amendment Effective Date shall be $67,333,333.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulation of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in this Agreement, including without limitation, in Section 2.15. If the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments permitted hereunder. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum:

Daily SOFR Rate Loans, Term SOFR Rate Loans and Letter of Credit Fees	Base Rate Loans	Unused Commitment Fee
3.00%	2.00%	0.35%

Notwithstanding the foregoing, if, as of March 31, 2025, the sum of (a) the Outstanding Amount of Loans under this Agreement, (b) the outstanding principal amount of the Indebtedness under the BMO Loan Documents, and (c) the outstanding principal amount of the Indebtedness under the Senior Unsecured Notes exceeds $200,000,000, then the Applicable Rate for Daily SOFR Rate Loans, Term SOFR Rate Loans and Base Rate Loans shall be permanently increased by one percent (1.00%) annum.

“Applicable Sharing Percentage” means (a) in connection with any prepayment (other than a mandatory prepayment arising from a Disposition or Equity Issuance), the Initial Sharing Percentage, and (b) in connection with any prepayment arising from a Disposition or Equity Issuance, (i) with respect to the Obligations, 20.00000%, (ii) with respect to the Indebtedness under the BMO Loan Documents, 25.55556% and (iii) with respect to the Indebtedness under the Senior Unsecured Notes, 44.444444%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, each of BofA Securities, JPMorgan Chase Bank, N.A. and BMO Capital Markets Corp.; and “Arranger” means any one of the Arrangers. The Arrangers will act as Joint Lead Arrangers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2020, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

“Authorized Collateral Agent” has the meaning specified in the Intercreditor Agreement.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b).

“Availability Period” means the period from and including the Closing Date to the ~~earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02~~Second Amendment Effective Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its “prime rate”, (b) the Federal Funds Rate plus 1/2 of 1% (0.50%), (c) Term SOFR for one month plus 1.00% and (d) ~~1.00~~6.00%. The “prime rate” is a rate set by Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“BMO Loan Documents” means the Loan Agreement by and among Bank of Montreal, as administrative agent, Borrower and the other parties thereto dated as of September 27, 2018, as amended as of February 10, 2023 and as of the ~~First~~Second Amendment Effective Date ~~and from time to time~~, and the documents, instruments and agreements executed in connection therewith, and all renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof (in each case to the extent permitted under Section 7.17(a)).

“BofA Securities” means BofA Securities, Inc.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans made by each of the Lenders pursuant to Section 2.01 and, in the case of Term SOFR Rate Loans, having the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York, the state where Administrative Agent’s Office is located.

“Capitalization Rate” means 6.75% for each CBD or Urban Infill Property and 7.50% for each Suburban Property.

“Capital Reserve” means for any period and with respect to a Property (other than any Projects Under Development), an amount equal to the product of (i) the gross leaseable area contained in such Property (in square feet), multiplied by (ii) $0.30 per annum.

“Cash Collateralize” means to deposit in a Controlled Account or pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Administrative Agent and the L/C Issuers shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and the L/C Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) U.S. dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two years from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate commercial paper or notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within one year of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which any Consolidated Party shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $50,000,000 and the portfolios of which invest principally in Investments of the character described in the foregoing subdivisions (a) through (d).

“CBD or Urban Infill Property” means (a) any Property listed on Schedule 5.21 and identified as a CBD or Urban Infill Property, and (b) any other improved Property which is located in markets with characteristics similar to those identified in clause (a) and is designated by Administrative Agent and Borrower as a CBD or Urban Infill Property from time to time.

“Certificate to Accompany Request for Credit Extension” means a certificate substantially in the form of Exhibit G.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, promulgation, implementation, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority (including, without limitation, all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued). Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change in Law regardless of the date enacted, adopted, implemented or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change in Law regardless of the date adopted, issued, promulgated or implemented.

“Change of Control” means: (a) an event or series of related events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) an event or series of events by which during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (in each case, such approval either by a specific vote or by approval of Borrower’s proxy statement in which such member was named as a nominee for election as a director).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning specified in Section 6.12(b).

“Collateral Account” has the meaning specified in Section 2.03(o).

“Collateral Documents” means, collectively, the Pledge Agreement and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including to give effect to any reduction in the Aggregate Commitments pursuant to Section 2.05.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate, Daily Simple SOFR, or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “Daily Simple SOFR”, “SOFR”, “Term SOFR”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Parties” means a collective reference to Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP; and “Consolidated Party” means any one of them. Sponsored REITs shall be deemed not included as Consolidated Parties under this Agreement and the Loan Documents; provided that the financial statements required to be delivered pursuant to Sections 6.01(a) and (b) may, to the extent required by GAAP, be prepared on a consolidated basis that includes any Sponsored REITs.

“Contractual Obligation” means, as to any Person, any material provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 10.21(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Parties” has the meaning specified in the Pledge Agreement; and “Credit Party” means any one of the Credit Parties.

“Daily Simple SOFR” means for any day a fluctuating rate per annum equal to (a) the SOFR published on the fifth (5th) U.S. Government Securities Business Day preceding such day by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided, however, that if such day is not a U.S. Government Securities Business Day, then Daily Simple SOFR means such rate so published on the fifth (5th) U.S. Government Securities Business Day preceding the first (1st) U.S. Government Securities Business Day immediately prior thereto; plus (b) the Daily SOFR Adjustment. Notwithstanding anything to the contrary contained herein, to the extent that, at any time, Daily Simple SOFR shall be less than ~~zero~~five percent (~~0.00~~5.00%), Daily Simple SOFR shall be deemed to be ~~zero~~five percent (~~0.00~~5.00%) for purposes of this Agreement.

“Daily SOFR Adjustment” means 0.11448% ~~(11.448 basis points)~~.

“Daily SOFR Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to Daily Simple SOFR.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for Letters of Credit plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies Administrative Agent or Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding set forth in Section 4.02 (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations (unless such writing states that such position is based on such Lender’s determination that a condition precedent to funding in Section 4.02 (which condition precedent, together with any applicable default, shall be specifically identified in such writing) cannot be satisfied), (c) has failed, within three Business Days after request by Administrative Agent, to confirm in a manner satisfactory to Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it including the Federal Deposit Insurance

Corporation or any other state or federal regulatory authority acting in such capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to Borrower, each L/C Issuer and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease (including any ground lease) or other disposition (including any sale and leaseback transaction but excluding any real estate space lease made in a property by a Person in the normal course of such Person’s business operations) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, any assignment or other disposition for collateral or security purposes shall not constitute a Disposition under this Agreement and the other Loan Documents.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means for the Consolidated Parties, for the most recently ended fiscal quarter of Borrower, without duplication, the sum of (a) net income of the Consolidated Parties, in each case, excluding any non-recurring or extraordinary gains and losses and Hedge Ineffectiveness for such period (but including syndication fees), plus (b) an amount which, in the determination of net income for such period pursuant to clause (a) above, has been deducted for or in connection with (i) Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Interest Expense per GAAP), (ii) income taxes, and (iii) depreciation and amortization, all determined in accordance with GAAP for the prior quarter plus (c) the Consolidated Parties’ Equity Percentage of the above attributable to Unconsolidated Affiliates.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Unencumbered Property Pool” means, collectively, Properties of Borrower and its Wholly-Owned Subsidiaries ~~and any 1031 Intermediary~~ (other than unimproved land) each of which Properties meets the following criteria:

(a)The Property is 100% fee owned (or ground leased) by Borrower or any Wholly-Owned Subsidiary ~~or any 1031 Intermediary~~ (ground leases to be Financeable Ground Leases approved by Administrative Agent in its reasonable discretion, provided, however, that ground leases of real property ancillary to the primary use of a Property (such as a ground lease of parking facilities ancillary to a Property owned in fee by a Borrower) shall not require approval by Administrative Agent);

(b)The Property is primarily an industrial, office, flex, or apartment property;

(c)The Property is located in the continental United States;

(d)The Property or ownership thereof is not subject to any Liens ~~or Negative Pledges~~, except for liens (and under documents related thereto) specified in subsections (i)-(v), inclusive, of the definition of Permitted Liens, and the Property and the owner of the Property are not subject to any Negative Pledges and does not have any Recourse Indebtedness (~~unless such~~other than pursuant to the BMO Loan Documents and the Senior Unsecured Notes so long as the owner of such Property is Borrower or a Subsidiary Guarantor);

(e)The owner of the Property has the right to sell, transfer or dispose of such Property, provided that if any such Property is subject to a Financeable Ground Lease approved by Administrative Agent the owner shall be deemed to have the right to sell, transfer or dispose of such Property if the lessor is required to approve of or consent to any sale, transfer or disposition based on reasonable objective criteria as to the creditworthiness or line of business of the transferee or delivery of customary assignment and assumption agreements from the transferor and transferee; and

(f)The Property is free of all structural defects or major architectural deficiencies, title defects, Environmental Liability or other adverse matters that would materially impair the value of the Property.

“Environmental Complaint” means any complaint, order, demand, citation or notice threatened or issued in writing to any Consolidated Party by any Governmental Authority with regard to Releases or noise emissions in violation of Environmental Laws or any other alleged violation of Environmental Laws affecting any Consolidated Party or any of their respective Properties.

“Environmental Laws” means any and all federal, state and local statutes, laws, regulations, ordinances, governmental restrictions, rules and judgments, orders or decrees of any Governmental

Authority with jurisdiction over the Property of a Consolidated Party relating to pollution and the protection of the environment from contamination by, or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Consolidated Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials on or from the Property of a Consolidated Party, or (c) the release or threatened release of any Hazardous Materials into the environment from a Property of a Consolidated Party.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means the issuance or sale by any Person of any of its Equity Interests or any capital contribution to such Person by any holder of its Equity Interests.

“Equity Percentage” means, with respect to any Person, the aggregate ownership percentage of such Person in each Unconsolidated Affiliate, which shall be calculated as follows: (a) for calculation of Indebtedness or liabilities, such Person’s nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, or, if greater, the amount or percentage of such items allocated to such Person, or for which such Person is directly or indirectly responsible, pursuant to the terms of the applicable joint venture agreement (or similar governing agreement) or applicable Law and (b) for all other purposes, the greater of (i) such Person’s nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (ii) such Person’s economic ownership interest in the Unconsolidated Affiliate, reflecting such Person’s share of income and expenses of the Unconsolidated Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means, as of any date of determination, (a) any Subsidiary that is not a Wholly-Owned Subsidiary of Borrower, (b) any Subsidiary that is an Immaterial Subsidiary, and (c) ~~any Subsidiary (i) that holds title to assets which are collateral for any Secured Indebtedness of such Subsidiary or which is a Subsidiary that is a single asset entity and has incurred or assumed Nonrecourse Indebtedness; and (ii) which is prohibited from guarantying or otherwise being liable for the Indebtedness of any other person pursuant to (x) any document, instrument or agreement evidencing such Secured Indebtedness or Nonrecourse Indebtedness or (y) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness or Nonrecourse Indebtedness~~each of FSP Investments LLC, FSP Protective TRS Corp., and FSP REIT Protective Trust.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes imposed on it (in addition to or in lieu of net income Taxes) and branch profits Taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or by any jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document, (b) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 3.01(e), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 10.13), any withholding Tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 3.01(a)(ii) or (c) and (d) any Taxes imposed under FATCA.

~~“Extended Revolving Credit Commitment” means any Commitments the maturity of which shall have been extended pursuant to Section 2.16.~~

~~“Extended Revolving Loans” means any Loans made pursuant to the Extended Revolving Credit Commitments.~~

~~“Extending Lender” has the meaning specified in Section 2.16(e).~~

~~“Extension” has the meaning specified in Section 2.16(a).~~

~~“Extension Amendment” means an amendment to this Agreement (which may, at the option of Administrative Agent and Borrower, be in the form of an amendment and restatement of this Agreement) among Borrower, the applicable Extending Lenders, Administrative Agent and, to the extent required by Section 2.16, the L/C Issuers implementing an Extension in accordance with Section 2.16.~~

~~“Extension Offer” has the meaning specified in Section 2.16(a).~~

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means those certain letter agreements by and among Borrower, Administrative Agent and/or one or more Arrangers; and “Fee Letter” means any one of the Fee Letters.

“Financeable Ground Lease” means, a ground lease that provides protections for a potential leasehold mortgagee (“Mortgagee”) which include, among other things (a) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than twenty-five (25) years from the Closing Date, (b) that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a reasonable opportunity to cure or complete foreclosure, and has failed to do so, (c) provision for a new lease on the same terms to the Mortgagee as tenant if the ground lease is terminated for any reason or other protective provisions reasonably acceptable to Administrative Agent, (d) non-merger of the fee and leasehold estates, (e) transferability of the tenant’s interest under the ground lease without any requirement for consent of the ground lessor unless based on reasonable objective criteria as to the creditworthiness or line of business of the transferee or delivery of customary assignment and assumption agreements from the transferor and transferee, and (f) that insurance proceeds and condemnation awards from the leasehold interest will be applied pursuant to the terms of the applicable leasehold mortgage.

“First Amendment Effective Date” means February 10, 2023.

“Fixed Charges” means, for the Consolidated Parties, for the most recently ended fiscal quarter of Borrower, without duplication, the sum of (a) Interest Expense, plus (b) scheduled principal payments on Indebtedness, exclusive of (i) any voluntary or mandatory prepayments made by a Consolidated Party and (ii) balloon, bullet or similar principal payments which repay Indebtedness in full, plus (c) Preferred Dividends paid during such period, if any, plus the Consolidated Parties’ Equity Percentage of the above clauses (a) and (b) for Unconsolidated Affiliates.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes (including such a Lender when acting in the capacity of an L/C Issuer) or any other Lender that is not a “United States Person” within the meaning of Section

7701(a)(30) of the Code. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time when there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been paid in full in cash, and (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been paid in cash.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other similar substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Ineffectiveness” means any amount recorded as hedge ineffectiveness in accordance with ASC 815 under GAAP related to any loan and any Swap Contract.

“Immaterial Subsidiary” means as of any date of determination, any Subsidiary holding assets (excluding earnest money deposits for the purchase of real estate) which contribute less than $100,000 to Total Asset Value. Any Subsidiary formed for the purpose of purchasing real estate shall be deemed to be an Immaterial Subsidiary prior to purchase of such real estate and regardless of the amount of any earnest money deposit funded in connection therewith.

“Indebtedness” means, without duplication, all obligations of the following types:

(a)all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (including the Loan Documents, the BMO Loan Documents and the Senior Unsecured Notes);

(b)all direct or contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c)any net obligation under any Swap Contract, the amount of which on any date shall be deemed to be the Swap Termination Value thereof as of such date;

(d)all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)any capital lease or Synthetic Lease Obligation, the amount of which as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date;

(f)all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, provided, the foregoing shall be excluded from Indebtedness if the obligation is neither scheduled nor permitted to become due and payable on or prior to the date on which the Obligations are scheduled to be due and payable in full; and

(g)without duplication, all Guarantees in respect of any of the foregoing.

For all purposes hereof, the Indebtedness shall include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation, limited partnership or limited liability company) in which a Person is a general partner or a joint venturer, unless such Indebtedness is Nonrecourse Indebtedness. Indebtedness shall not include the Indebtedness of Sponsored REITs or the value of Hedge Ineffectiveness.

“Indemnified Taxes” means Taxes other than (i) Excluded Taxes and (ii) to the extent not otherwise described in clause (i), Other Taxes imposed under non-US Law rather than US Law.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Sharing Percentage” means (a) with respect to the Obligations, 22.22222%, (b) with respect to the Indebtedness under the BMO Loan Documents, 28.39506% and (c) with respect to the Indebtedness under the Senior Unsecured Notes, 49.38272%.

“Intangible Assets” means goodwill, the purchase price of acquired assets in excess of fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Second Amendment Effective Date, by and among Borrower, certain grantors and guarantors party thereto, Administrative Agent, Bank of Montreal, as collateral agent for the BMO Loan Documents, and Acquiom Agency Services LLC, as collateral agent for the Senior Unsecured Notes.

“Interest Expense” means for the Consolidated Parties, without duplication, total interest expense incurred (in accordance with GAAP), including capitalized interest plus the Consolidated Parties’ Equity Percentage of the same for Unconsolidated Affiliates.

“Interest Payment Date” means, (a) as to any Daily SOFR Rate Loan or Base Rate Loan, the last Business Day of each calendar month and the Maturity Date; and (b) as to any Term SOFR Rate Loan, the last day of each Interest Period applicable to such Term SOFR Rate Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, as to any Term SOFR Rate Loan, the period commencing on the date such Term SOFR Rate Loan is disbursed or converted to or continued as a Term SOFR Rate Loan and ending on the date one, three, or six months thereafter, as selected by Borrower in its Loan Notice (in the case of each requested Interest Period, subject to availability); provided that:

(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)any Interest Period pertaining to a Term SOFR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)no Interest Period shall extend beyond the Maturity Date.

“Internal Control Event” means fraud that involves the officers of Borrower listed in clause (a) of the definition of “Responsible Officer” who have control over financial reporting, as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and Borrower or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Venture” shall mean any Person in which a Consolidated Party owns an Equity Interest, but that is not a Wholly-Owned Subsidiary of such Consolidated Party. Sponsored REITs shall not be Joint Ventures.

“Joint Venture Projects” shall mean all Projects with respect to which a Consolidated Party holds, directly or indirectly, an interest that is less than 100%. Projects owned by Sponsored REITs shall not be Joint Venture Projects.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Commitment” means, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder. The initial amount of each L/C Issuer’s L/C Commitment is set forth on Schedule 2.01, or if an L/C Issuer has entered into an Assignment and Assumption or has otherwise assumed a L/C Commitment after the Closing Date, the amount set forth for such L/C Issuer as its L/C Commitment in the Register maintained by Administrative Agent. The L/C Commitment of an L/C Issuer may be modified from time to time by agreement between such L/C Issuer and Borrower, and notified to Administrative Agent. If Borrower permanently reduces the Aggregate Commitments pursuant to Section 2.05(a) and upon the mandatory reduction of the Aggregate Commitments pursuant to Section 2.05(b), the aggregate L/C Commitments and the L/C Commitment of each L/C Issuer shall be reduced by the same proportion on a pro rata basis.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuers” means each of Bank of America, JPMorgan Chase Bank, N.A., Bank of Montreal and each other Lender (if any) as Borrower may from time to time select as an L/C Issuer hereunder pursuant to Section 2.03 and any successor issuer of Letters of Credit hereunder (it being understood that any additional or successor L/C Issuer shall have agreed to become an L/C Issuer hereunder), each in their capacity as issuer of Letters of Credit hereunder; and “L/C Issuer” means any one of the L/C Issuers. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each lender from time to time party hereto as a result of (i) such party’s execution of this Agreement as a “Lender” as of the Closing Date or (ii) such party being made a “Lender” hereunder by virtue of an executed Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(j).

“Letter of Credit Sublimit” means an amount up to 10% of the Aggregate Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

~~“Leverage Increase Period” has the meaning specified in Section 7.10(b).~~

“Leverage Ratio” means, at any time, Total Indebtedness divided by the Total Asset Value, expressed as a percentage.

“Lien” means any mortgage, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or other excepting any liens for taxes not yet due and payable), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any other encumbrance on title to or ownership of real property securing the payment of money, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means a loan(s) made by a Lender to Borrower pursuant to Section 2.01.

“Loan Documents” means this Agreement, each Note, each Issuer Document, any agreement, if any, creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, any Subsidiary Guaranty issued pursuant to Section 6.12, the Intercreditor Agreement, each Collateral Document, and any other documents, instruments or agreements executed and delivered by Borrower pursuant to the foregoing, including, without limitation, the Fee Letters. For the avoidance of doubt, a Swap Contract is not a Loan Document.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Rate Loans, which, shall be substantially in the form of Exhibit A, or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent) (provided that any such form does not contain a reaffirmation of representations upon a conversion from one Type of Loan to another or upon the continuation of a Loan), appropriately completed and signed by a Responsible Officer of Borrower.

“Loan Parties” means, collectively, Borrower and each Subsidiary Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties or financial condition of the Consolidated Parties (including without limitation, Borrower), taken as a whole; (b) a material impairment of the rights and remedies of Administrative Agent or any Lender under any Loan Documents or of the ability of Borrower and the Subsidiary Guarantors, taken as a whole, to perform their obligations under the Loan Documents to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any Subsidiary Guarantor of any Loan Document to which it is a party.

“Material Credit Facility” means, as to Borrower and its Subsidiaries,

(a)the BMO Loan Documents~~, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof~~;

(b)the Senior Unsecured Notes~~, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof~~; and

(c)any other agreement(s) creating or evidencing indebtedness for borrowed money (other than Nonrecourse Indebtedness) entered into on or after the First Amendment Effective Date by Borrower or any Subsidiary, or in respect of which Borrower or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $150,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Maturity Date” means ~~October~~April 1, ~~2024~~2026.

“Monthly Reporting Package” means a financial reporting package in a format reasonably acceptable to Administrative Agent that includes a cash balance for the Consolidated Parties for the period then ended and the following information with respect to Properties in the Eligible Unencumbered Property Pool:

(a)a list of each Property’s current and projected 12-month occupancy with notes and/or a commentary section that includes updates on leasing information particularly covering major tenants (leases with over $500,000 in annualized rent) with leases expiring in next 24 months, any material new leases or amounts in arrears;

(b)commentary noting any material deviations to original budgeted costs including tenant improvements, leasing commissions and building costs; and

(c)updated sales progress for each Property that is listed for sale in the market using broker and internal information including the broker, number of interested parties, number of viewings, price ranges, address, estimated sale price, probable timeline, comments regarding status of the sale, and contract details for those under contract (including the sale price, anticipated closing date, and hard money deposit amount).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” shall mean (a) any mortgage, deed of trust, deed to secure debt or similar security instrument (regardless of priority) made or to be made by any entity or person owning an interest in real estate granting a lien on such interest in real estate as security for the payment of Indebtedness and (b) any mezzanine indebtedness relating to such real estate interest and secured by the Equity Interests of the direct or indirect owner of such real estate interest.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA and subject to Title IV of ERISA.

“Negative Pledge” shall mean with respect to a given asset, any provision of a document, instrument or agreement which prohibits the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that the following shall not constitute a Negative Pledge: (i) an agreement that prohibits, restricts or conditions a Person’s ability to create or assume a Lien on its or its Subsidiary’s assets, provided that such agreement permits the creation or assumption of Liens upon the satisfaction or maintenance of one or more specified ratios, (ii) an agreement that uses such asset as a borrowing base measurement, (iii) any Negative Pledge required by law; (iv) customary provisions in leases, licenses and other contracts restricting the pledge or assignment thereof; (v) Negative Pledges contained in any agreement relating to the sale of any Subsidiary or any assets pending such sale; provided, that in any such case, the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale; and (vi) Negative Pledges contained in any Financeable Ground Leases approved by Administrative Agent.

“Net Cash Proceeds” means:

(a) with respect to any Equity Issuance by any Consolidated Party (other than to another Consolidated Party), the sum of cash and cash equivalents received by a Consolidated Party in connection with any such transaction after deducting therefrom the aggregate, without duplication, of the following amounts to the extent properly attributable to such transaction: (i) brokerage commissions; (ii) attorneys’ fees; (iii) finder’s fees; (iv) financial advisory fees; (v)

accounting fees; (vi) underwriting fees; (vii) investment banking fees; and (viii) other commissions, costs, fees, expenses and disbursements related to such Equity Issuance, in each case to the extent paid or payable by a Consolidated Party; and

(b) with respect to any Disposition of any property or other asset by any Consolidated Party, an amount equal to (i) (A) the net amount due to seller on the closing date of such Disposition as set forth on the closing settlement statement (a copy of which shall be provided to Administrative Agent within two (2) Business Days of such closing), and (B) after the date of the closing of such Disposition, any deferred payment pursuant to, or by monetization of, a note receivable or otherwise, in each case of (A) and (B), only as and when so received minus (ii) without duplication, the sum of (A) the reasonable and customary out-of-pocket expenses incurred by a Consolidated Party in connection with such transaction, and (B) income taxes reasonably estimated to be actually payable within two (2) years of the date of the relevant transaction as a result of any gain recognized in connection therewith;

provided that (x) if the amount of any estimated taxes pursuant to subclause (b)(ii)(B) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds and shall be promptly remitted as provided herein, and (y) in no event shall Net Cash Proceeds be less than zero.

“Net Operating Income” or “NOI” means, for any Property owned by any Consolidated Party and for the most recently ended fiscal quarter of Borrower for which financial information has been, or simultaneously with such determination will be, delivered to Administrative Agent, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received or earned in the ordinary course from such Property (including, without limitation, (i) revenues from the straight-lining of rents; and (ii) proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid, excluding interest and Hedge Ineffectiveness, and inclusive of an appropriate accrual for expenses related to the ownership, operation or maintenance of such Property during the respective period, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, as applicable, but specifically excluding general overhead expenses of Borrower or any Subsidiary and any property management fees) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) without duplication an imputed management fee in the amount of 3% of the gross revenues for such Property for such period.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).

“Nonrecourse Indebtedness” means Secured Indebtedness that is only recourse to all assets of a Person as a result of customary exceptions to non-recourse liability such as fraud, misapplication of funds, environmental indemnities, and other similar exceptions, and is otherwise contractually limited to specific assets of a Person encumbered by a lien securing such indebtedness.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans and made by such Lender, substantially in the form of Exhibit C.

“Notice of Prepayment” means a notice of prepayment with respect to a Loan in the form attached hereto as Exhibit I or in a form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under any Loan Document with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees under the Loan Documents that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies imposed under U.S. Law arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except for any Excluded Taxes.

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Pari Passu Obligations” has the meaning specified in the Intercreditor Agreement.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of PUB. L. 107-56 (signed into law October 26, 2001)), as amended from time to time and any successor statute.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” means (i) liens securing the Pari Passu Obligations on an equal and ratable basis pursuant to the Intercreditor Agreement, (ii) liens for taxes, assessments or governmental charges unpaid and diligently contested in good faith by Borrower or a Subsidiary unless payment is required prior to the contesting of any such taxes and provided no enforcement proceedings have been commenced with respect to any lien filed in connection with such dispute and adequate reserves have been established (or are adequately bonded) for such taxes, assessments or governmental charges; (~~ii~~iii) liens for taxes, assessments or governmental charges not yet due and payable; (~~iii~~iv) (A) liens for labor, materials or supplies and any other liens (exclusive of those securing Indebtedness) which do not materially interfere with the use of the Properties comprising the Eligible Unencumbered Property Pool or the operation of the business of Borrower or a Subsidiary and are either bonded or do not exceed in the aggregate at any one time $5,000,000.00; and (B) zoning restrictions, easements, rights of way, covenants, reservations and other rights, restrictions or encumbrances on use, which do not materially interfere with the use of the Properties comprising the Eligible Unencumbered Property Pool or the operation of the business of Borrower~~; (iv) liens in favor of Borrower or a Wholly-Owned Subsidiary in connection with a 1031 Property~~; (v) liens deemed to occur by virtue of investments described in clause (d) of the definition of Cash Equivalents; (vi) liens on Cash Collateral and cash and Cash Equivalents pledged to or for the benefit of any agent, letter of credit issuer, swingline lender or lender under any loan agreement to secure any exposure resulting from one or more lenders becoming a defaulting lender; (vii) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance or similar applicable Laws; (viii) Liens and rights of pledge and setoff of banks, financial institutions and securities intermediaries in respect of deposits and accounts maintained in the ordinary course of business and not securing Indebtedness; (ix) Liens solely on any cash earnest money deposits made by Borrower or a Subsidiary in connection with any letter of intent or purchase agreement; and (x) liens on property existing at the time of acquisition and refinancing of such liens, ~~liens securing Secured Indebtedness, liens on the Equity Interests of Excluded Subsidiaries,~~ and liens securing judgments not constituting an Event of Default under Section 8.01(h), all in amounts complying with the applicable financial covenants set forth in Section 7.10.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Borrower or any ERISA Affiliate or any such Plan to which Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees and not excluded under Section 4 of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means a Pledge Agreement, substantially in the form of Exhibit J or any other form approved by Administrative Agent, executed by a Loan Party, to or for the benefit of Administrative Agent, for the benefit of the Credit Parties, covering the Collateral.

“Preferred Dividends” shall mean, with respect to any Person, dividends or other distributions which are payable to holders of any Equity Interests in such Person which entitle the holders of such Equity Interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of Equity Interests in such Person.

“Projects” shall mean any and all parcels of real property owned by any Consolidated Party or with respect to which the Consolidated Party owns an interest (whether directly or indirectly) on which are located improvements with a gross leasable area in excess of 50,000 square feet or with respect to which construction and development of such improvements are under development.

“Projects Under Development” means any Project under development or redevelopment by any Consolidated Party (a) classified as construction in progress on Borrower’s quarterly financial statements; or (b) as to which a certificate of occupancy has not been issued.

“Properties” means, as of any date of determination, interests in real property, together with all improvements thereon, owned by Borrower or any Consolidated Party, as applicable; and “Property” means any one of them.

“Public Lender” has the meaning specified in Section 6.02.

“Recourse Indebtedness” means any Indebtedness other than Nonrecourse Indebtedness.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of Borrower as prescribed by the Securities Laws.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“REIT Qualifying Distributions” means Restricted Payments by Borrower based on Borrower’s good faith estimate of its projected or estimated taxable income or otherwise as necessary to retain Borrower’s status as a REIT, to meet the distribution requirements of Section 857 of the Internal Revenue Code or to eliminate any income or excise Taxes to which Borrower would otherwise be subject. Borrower’s good faith estimate of REIT Qualifying Distributions will be reported in each Compliance Certificate and shall contain calculations of such REIT Qualifying Distributions, with detail reasonably satisfactory to Administrative Agent.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any Property of a Consolidated Party, including the movement of any Hazardous Materials through or in the air, soil, surface water, groundwater, of any Property of a Consolidated Party.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application,.

“Required Lenders” means, as of any date of determination, no less than two Lenders having at least 51% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, no less than two Lenders holding in the aggregate at least 51% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided, that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements” means any law, ordinance, code, order, rule or regulation of any Governmental Authority relating in any way to the acquisition, ownership, construction, use, occupancy and operation of the Properties comprising the Eligible Unencumbered Property Pool.

“Rescindable Amount” has the meaning as defined in Section 2.11(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as applicable, (a) the chief executive officer, president, chief operating officer, chief investment officer, chief financial officer, treasurer, assistant treasurer, general counsel or controller of Borrower or the president of FSP Property Management LLC, and (b) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or assistant secretary of Borrower, and (c) solely for purposes of notices given pursuant to Article II, any other officer of Borrower so designated by any of the foregoing officers in a notice to Administrative Agent and (d) solely for purposes of the delivery of any covenant compliance and/or absence of default certifications pursuant to Sections 4.01, 4.02, and 6.02(a), the chief executive officer, president, chief financial officer, assistant treasurer or treasurer of Borrower. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of the Equity Interests of any Consolidated Party, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of the Equity Interests of any Consolidated Party, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Equity Interests of any Consolidated Party, now or hereafter outstanding.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in L/C Obligations at such time.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes Oxley” means the Sarbanes Oxley Act of 2002.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment Effective Date” means February 21, 2024.

“Secured Indebtedness” means all Indebtedness of a Person that is secured by a mortgage, deed of trust, lien, pledge, encumbrance or other security interest; provided that Secured Indebtedness shall exclude any Indebtedness in respect of the Obligations and the other Pari Passu Obligations.

“Securities Holdings” shall mean common stock, preferred stock, other capital stock, beneficial interests in trusts, membership interests in limited liability companies and other Equity Interests in entities (other than consolidated Subsidiaries, unconsolidated Subsidiaries and Sponsored REITs, and other than property that is included as “Cash Equivalents,” “Cash” or “Marketable Securities” on Borrower’s balance sheet). The value of Securities Holdings shall be calculated on the basis of the lower of cost or market value as shown on Borrower’s balance sheet.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Unsecured Notes” means those certain senior unsecured notes due December 20, 2024, and those certain senior unsecured notes due December 20, 2027, pursuant to that certain Note Purchase Agreement dated as of October 24, 2017, as amended ~~from time to time~~as of the Second Amendment Effective Date, by and among, inter alia, Borrower and the purchasers party thereto, and the documents, instruments and agreements executed in connection therewith~~.~~

~~“Significant Acquisition” means an acquisition (in one transaction or a series of related transactions) of (i) one or more entities (excluding Sponsored REITs) for a purchase price in excess of 10% of Total Asset Value as of the last day for which financial statements were delivered under Section 6.01(a) or 6.01(b), or (ii) one or more properties for an amount in excess of 10% of Total Asset Value as of the last day for which financial statements were delivered~~, and all renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof (in each case to the extent permitted under Section ~~6.01~~7.17(a) ~~or 6.01(b~~).

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“Sponsored REIT” shall have the same meaning as such term is used in Borrower’s filings with the SEC. For the avoidance of doubt, a “Sponsored REIT” shall include a Wholly-Owned Subsidiary of Borrower during the period prior to its syndication.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower. Sponsored REITs shall not be considered Subsidiaries.

“Subsidiary Guarantor” means any Subsidiary that is a guarantor of the Obligations pursuant to Section 6.12.

“Subsidiary Guaranty” means a Guarantee of the Obligations entered into by a Subsidiary Guarantor pursuant to Section 6.12.

“Suburban Property” means (a) any Property listed on Schedule 5.21 and identified as a Suburban Property, or (b) any other improved Property that does not meet the definition of a CBD or Urban Infill Property.

“Successor Rate” has the meaning specified in Section 3.03.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement used to document transactions of the type set forth in clause (a) hereof (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender) or any independent valuation source reasonably acceptable to Administrative Agent (Administrative Agent agrees that Chatham Financial is a reasonably acceptable independent valuation source).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taking” means any condemnation for public use of, or damage by reason of, the action of any Governmental Authority, or any transfer by private sale in lieu thereof, either temporarily or permanently.

“Tangible Net Worth” means, for the Consolidated Parties, as of the most recently ended fiscal quarter of Borrower, the excess of Total Assets over Total Liabilities, and less the sum of:

(a)the total book value of all assets of the Consolidated Parties properly classified as Intangible Assets; plus

(b)all amounts representing any write-up in the book value of any assets of the Consolidated Parties resulting from a revaluation thereof subsequent to the balance sheet date; plus

(c)to the extent otherwise includable in the computation of Tangible Net Worth, any subscriptions receivable.

Total Assets and Total Liabilities shall also exclude an asset or liability created by the Swap Termination Value and Hedge Ineffectiveness.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a)for any Interest Period with respect to a Term SOFR Rate Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. Eastern Time on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the Term SOFR Adjustment for such Interest Period; and

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the Term SOFR Adjustment for such Interest Period;

provided that if ~~the~~ Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than ~~zero~~five percent (~~0.0~~5.00%), Term SOFR shall be deemed ~~zero~~to be five percent (~~0.0~~5.00%) for purposes of this Agreement.

“Term SOFR Adjustment” means (a) 0.11448% ~~(11.448 basis points)~~ for an Interest Period of one month’s duration, (b) 0.26161% ~~(26.161 basis points)~~ for an Interest Period of three months’ duration, and (c) 0.42826% ~~(42.826 basis points)~~ for an Interest Period of six months’ duration.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time.

“Term SOFR Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03.

“Threshold Amount” means without duplication (a) with respect to Nonrecourse Indebtedness, such Indebtedness having an aggregate outstanding principal amount of at least $40,000,000 individually or when aggregated with all such Indebtedness and (b) with respect to any other Indebtedness of such Person, such Indebtedness having an aggregate outstanding principal amount of at least $20,000,000 individually or when aggregated with all such Indebtedness. For clarification purposes, no Indebtedness and no Guarantee shall be attributed to any Person hereunder (for purposes of determination of the Threshold Amount of Indebtedness of a Person, including whether or not such Indebtedness is Nonrecourse Indebtedness unless such Person is the borrower, guarantor or primary obligor thereof and, if a guarantor, such Indebtedness or Guarantee, as applicable, shall be deemed to be in the amount of such guaranty (and shall exclude any and all guaranties that are not in liquidated amounts).

“Total Assets” means all assets of the Consolidated Parties determined in accordance with GAAP.

“Total Asset Value” means, without duplication, for the most recently ended fiscal quarter of Borrower, with respect to the Consolidated Parties on a consolidated basis, the sum of (a) the quotient of annualized NOI for such fiscal quarter minus the aggregate amount of NOI attributable to each Property sold or otherwise disposed of during such fiscal quarter minus the aggregate amount of NOI attributable to each Property acquired during the last four fiscal quarters, divided by the Capitalization Rate plus (b) the acquisition cost of each Property acquired during such prior four fiscal quarters, plus (c) unrestricted cash and Cash Equivalents, plus (d) the book value of unimproved land holdings, plus (e) the book value of construction in progress, plus (f) the carrying value of performing Mortgage loans to Sponsored REITs, plus (g) the carrying value of preferred stock investments in Sponsored REITs as shown on Borrower’s financial statements.

Notwithstanding the foregoing, for purposes of determining Total Asset Value, to the extent the aggregate of Investments in Projects under Development, undeveloped land holdings, Joint Venture Projects and Joint Ventures, Securities Holdings and Mortgages to non-affiliates (excluding Mortgages to Sponsored REITs) would exceed 10% of Total Asset Value, such aggregate excess shall be excluded.

“Total Indebtedness” means all Indebtedness of the Consolidated Parties determined on a consolidated basis plus the Consolidated Parties’ Equity Percentage of Indebtedness of Unconsolidated Affiliates.

“Total Liabilities” means all liabilities of the Consolidated Parties determined in accordance with GAAP.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Secured Indebtedness” means, all Indebtedness of the Consolidated Parties that is secured by a mortgage, deed of trust, lien, pledge, encumbrance or other security interest, and the Consolidated Parties’ Equity Percentage of the above of Unconsolidated Affiliates; provided that Total Secured Indebtedness shall exclude any Indebtedness in respect of the Obligations and the other Pari Passu Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, Term SOFR Rate Loan or a Daily SOFR Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Bribery Act 2010” means an Act of the Parliament of the United Kingdom that covers the criminal law relating to bribery.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“Unconsolidated Affiliate(s)” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity that is an Affiliate of such Person, the accounts of which would not be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with full consolidation method GAAP as of such date. Unless otherwise specified, all references herein to “Unconsolidated Affiliate” or to “Unconsolidated Affiliates” shall refer to an Unconsolidated Affiliate or Unconsolidated Affiliates of the Consolidated Parties. Unconsolidated Affiliates shall not include any Sponsored REIT.

“Unencumbered Asset Value” means, without duplication, for the most recently ended fiscal quarter of Borrower, with respect to the Eligible Unencumbered Property Pool, the sum of (a) the quotient of annualized Unencumbered NOI for such fiscal quarter minus the aggregate amount of NOI attributable to each Property sold or removed from the Eligible Unencumbered Property Pool during such fiscal quarter minus the aggregate amount of NOI attributable to each Property acquired or added to the Eligible Unencumbered Property Pool during the last four fiscal quarters, divided by the Capitalization Rate, plus (b) the acquisition cost of each Property acquired or added to the Eligible Unencumbered Property Pool during such prior four fiscal quarters. For the purposes of calculating the Unencumbered Asset Value, the value of any one Property in the Eligible Unencumbered Property Pool may not exceed 20% of the aggregate value of the Eligible Unencumbered Property Pool.

“Unencumbered NOI” means, for any period, the Net Operating Income from the entire Eligible Unencumbered Property Pool.

“United States” and “U.S.” mean the United States of America.

“United States Foreign Corrupt Practices Act of 1977” means the act codified at 15 U.S.C. Section 78dd-1 et seq.

“Unreimbursed Amount” has the meaning specified in Section 2.03(f).

“Unsecured Indebtedness” means all Indebtedness which is not secured by a Lien on any property; provided that “Unsecured Indebtedness” shall include the Obligations and the other Pari Passu Obligations notwithstanding the fact that such Indebtedness is secured by the Collateral.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Except as otherwise specifically noted, each reference to “Wholly-Owned Subsidiary” contained herein shall be to Subsidiaries of the Consolidated Parties meeting the qualifications noted above. Sponsored REITs shall not be considered Wholly-Owned Subsidiaries.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

~~“1031 Intermediary” means a Person in such person’s capacity as an intermediary or accommodation holder in connection with an exchange of property by Borrower or a Wholly-Owned Subsidiary intended to qualify under Section 1031 of the Code.~~

~~“1031 Property” means a property whose legal title or other indicia of ownership is held by a 1031 Intermediary for the benefit of Borrower or a Wholly-Owned Subsidiary as part of a 1031 tax exchange intended to qualify under Section 1031 of the Code.~~

1.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and

“hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)All references herein to the “knowledge” of Borrower shall be deemed to mean the actual knowledge of the chief executive officer, president, chief financial officer, treasurer, secretary, assistant secretary, chief operating officer or general counsel of Borrower.

1.03Accounting Terms. Generally, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect on the date of this Agreement (subject to subsection (a) below) from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(a)Changes in GAAP. If at any time any change in GAAP (or any requirement with respect to adoption of International Financial Reporting Standards) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (or any requirement with respect to adoption of International Financial Reporting Standards) (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein (or prior to such requirement with respect to adoption of International Financial Reporting Standards) and (ii) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP (or before and after giving effect to such requirement with respect to adoption of International Financial Reporting Standards).

(b)Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Borrower and its Subsidiaries or to the determination of any amount for Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07Interest Rates. Administrative Agent does not warrant, nor accept responsibility, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

II.THE COMMITMENTS AND CREDIT EXTENSIONS.

2.01Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Outstanding Amount of Loans and L/C Obligations shall not exceed the Aggregate Commitments and (ii) the Total Outstandings owed to any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Loans will be either Term SOFR Rate Loans or Daily SOFR Rate Loans, except as further provided herein. Notwithstanding the foregoing, upon the expiration of the Availability Period, (x) Borrower may not request any new Loans hereunder, and (y) amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

2.02Borrowings, Conversions and Continuations of Loans.

(a)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by (i) telephone, or (ii) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to Administrative Agent of a Loan Notice. Each such Loan Notice must be received by Administrative Agent not later than 11:00 a.m. (A) on the date of the request for any Borrowing or continuation of Daily SOFR Rate Loans, (B) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Rate Loans or conversion of Term SOFR Rate Loans to Daily SOFR Rate Loans. Each Borrowing of, conversion to or continuation of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Unless otherwise specified herein, no conversion from Term SOFR Rate Loans may be made other than at the end of the corresponding Interest Period. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of either Term SOFR Rate Loans or Daily SOFR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, continued or converted, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify Term SOFR in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation of Term SOFR Rate Loan, then the applicable Loans shall be made as, or converted to, Daily SOFR Rate Loans. Any such automatic conversion to Daily SOFR Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Loans. If Borrower requests a Term SOFR Rate Loan, or a conversion to or continuation of Term SOFR Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans. Each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c)Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to each Loan other than Daily SOFR Rate Loans upon determination of same.

(d)Without limitation of any other conditions herein, a Borrowing or continuation of or conversion to Term SOFR Rate Loans shall not be permitted if:

(i)An Event of Default or a Default has occurred and is continuing and has not been waived by Required Lenders or all Lenders, as applicable; or

(ii)After giving effect to the requested Borrowing or continuation of or conversion to Term SOFR Rate Loans, the sum of all Term SOFR Rate Loans plus all other Revolving Credit Exposure would exceed the Aggregate Commitments; or

(iii)The requested Borrowing or continuation of or conversion to Term SOFR Rate Loans would cause more than six Interest Periods to be in effect at any one time for Term SOFR Rate Loans, after giving effect to all Term SOFR Rate Loans, all conversions of Loans from one Type to another, and all continuations of Loans as the same Type; or

(iv)The amount of Term SOFR Rate Loans requested in the request for Borrowing or continuation of or conversion to Term SOFR Rate Loans is other than $1,000,000 or a whole multiple of $500,000 in excess thereof; or

(v)The requested interest period does not conform to the definition of Interest Period herein; or

(vi)Any of the circumstances referred to in Section 3.03 shall apply with respect to the requested Borrowing or continuation of or conversion to Term SOFR Rate Loans.

(e)With respect to SOFR or Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03Letters of Credit.

(a)General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, Borrower may request any L/C Issuer, in reliance on the agreements of the Lenders set forth in this Section 2.03, to issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars for its own account or the account of any of its Subsidiaries in such form as is acceptable to Administrative Agent and such L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments. As of the Second Amendment Effective Date, no Letters of Credit are outstanding and upon the expiration of the Availability Period, Borrower may not request any new Letters of Credit hereunder.

(b)Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to an L/C Issuer and to Administrative Agent not later than 11:00 a.m. at least five Business Days (or such other date and time as Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.03), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the applicable L/C Issuer, Borrower also shall submit a letter of credit application and reimbursement agreement on such L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by Borrower to, or entered into by Borrower with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by Borrower and the applicable L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that such L/C Issuer shall not (i) permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from Administrative Agent that the Required Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(c)Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate amount of the outstanding Letters of Credit issued by any L/C Issuer shall not exceed its L/C Commitment, (ii) the aggregate L/C Obligations shall not exceed the L/C Sublimit, (iii) the Revolving Credit Exposure of any Lender shall not exceed its Commitment and (iv) the total Revolving Credit Exposures shall not exceed the Aggregate Commitments.

(i)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)except as otherwise agreed by Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D)any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(E)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(ii)No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d)Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve (12) months after the then current expiration date of such Letter of Credit) and (ii) the date that is the date that is one year after the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day), provided that each such Letter of Credit is Cash Collateralized pursuant to Section 2.03(o) at least thirty (30) days prior to the Maturity Date then in effect.

(e)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable L/C Issuer or the Lenders, such L/C Issuer hereby grants to each Lender, and each Lender hereby acquires from such L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to Administrative Agent, for account of the applicable L/C Issuer, such Lender’s Applicable Percentage of each L/C Disbursement made by an L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by Administrative Agent to the Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by Borrower or at any time after any reimbursement payment is required to be refunded to Borrower for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and Administrative Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to Section 2.03(f), Administrative Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that the Lenders have made payments pursuant to this clause (e) to reimburse such L/C Issuer, then to such Lenders and such L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse an L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such L/C Disbursement.

Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended as a result of an assignment in accordance with Section 10.06 or otherwise pursuant to this Agreement.

If any Lender fails to make available to Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of any L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause shall be conclusive absent manifest error.

(f)Reimbursement. If an L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, Borrower shall reimburse such L/C Issuer in respect of such L/C Disbursement by paying to Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Borrowing of Daily SOFR Rate Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Daily SOFR Rate Loans. If Borrower fails to make such payment when due, Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Daily SOFR Rate Loans to be disbursed on the date of payment by the applicable L/C Issuer under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Daily SOFR Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by any L/C Issuer or Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g)Obligations Absolute. Borrower’s obligation to reimburse L/C Disbursements as provided in clause (f) of this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i)any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice Borrower;

(v)honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi)any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is required by the UCC, the ISP or the UCP, as applicable;

(vii)payment by the applicable L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the applicable L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against each L/C Issuer and its correspondents unless such notice is given as aforesaid.

None of Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided that the foregoing shall not be construed to excuse an L/C Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), an L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i)an L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii)an L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)an L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)this sentence shall establish the standard of care to be exercised by an L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) an L/C Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) an L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such L/C Issuer.

(h)Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and Borrower when a Letter of Credit is issued by it, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to Borrower for, and no L/C Issuer’s rights and remedies against Borrower shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(j)Letter of Credit Fees. Borrower shall pay to Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Letters of Credit times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(k)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit equal to the greater of (A) $1,500 per Letter of Credit on the date of issuance of the applicable Letter of Credit and, if applicable, each renewal date for such Letter of Credit and (B) 0.125% per annum of the issued and undrawn amount of such Letter of Credit, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the date on which such Letter of Credit expires in accordance with the terms hereof and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(l)Disbursement Procedures. The applicable L/C Issuer for any Letter of Credit shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. such L/C Issuer shall promptly after such examination notify Administrative Agent and Borrower in writing of such demand for payment if such L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse such L/C Issuer and the Lenders with respect to any such L/C Disbursement.

(m)Interim Interest. If the applicable L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless Borrower shall reimburse or a loan shall be made to reimburse such L/C Disbursement in full on the date such L/C Disbursement is made or the next date as provided above, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Daily SOFR Rate Loans; provided that if Borrower fails to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section 2.03, then Section 2.07(b) shall apply. Interest accrued pursuant to this clause (m) shall be for account of such L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (f) of this Section 2.03 to reimburse such L/C Issuer shall be for account of such Lender to the extent of such payment.

(n)Replacement of any L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement between Borrower, Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(j). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(o)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of cash collateral pursuant to this clause (o), Borrower shall immediately deposit into an account established and maintained on the books and records of Administrative Agent (the “Collateral Account”) an amount in cash equal to 105% of the total L/C Obligations as of such date, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in clause (f) of Section 8.01. Such deposit shall be held by Administrative Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.03, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such L/C Obligations as of such date; provided that Borrower shall Cash Collateralize each Letter of Credit that has an expiration date beyond the Maturity Date at least thirty (30) days prior to the Maturity Date.

Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by Administrative Agent to reimburse each L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of Borrower under this Agreement in accordance with Section 8.03. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(p)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse, indemnify and compensate the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of Borrower. Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of

Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(q)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04Prepayments.

(a)Voluntary. Borrower may, upon delivery of a Notice of Prepayment to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such Notice of Prepayment must be received by Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Term SOFR Rate Loans, (B) one Business Day prior to any date of prepayment of Daily SOFR Rate Loans and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Rate Loans or Daily SOFR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)Mandatory.

(i)[Intentionally Deleted].

(ii)If any Consolidated Party Disposes of any Property or other assets (other than any Disposition permitted by Section 7.05(a), (b), (c) or (d)) which results in the receipt by such Person of Net Cash Proceeds, Borrower shall, subject to the terms of the Intercreditor Agreement with respect to the delivery of Net Cash Proceeds directly to the Authorized Collateral Agent for payment pursuant to the terms of the Intercreditor Agreement, prepay the Outstanding Amount of Loans in an amount equal to the Applicable Sharing Percentage with respect to the Obligations of such Net Cash Proceeds within two (2) Business Days following receipt thereof by such Consolidated Party.

(iii)Upon the sale or issuance by any Consolidated Party of any of its Equity Interests (other than issuances of Equity Interests, or contributions, to another Consolidated Party), Borrower shall, subject to the terms of the Intercreditor Agreement with respect to the delivery of Net Cash Proceeds directly to the Authorized Collateral Agent for payment pursuant to the terms of the Intercreditor Agreement, prepay the Outstanding Amount of Loans in an amount equal to the Applicable Sharing Percentage with respect to the Obligations of all Net Cash Proceeds received therefrom within two (2) Business Days following receipt thereof by such Consolidated Party.

(c)Generally. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of any Term SOFR Rate Loan or Daily SOFR Rate Loan, any additional amounts required pursuant to Section 3.05, if any. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

~~(b)If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, Borrower shall immediately upon demand prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.~~

2.05Termination or Reduction of Commitments.

(a)Voluntary. Borrower may, upon notice to Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments. Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.

(b)Mandatory. ~~On each date set forth below, the~~The Aggregate Commitments shall be automatically and permanently reduced ~~to~~(i) on the Second Amendment Effective Date to $67,333,333 and (ii) by the principal amount ~~set forth opposite such date below:~~of any prepayments after the Second Amendment Effective Date pursuant to Section 2.04.

~~Date~~	~~Aggregate  Commitments~~
~~October 1, 2023~~	~~$125,000,000~~
~~April 1, 2024~~	~~$100,000,000~~

(c)Application of Commitment Reductions; Payment of Fees. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06Repayment of Loans.

(a)Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

(b)Borrower shall Fully Satisfy all other Obligations (to the extent not specified in subsection 2.06(a) above) on or prior to the earlier of (i) the date on which payment of such Obligations are required to be paid pursuant to the terms hereof or of the other Loan Documents, and (ii) the later of the Maturity Date; provided, however, that L/C Obligations that have been fully Cash Collateralized as of the date that is thirty (30) days prior to the Letter of Credit Issuance Expiration Date in accordance with Section 2.14(a) may remain outstanding for a period of up to twelve (12) months following the Maturity Date (subject to the earlier expiration of such L/C Obligations pursuant to the terms of the applicable Letter of Credit).

2.07Interest.

(a)Subject to the provisions of subsection (b) below, (i) each Daily SOFR Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Daily Simple SOFR plus the Applicable Rate for Daily SOFR Rate Loans; (ii) each Term SOFR Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for Term SOFR Rate Loans; and (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

(b)(i)If any amount of principal of any Loan is not paid within five days after the date when due (other than at the Maturity Date, whether at stated maturity or by acceleration, as to which such five day period shall not apply), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the applicable Default Rate to the fullest extent permitted by applicable Laws.

(ii)If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid within five days after the date when due (other than at the Maturity Date, whether at stated maturity or by acceleration, as to which such five day period shall not apply), then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the applicable Default Rate to the fullest extent permitted by applicable Laws.

(iii)Upon the request of the Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the applicable Default Rate to the fullest extent permitted by applicable Laws.

(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08Fees. In addition to certain fees described in subsections (j) and (k) of Section 2.03:

(a)Unused Commitment Fee. Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate for the Unused Commitment Fee times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The unused commitment fee shall accrue at all times during the Availability Period, including at any time during the Availability Period during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the First Amendment Effective Date, and on the last day of the Availability Period. The unused commitment fee shall be calculated quarterly in arrears. Upon the expiration of the Availability Period, no unused commitment fee shall accrue.

(b)Other Fees.

(i)Without duplication of the requirements hereof, Borrower shall pay to Administrative Agent, and BofA Securities, for their own respective account fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever unless mutually agreed by the parties to the Fee Letters.

(ii)Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing (and approved by BofA Securities and Administrative Agent) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10Evidence of Debt.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)In addition to the accounts and records referred to in subsection (a), each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.11Payments Generally; Administrative Agent’s Clawback.

(a)General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office and if such payments by Borrower are made to Administrative Agent by 1:00 p.m., Administrative Agent will distribute such funds to Lenders specified in this Section 2.11(a) on that same Business Day. All payments received by Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day (and shall be distributed to the Lenders in accordance with this Section 2.11(a) on such next succeeding Business Day) and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(i)Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Loans that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Daily SOFR Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii)Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuers, as the case may be, the amount due.

With respect to any payment that Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) Borrower has not in fact made such payment; (2) Administrative Agent has made a payment in excess of the amount so paid by Borrower (whether or not then owed); or (3) Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error

(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

2.13[Intentionally Deleted].

2.14Cash Collateral.

(a)Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Administrative Agent or any L/C Issuer (with a copy to Administrative Agent), Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount. As of the Second Amendment Effective Date, Borrower has not provided any Cash Collateral pursuant to the provisions hereof. Upon the expiration of the Availability Period, Borrower shall not be required to provide Cash Collateral pursuant to this Section 2.14.

(b)Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to clause (a) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Controlled Accounts at Bank of America. Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14(c) or Sections 2.03, 2.15 or

8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15Defaulting Lenders.

(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive fees payable under Section 2.08(a) for any period during which that Lender is a Defaulting Lender.

(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)With respect to any fee payable under Section 2.08(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)Defaulting Lender Cure. If Borrower, Administrative Agent, each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)New Letters of Credit. So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

~~2.16Extension of Maturity Date.~~

~~(a)Borrower may, by notice to Administrative Agent from time to time request an extension (each, an “Extension”) of the Maturity Date for all or a portion of the Loans and Commitments be extended to the extended maturity date specified in such notice. Such notice shall set forth the date on which such Extension is requested to become effective (which shall be not less than thirty (30) days nor more than sixty (60) days after the date of such Extension notice (or, at the request of Borrower, such longer or shorter periods as Administrative Agent shall agree in its sole discretion)). Each Lender shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender pursuant to procedures established by, or reasonably acceptable to, Administrative Agent and Borrower and such Extension Offer shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders); provided that no Lender shall have any obligation to accept any Extension Offer and any failure by a Lender to respond to an Extension Offer shall be deemed to be a rejection of such Extension Offer. If Lenders holding Commitments that equal or exceed the amount requested to be extended in the relevant Extension Offer shall have accepted such Extension Offer (each such accepting Lender, an “Extending Lender”), then the Maturity Date for the Extending Lenders shall be extended as set forth in such Extension Offer. If the aggregate principal amount of Commitments in respect of which Extending Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments subject to the Extension Offer as set forth in the Extension notice, then the Commitments of Extending Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Extending Lenders have accepted such Extension Offer. In the event of such extension, the Commitment of each Non-Extending Lender (as defined below) shall terminate on the existing Maturity Date in effect for such Non-Extending Lender prior to such extension and the outstanding principal balance of all Loans and other amounts payable hereunder to such Non-Extending Lender shall become due and payable on such existing Maturity Date and, subject to Section 2.16(c) below, the Aggregate Commitments hereunder shall be~~

~~reduced by the Commitments of the Non-Extending Lenders so terminated on such existing Maturity Date.~~

~~(b)The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and after giving effect to such Extension, (ii) the representations and warranties of Borrower set forth in Article V and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension, except (w) to the extent that such representations and warranties are already qualified by materiality, in which case they are true and correct in all respects, (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (y) that (I) the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; and (II) the representations and warranties contained in Section 5.13 shall be deemed to refer to the most recent update to Schedule 5.13 furnished pursuant to Section 6.02(a)(ii), and (III) the representations and warranties contained in the first and second sentences of Section 5.21 shall be deemed to refer to the most recent update to Schedule 5.21 furnished pursuant to Section 6.02(a)(i), (iii) the applicable L/C Issuers shall have consented to any Extension, to the extent that such Extension provides for the issuance or extension of Letters of Credit issued by such L/C Issuer at any time during the extended period, and (iv) the terms of such Extended Revolving Credit Commitments shall comply with clause (d) of this Section 2.16.~~

~~(c)Borrower shall have the right to replace each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) with, and add as a Lender under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption (or a joinder agreement, Commitment increase agreement or other similar agreement, as applicable) pursuant to which such Additional Commitment Lender shall, effective as of the Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to any other Commitment of such Lender hereunder on such date).~~

~~(d)The terms of each Extension shall be determined by Administrative Agent, Borrower and the applicable Extending Lenders and set forth in an amendment to this Agreement (an “Extension Amendment”); provided that (i) the final maturity date of any Extended Revolving Credit Commitment shall be no earlier than the existing Maturity Date, (ii) there shall be no scheduled amortization of the loans or scheduled reductions of commitments under any Extended Revolving Credit Commitments, (iii) the existing Loans will not be contractually subordinated in right of payment to the Extended Revolving Loan Commitments, and the borrower and guarantors (if any) of the Extended Revolving Credit Commitments shall be the same as Borrower and guarantors (if any) with respect to the existing Loans, (iv) the interest rate margin, rate floors, fees, and premium applicable to any Extended Revolving Credit Commitment (and the Extended Revolving Loans thereunder) from and after the Maturity Date of non-extended Commitments shall be determined by Borrower and the applicable Extending Lenders, (v) prepayment of Extended Revolving Loans, or reductions of Extended Revolving Credit Commitments, and participation in Letters of Credit, shall be on a pro rata basis with the other Loans or Commitments (other than upon the maturity of the non-extended Loans and Commitments) and (vi) the terms of the Extended Revolving Credit Commitments shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).~~

~~(e)In connection with any Extension, Borrower, Administrative Agent and each applicable Extending Lender shall execute and deliver to Administrative Agent an Extension Amendment and such other documentation as Administrative Agent shall reasonably specify to evidence the Extension. Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Revolving Credit Commitments as a new tranche of Commitments or Loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of Administrative Agent and Borrower in connection with the establishment of such new tranche (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of Revolving Credit Exposure upon the expiration or termination of the commitments under any tranche), in each case on terms consistent with this Section 2.16. This Section 2.16 shall supersede any provisions in Section 10.01 to the contrary.~~

III.TAXES, YIELD PROTECTION AND ILLEGALITY.

3.01Taxes; Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified

Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this clause (d).

(e)Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f)Status of Lenders; Tax Documentation.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W 8BEN E (or W-8BEN, as applicable); or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W 8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA

(including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of the Recipient, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the applicable Recipient be required to pay any amount to Borrower pursuant to this clause (g) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(h)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, Term SOFR, or Daily Simple SOFR, or to determine or charge interest rates based upon SOFR, Term SOFR or Daily Simple SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to engage in reverse repurchase of U.S. Treasury securities transactions of the type included in the determination of

SOFR, then, on notice thereof by such Lender to Borrower through Administrative Agent, (a) any obligation of such Lender to make or continue either Term SOFR Rate Loans or Daily SOFR Rate Loans affected thereby shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all affected Term SOFR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Rate Loans, (ii) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), immediately prepay or, if applicable, convert all affected Daily SOFR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR component of the Base Rate), and (iii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03Inability to Determine Rates.

(a)If in connection with any request for a Term SOFR Rate Loan, or Daily SOFR Rate Loan, or a conversion of Daily SOFR Rate Loans to Term SOFR Rate Loans or a continuation of any of such advances, as applicable, (a) Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under Section 3.03(b)(i) or the Scheduled Unavailability Date has occurred, or (ii) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Rate Loan or in connection with an existing or proposed Base Rate Loan, or (iii) adequate and reasonable means do not otherwise exist for determining Daily Simple SOFR in connection with an existing or proposed Daily SOFR Rate Loan, or (b) Administrative Agent or Required Lenders determine that for any reason that Term SOFR for any requested Interest Period or Daily Simple SOFR with respect to a proposed advance does not adequately and fairly reflect the cost to such Lenders of funding such advance, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of Lenders to make or maintain Term SOFR Rate Loans, Daily SOFR Rate Loans, or to convert Daily SOFR Rate Loans to Term SOFR Rate Loans, shall be suspended (to the extent of the affected Term SOFR Rate Loans, Daily SOFR Rate Loans, or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until Administrative Agent (or, in the case of a determination by Required Lenders described in Section 3.03(b), until Administrative Agent upon instruction of Required Lenders) revokes such notice. Upon receipt of such notice, (1) Borrower may revoke any pending request for a borrowing of, or conversion to, or continuation of Term SOFR Rate Loans or Daily SOFR Rate Loans (to the extent of the affected

Term SOFR Rate Loans, Daily SOFR Rate Loans, or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein, (2) any outstanding affected Term SOFR Rate Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period, and (3) any outstanding affected Daily SOFR Rate Loans shall immediately be deemed to have been converted to Base Rate Loans.

(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Administrative Agent determines (which determination shall be conclusive absent manifest error), or Borrower or Required Lenders notify Administrative Agent (with, in the case of Required Lenders, a copy to Borrower) that Borrower or Required Lenders (as applicable) have determined, that

(i)adequate and reasonable means do not exist for ascertaining one month, three month, and six month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent or such administrator with respect to its publication of Term SOFR or the Term SOFR Screen Rate, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month, and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to Administrative Agent, that will continue to provide such interest periods of Term SOFR or the Term SOFR Screen Rate after such specific date (the latest date on which one month, three month, and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b)(ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in clauses (b)(i) or (b)(ii) above have occurred with respect to Daily Simple SOFR or the Successor Rate then in effect, then in each case, Administrative Agent and Borrower may amend this Agreement solely for the purpose of replacing Term SOFR, Daily Simple SOFR, and/or any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent shall have posted such proposed amendment to all Lenders and Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders object to such amendment.

Administrative Agent will promptly (in one or more notices) notify Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than ~~zero~~five percent (~~0.0~~5.00%), the Successor Rate will be deemed to be ~~zero~~five percent (~~0.0~~5.00%) for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective.

3.04Increased Costs.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii)subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any participation in a Letter of Credit made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii)impose on any Lender or any L/C Issuer any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan, or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that Borrower shall not be liable to any Lender or any L/C Issuer for costs incurred more than one hundred eighty (180) days prior to receipt by Borrower of the certificate referred to in clause (c) below from such Lender or such L/C Issuer.

(b)Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time, Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered; provided that Borrower shall not be liable to any Lender or any L/C Issuer for costs incurred more than one hundred eighty (180) days prior to receipt by Borrower of the certificate referred to in clause (c) below from such Lender or such L/C Issuer. Each Lender and such L/C Issuer shall allocate such cost increases among its customers in good faith and on an equitable basis.

(c)Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan bearing interest at Term SOFR on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by Borrower; or

(c)any assignment of Loans bearing interest at Term SOFR other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan bearing interest at Term SOFR or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

The amounts payable under this Section 3.05 shall never be less than zero or greater than is permitted by applicable Law. For the avoidance of doubt, no amounts will be owing under this Section in connection with the prepayment of any Daily SOFR Rate Loan or Base Rate Loan (if any).

3.06Mitigation Obligations; Replacement of Lenders.

(i)Designation of a Different Lending Office. Each Lender may make any Credit Extension to Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or such L/C Issuer in connection with any such designation or assignment.

(ii)Replacement of Lenders. If any Lender requests compensation under Sections 3.04 or 3.05, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if a Lender gives notice under Section 3.02, Borrower may replace such Lender in accordance with Section 10.13.

3.07Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

IV.CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.

4.01Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent and each of the Lenders:

(i)fully executed counterparts of this Agreement, sufficient in number for distribution to Administrative Agent, each Lender and Borrower;

(ii)Notes for the Loans executed by Borrower in favor of each Lender requesting a Note;

(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Borrower as Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which Borrower is a party;

(iv)such documents and certifications as Administrative Agent may reasonably require to evidence that Borrower is duly organized or formed, and that Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(v)a favorable opinion of counsel to Borrower addressed to Administrative Agent and each Lender, as to the matters set forth in Exhibit B;

(vi)a certificate signed by a Responsible Officer certifying (A) that each Consolidated Party is in compliance in all material respects with all existing contractual financial obligations except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, (B) all governmental, shareholder and third party consents and approvals necessary for Borrower to enter into the Loan Documents and perform thereunder, if any, have been obtained, except where the failure to obtain would not reasonably be expected to have a Material Adverse Effect, (C) immediately after giving effect to this Agreement, the other Loan Documents and all the transactions contemplated therein to occur on such date, (1) to such Responsible Officer’s knowledge, no Default or Event of Default exists, (2) all representations and warranties contained herein are true and correct in all material respects, and (3) Borrower is in pro forma compliance with each of the financial covenants set forth in Section 7.10 (and including detailed calculations of each such financial covenant) for the fiscal quarter ending September 30, 2021 (which calculation has been delivered to Administrative Agent prior to Closing Date); (D) that the conditions specified in Sections 4.02(a) and (b) have been or will contemporaneously with the Closing Date be satisfied; and (E) that, to such Responsible Officer’s knowledge, there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vii)evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

(viii)such other assurances, certificates, documents or consents as Administrative Agent, any L/C Issuer or the Required Lenders reasonably may require.

(b)There shall not have occurred since December 31, 2020 any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect, as determined by Administrative Agent.

(c)There shall not exist any action, suit, investigation, or proceeding pending, or to the knowledge of Borrower, threatened in writing, in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect, as determined by Administrative Agent.

(d)Any fees required to be paid on or before the Closing Date shall have been paid and all reimbursable expenses for which invoices have been presented to Borrower on or before the Closing Date shall have been paid.

(e)Unless waived by Administrative Agent, Borrower shall have paid all reasonable fees, charges and disbursements of counsel to Administrative Agent (directly to such counsel if requested by Administrative Agent) to the extent invoiced to Borrower prior to or on the Closing Date.

(f)(i) Upon the reasonable request of any Lender made at least five days prior to the Closing Date, Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five days prior to the Closing Date and (ii) at least five days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Loans) is subject to the following conditions precedent:

(a)The representations and warranties of Borrower contained in Article V of this Agreement shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) except that for purposes of this Section 4.02, (1) the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; and (2) the representations and warranties contained in Section 5.13(a) shall be deemed to refer to the most recent update to Schedule 5.13(a) furnished pursuant to Section 6.02(a)(ii), and shall be true and correct in all material respects as of the effective date of such update, and (3) the representations and warranties contained in the first and second sentences of Section 5.21 shall be deemed to refer to the most recent update to Schedule 5.21 furnished pursuant to Section 6.02(a)(i), and shall be true and correct in all material respects as of the effective date of such update.

(b)No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)Except with respect to any Credit Extension outstanding as of the date hereof, Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof, together with a Certificate to Accompany Request for Credit Extension of a Responsible Officer of Borrower.

(d)Immediately after giving effect to such Credit Extension, and the use of the proceeds thereof, the cash and Cash Equivalents of the Consolidated Parties shall not exceed $25,000,000 on a pro forma basis (taking into account issued checks, initiated wires, or ACH transfers that have been written or initiated by the Consolidated Parties at or before such time or substantially contemporaneously therewith).

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

V.REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Administrative Agent and the Lenders that:

5.01Existence, Qualification and Power. ~~Borrower~~Each Loan Party (a) is duly organized or formed and validly existing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is in good standing, as applicable, under the Laws of the jurisdiction of its incorporation and is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02Authorization; No Contravention. The execution, delivery and performance by ~~Borrower~~each Loan Party of each Loan Document to which ~~Borrower~~such Loan Party is party, have been, or will prior to its execution and delivery be, duly authorized by all necessary corporate or other organizational action, and upon its execution and delivery, do not and will not (a) contravene the terms of

~~Borrower~~such Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which ~~Borrower~~any Loan Party is a party or affecting ~~Borrower~~any Loan Party or the properties of Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which ~~Borrower~~any Loan Party or its property is subject; or (c) violate any Law.

5.03Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of, and the performance of ~~Borrower~~each Loan Party’s obligations under this Agreement or any other Loan Document, except in connection with security interests on the Collateral granted to Administrative Agent, for the benefit of the Credit Parties, and Borrower’s SEC filings, and except where such approval, consent, exemption, authorization, action, notice or filing has been obtained or made, and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.04Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by ~~Borrower~~each Loan Party. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of ~~Borrower~~each Loan Party that is a party thereto, enforceable against ~~Borrower~~each such Loan Party in accordance with its terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought.

5.05Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof.

(b)The unaudited consolidated balance sheet of Borrower and its Subsidiaries dated September 30, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of Borrower and its consolidated Subsidiaries as of the Closing Date not otherwise disclosed or referenced (or otherwise contemplated) in the Form 10-Q report of Borrower filed with the SEC for the most recent fiscal quarter ended prior to the Closing Date.

(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) question the validity of this Agreement or any other Loan Document, or any of the Credit Extensions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on Borrower or any Subsidiary thereof, of the matters described on Schedule 5.06.

5.07No Default. Neither Borrower nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08Ownership of Property; Liens. Borrower and each Subsidiary of Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Permitted Liens and except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens. All of the outstanding Equity Interests in each Subsidiary Guarantor have been validly issued, are fully paid and nonassessable and are owned by the applicable Loan Party free and clear of all Liens (other than Permitted Liens).

5.09Environmental Compliance. Except as set forth on Schedule 5.09, neither Borrower nor any Subsidiary (a) has received any written notice or other written communication or otherwise has knowledge of any Environmental Liability of Borrower or any Subsidiary which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (i) any non-compliance with or violation of the requirements of any Environmental Law by Borrower or any Subsidiary, or any permit issued under any Environmental Law to Borrower or any Subsidiary of Borrower; or (ii) the Release or threatened Release of any Hazardous Materials into the environment; or (b) to its knowledge, has threatened or actual liability in connection with the Release or threatened Release of any Hazardous Materials into the environment which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, neither Borrower nor any Subsidiary of Borrower has received any Environmental Complaint.

5.10Insurance. The Properties of Borrower and the Properties of each of its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

5.11Taxes. Borrower and each Subsidiary has filed all federal, state and other material tax returns and reports required by applicable Law to be filed, and has paid, or made adequate provision for the payment of all federal, state and other material Taxes that have been levied or imposed upon Borrower or a Subsidiary, as applicable, or their properties, income or assets or that are otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except, in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against Borrower or any Subsidiary that would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary is party to any agreement the principal purpose of which is to share tax liabilities.

5.12ERISA Compliance.

(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, or such Plan is covered by an opinion letter issued by the Internal Revenue Service. To the best knowledge of Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred, and neither Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither Borrower nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)Neither Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13Subsidiaries; Other Equity Investments.

(a)Set forth on Schedule 5.13 is a complete and accurate list of all Subsidiaries, Joint Ventures and Unconsolidated Affiliates of Borrower and any Subsidiary thereof as of the ~~date of this Agreement~~Second Amendment Effective Date and as updated in accordance with the terms of Section 6.02, including their respective business forms and jurisdictions of organization. The Equity Interests owned by Borrower and any Subsidiary of Borrower in each Subsidiary and Joint

Venture/Unconsolidated Affiliate are validly issued, fully paid and non-assessable and are owned by Borrower free and clear of all Liens other than Permitted Liens.

(b)Also set forth on Schedule 5.13 is a complete and accurate list of all Sponsored REITs of Borrower or any Subsidiary of Borrower as of the date of ~~this Agreement~~the Second Amendment Effective Date, including their respective business forms and jurisdictions of organization. The Equity Interests owned by Borrower or any Subsidiary of Borrower in each Sponsored REIT are validly issued, fully paid and non-assessable and are owned by Borrower or any Subsidiary of Borrower free and clear of all Liens other than Permitted Liens.

5.14Margin Regulations; Investment Company Act.

(a)Borrower is not engaged, and will not engage, principally in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB) or extending credit for the purpose of purchasing or carrying margin stock.

(b)None of Borrower nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15Disclosure.

(a)Borrower has disclosed to Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries are subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of Borrower to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions that Borrower believed to be reasonable at the time.

(b)As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.16Compliance with Laws. Borrower and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws (including without limitation the PATRIOT Act) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17Taxpayer Identification Number. Borrower has provided to Administrative Agent prior to Closing a true and correct U.S. taxpayer identification number for Borrower.

5.18OFAC; Anti-Corruption Laws; PATRIOT Act. Neither Borrower, nor any of its Subsidiaries, nor, to the best knowledge of Borrower and its Subsidiaries, any director, officer or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i)

currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction. Borrower, and its Subsidiaries, and, to the knowledge of Borrower, its officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. No Credit Extension, use of the proceeds of any Credit Extension, or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. Neither the making of the Credit Extensions nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statue thereto. Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

5.19REIT Status. Borrower has elected status as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of Borrower as a real estate investment trust.

5.20Solvency. Borrower, on a consolidated basis, (a) is not insolvent nor will be rendered insolvent by the Credit Extensions, (b) does not have unreasonably small capital with which to engage in its business, and (c) has not incurred indebtedness beyond its ability to pay such indebtedness as it matures. Borrower, on a consolidated basis, has assets having a value in excess of amounts required to pay any indebtedness.

5.21Eligible Unencumbered Property Pool Properties. Schedule 5.21 hereto contains a complete and accurate list of all Properties comprising the Eligible Unencumbered Property Pool as of the ~~Closing~~Second Amendment Effective Date (and as updated in accordance with the terms of Section 6.02) and a description of each Property as a CBD or Urban Infill Property or a Suburban Property. Each Property comprising the Eligible Unencumbered Property Pool satisfies each of the requirements set forth in the definition of “Eligible Unencumbered Property Pool.” Borrower makes the following representations and warranties, to its knowledge, with respect to each individual Property included in the Eligible Unencumbered Property Pool, as of the Closing Date (or, if later, as of the date such Property is added to the Eligible Unencumbered Property Pool) and except as disclosed in Borrower’s filings with the Securities and Exchange Commission or otherwise disclosed in writing to Administrative Agent:

(a)Availability of Utilities. (i) all utility services necessary and sufficient for the use and operation of each Property comprising the Eligible Unencumbered Property Pool are presently available to the boundaries of each of the Properties comprising the Eligible Unencumbered Property Pool through dedicated public rights of way or through perpetual private easements; and (ii) the owner has obtained all material utility installations and connections required for the operation and servicing of each of the Properties comprising the Eligible Unencumbered Property Pool for its intended purposes.

(b)Access. (i) the rights of way for all roads necessary for the utilization in all material respects of each of the Properties comprising the Eligible Unencumbered Property Pool for its intended purposes have either been acquired by the appropriate Governmental Authority or have been dedicated to public use and accepted by such Governmental Authority; (ii) all such roads have been completed and the right to use all such roads, or suitable substitute rights of way, have been obtained; and (iii) all curb cuts, driveways and traffic signals required for the operation and use in all material respects of each of the Properties comprising the Eligible Unencumbered Property Pool are existing.

(c)Condition of Eligible Unencumbered Property Pool Properties. (i) neither the Eligible Unencumbered Property Pool Properties nor any material part thereof is now damaged or injured as result of any material fire, explosion, accident, flood or other casualty that is not covered by insurance, and no Taking is pending or contemplated and (ii) Borrower is not aware of any material or patent structural defect in any Property comprising the Eligible Unencumbered Property Pool.

(d)Compliance with Requirements/Historic Status/Flood Area. The Eligible Unencumbered Property Pool Properties comply in all material respects with all material Requirements. Borrower has received no written notice alleging any material non-compliance by any of the Properties comprising the Eligible Unencumbered Property Pool with any Requirements or indicating that any of the Properties comprising the Eligible Unencumbered Property Pool are located within any historic district or have, or may be, designated as any kind of historic or landmark site under applicable Requirements. None of the Properties comprising the Eligible Unencumbered Property Pool is located in any special flood hazard area as defined under applicable Requirements, unless such Property is adequately covered by flood insurance.

(e)Other Contracts. Borrower has not made any material contract or arrangement of any kind or type whatsoever (whether oral or written, formal or informal), the performance of which by the other party thereto would reasonably be expected to give rise to a Lien on any of the Properties comprising the Eligible Unencumbered Property Pool other than a Permitted Lien.

(f)Violations. Borrower has received no written notices of any violation of any applicable material Requirements with respect to any of the Properties comprising the Eligible Unencumbered Property Pool.

5.22Anti-Corruption Laws. To the best of Borrower’s knowledge after due diligence, Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other applicable jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.23Affected Financial Institutions; Covered Entity. None of Borrower nor any Subsidiary Guarantor is an Affected Financial Institution or a Covered Entity.

5.24Collateral Documents. When executed and delivered in accordance with the terms hereof, the Pledge Agreement creates, as security for the Obligations, valid and enforceable security interests in and Liens (subject only to Permitted Liens) on all of the Collateral described therein which can be created under article 9 of the UCC in which any Loan Party has any right, title or interest, in favor of Administrative Agent for the benefit of Credit Parties, subject to no other Liens except for Permitted Liens, and except as enforceability may be limited by Debtor Relief Laws and equitable principles. When financing statements in appropriate form are filed in each applicable Loan Party’s jurisdiction of organization and in each case, all applicable filing fees have been paid, the Liens created under the Pledge Agreement will constitute perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Collateral to the extent such security interests may be perfected by the filing of a UCC financing statement in such office.

VI.AFFIRMATIVE COVENANTS. So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than any unasserted indemnification obligation) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03~~,~~) cause each Subsidiary to:

6.01Financial Statements. Deliver to Administrative Agent, in form and detail satisfactory to Administrative Agent (and Administrative Agent will provide to the Lenders):

(a)as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower, a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, and any other information included in Borrower’s Form 10-Q for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Borrower as fairly presenting, in all material respects, the financial condition, results of operations and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)as soon as available, but in any event within thirty (30) days of the filing thereof, executed copies of all federal income tax returns, reports and declarations of Borrower, FSP Protective TRS Corp. and FSP REIT Protective Trust; and

(d)as soon as available, but in any event within twenty (20) days after the end of each calendar month (commencing with the first calendar month end to occur after the First Amendment Effective Date), the Monthly Reporting Package certified by a Responsible Officer.

6.02Certificates; Other Information. Deliver to Administrative Agent, in form and detail reasonably satisfactory to Administrative Agent (and Administrative Agent will provide to the Lenders):

(a)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a Compliance Certificate of a Responsible Officer, (A) demonstrating compliance, as of the end of each such fiscal period, with the financial covenants contained in Section 7.10, and (B) stating that, to such Responsible Officer’s knowledge, no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action Borrower proposes to take with respect thereto and (C) attaching and certifying to:

(i)an update to Schedule 5.21, which such update shall, in each case, be deemed to replace, amend and restate such schedule, summarizing total Unencumbered NOI and occupancy rates as of the last day of the applicable quarter;

(ii)an update to Schedule 5.13(a), which such update shall, in each case, be deemed to replace, amend and restate such schedule; and

(iii)a listing of all Projects Under Development.

(b)promptly after any request by Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(c)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower in their capacity as such, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Administrative Agent pursuant hereto;

(d)promptly, and in any event within five Business Days after receipt thereof by Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of Borrower or any Subsidiary thereof;

(e)promptly following any request therefor, provide information and documentation reasonably requested by Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

(f)promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, or an update to the list of Sponsored REITs of Borrower or any Subsidiary thereof, as Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b), Section 6.02(c) and (d) or Section 6.14 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender upon its request to Borrower to deliver such paper copies. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) Administrative Agent and/or Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Administrative Agent, Arrangers and each Lender agree that all materials and/or information to be provided by or on behalf of Borrower shall be deemed to contain material non-public information, unless Borrower otherwise designates certain information as not containing any material nonpublic information by clearly and conspicuously marking such information as “PUBLIC” on the first page thereof. Borrower hereby agrees that by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07) and all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information.” Administrative Agent and Arrangers agree to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” As of the Closing Date, each applicable Lender represents to Borrower that it is not a Public Lender.

6.03Notices. Promptly notify Administrative Agent:

(a)of the occurrence of any Default known to Borrower;

(b)of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c)of the occurrence of an Internal Control Event;

(d)of the occurrence of any ERISA Event;

(e)of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary;

(f)with respect to Sponsored REITs, Borrower shall provide Administrative Agent with a copy of the applicable confidential offering memorandum relating thereto; and

(g)any change in the information provided in a Beneficial Ownership Certification that would result in any change to the beneficial owners identified in such certification.

Each notice pursuant to this Section 6.03 (other than Section 6.03(f)) shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached. Administrative Agent will provide written notices received from Borrower pursuant to this Section 6.03 to the Lenders.

6.04Payment of Taxes. Pay and discharge, or cause to be paid and discharged, as the same shall become due and payable all Tax liabilities imposed or levied upon it or any of its Subsidiaries or any of its or its Subsidiaries’ properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary or (ii) failure to pay or discharge such items would not reasonably be expected to have a Material Adverse Effect.

6.05Preservation of Existence, Etc. (a) Preserve, renew and maintain or cause to be preserved, renewed and maintained and in full force and effect its and its Subsidiaries’ legal existence and good standing under the Laws of the jurisdiction of each of their respective organization except in a transaction permitted by Sections 7.04 or 7.05; (b) take all reasonable action to maintain or cause to be maintained all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business and the business of its Subsidiaries, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew or cause to be preserved and renewed all of its and it Subsidiaries’ registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06Maintenance of Properties. (a) Maintain, preserve and protect or cause to be maintained, preserved and protected all of its and its Subsidiaries’ material properties and equipment necessary in the operation of its and its Subsidiaries’ business in good working order and condition, ordinary wear and tear and insured fire or other casualty excepted; (b) make or cause to be made all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities and those of its Subsidiaries, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07Maintenance of Insurance. Maintain or cause to be maintained with financially sound and reputable insurance companies not Affiliates of Borrower or any Subsidiary of Borrower, insurance with respect to its properties and business and those of its Subsidiaries against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08Compliance with Laws. Comply or cause compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or its Subsidiaries or to its business or property and the businesses or properties of its Subsidiaries (including without limitation all Anti-Corruption Laws and Sanctions), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09Books and Records. Maintain or cause to be maintained proper books of record and account, in which full, true and correct entries, in material conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or any Subsidiary, as the case may be.

6.10Inspection Rights. Permit representatives appointed by Administrative Agent and each Lender, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect any of its or its Subsidiaries’ Properties and permit representatives appointed by Administrative Agent to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower provided, however, that when an Event of Default exists Administrative Agent or any Lender (or any of their respective or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice; and provided further that it shall not be a breach of this Section 6.10 if, (a) despite Borrower’s diligent conduct, Borrower’s independent public accountants decline to meet or discuss with Administrative Agent, or (b) despite Borrower’s diligent conduct a tenant at a Property does not permit Administrative Agent to inspect such Property.

6.11Use of Proceeds. Use the proceeds of the Credit Extensions solely for the following purposes: (a) to finance investments permitted under Section 7.02 and Section 7.17; and (b) for working capital and other general business purposes (including for building improvements, tenant improvements and leasing commissions related to Properties), provided, however, that no Credit Extensions shall be used to (i) make Restricted Payments (except Restricted Payments that are permitted under Section 7.10(g)(iii)) or (ii) to repay Indebtedness of any Consolidated Party (other than a Loan advanced on the First Amendment Effective Date in an amount not to exceed $40,000,000, the proceeds of which are used to repay Indebtedness under the BMO Loan Documents) or in violation of Section 7.09.

6.12Subsidiary Guarantors; Collateral.

(a)~~If any Subsidiary incurs any Recourse Indebtedness (including, for the avoidance of doubt, any Guarantee in respect of any indenture providing for Recourse Indebtedness), (i) said Subsidiary shall be required, as described in Section 6.12(b) below, to become a Subsidiary Guarantor and (ii) any Property owned by such Subsidiary shall cease to be included in the Eligible Unencumbered Property Pool while such Recourse Indebtedness is in effect. In no event shall a Sponsored REIT or (except as described in the preceding sentence) an Excluded Subsidiary be required to become a Subsidiary Guarantor. No Person that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code shall become a Subsidiary Guarantor pursuant to this Section 6.12(a) unless all Lenders consent thereto in writing. Any Recourse Indebtedness incurred by a Subsidiary shall be subject to compliance with the Financial Covenants set forth in Section 7.10.~~At all times on and after the earlier of (i) May 21, 2024 (or such later date (but not later than June 20, 2024) as may be agreed by Administrative Agent in its sole discretion) and (ii) the date that any Subsidiary Guarantees any Indebtedness under the BMO Loan Documents or the Senior Unsecured Notes, (x) cause each Subsidiary (other than, unless designated by Borrower, Excluded Subsidiaries and Subsidiaries that are not “United States Persons” within the meaning of Section 7701(a)(30) of the Code) to become a Subsidiary Guarantor by executing and delivering to Administrative Agent a Subsidiary Guaranty in the form of Exhibit F attached hereto and (y) deliver to Administrative Agent documents with respect to such Subsidiary Guarantor of the types referred to in clauses (iii), (iv) and (v) of Section 4.01(a) (unless waived by Administrative Agent), all in form, content and scope similar to those provided with respect to Borrower as of the Second Amendment Effective Date.

(b)~~If any Subsidiary shall be required to become a Subsidiary Guarantor pursuant to Section 6.12(a), Borrower shall, within fifteen (15) Business Days of such Subsidiary incurring Recourse~~At all times on and after the earlier of (i) May 21, 2024 (or such later date (but not later than June 20, 2024) as may be agreed by Administrative Agent in its sole discretion) and (ii) the date that any Collateral secures any Indebtedness under the BMO Loan Documents or the Senior Unsecured Notes, (x) cause ~~said Subsidiary to become a~~all of the issued and outstanding Equity Interests of each Subsidiary Guarantor ~~by executing and delivering to~~(collectively, the “Collateral”) to be, subject to the terms of the Intercreditor Agreement, subject to a perfected Lien in favor of Administrative Agent ~~a Subsidiary Guaranty~~to secure the Obligations in accordance with the ~~form of Exhibit F attached hereto and~~terms and conditions of the Collateral Documents, (y) execute and deliver, or cause to be executed and delivered, to Administrative Agent such documents, agreements and instruments (including (A) a Pledge Agreement, (B) UCC searches, (C) duly authorized UCC financing statements in form appropriate for filing in each jurisdiction as is necessary, in Administrative Agent’s reasonable discretion, to perfect the Lenders’ security interest in the Collateral, and (D) documents with respect to ~~such Subsidiary Guarantor~~each applicable Loan Party of the types referred to in clauses (iii), (iv)~~,~~ and (v) ~~and (vii)~~ of Section 4.01(a) (unless waived by Administrative Agent)), ~~all in form, content and scope similar to those provided with respect to Borrower as of the Closing Date~~and will take or cause to be taken such further actions that may be required by applicable Laws and which Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of Borrower and (z) cause each Loan Party that owns any Collateral to execute and deliver to Administrative Agent a Grantor Joinder Agreement (as defined in the Intercreditor Agreement).

(c)Furnish to Administrative Agent at least ten (10) days’ (or such later date as may be agreed by Administrative Agent in its sole discretion) prior written notice of any change in (i) the legal name or jurisdiction of incorporation or formation of any Loan Party, (ii) the location of the chief executive office of Borrower or any Pledgor (as defined in the Pledge Agreement) or its principal place of business, (iii) the organizational type of any Loan Party such that a filed financing statement becomes misleading or (iv) the Federal Taxpayer Identification Number or company organizational number of any Loan Party. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(d)~~(c)~~ If (I) the ~~equity interests~~Equity Interests in a Subsidiary Guarantor are disposed of in a transaction permitted under this Agreement, or (II) a Subsidiary Guarantor disposes of substantially all of its assets such that such Subsidiary qualifies as an Immaterial Subsidiary, ~~or (III) the Recourse Indebtedness causing a Subsidiary to become a Subsidiary Guarantor is satisfied in full or such Subsidiary is discharged from or is no longer liable for its obligations with respect to such Recourse Indebtedness without having defaulted thereunder,~~ then upon request of Borrower, (x) such Subsidiary shall be released as a Subsidiary Guarantor hereunder and under the applicable Guaranty, (y) the Liens in the Equity Interests in such Subsidiary Guarantor (and related Collateral) shall be released and the related UCC financing statement shall be terminated in accordance with the following:

(i)Borrower shall deliver to Administrative Agent, not less than ~~ten~~five days prior to the requested release of such Subsidiary Guarantor hereunder, (A) evidence, reasonably satisfactory to Administrative Agent (which may consist of an officer’s certificate of Borrower certifying as to compliance with this Agreement) that (I) the equity interests in such Subsidiary Guarantor are disposed of in a transaction permitted under this Agreement, or (II) such Subsidiary has disposed of (or will substantially contemporaneously with delivery of such evidence dispose of) substantially all of its assets and qualifies as an Immaterial Subsidiary ~~or (III) the Recourse Indebtedness causing a Subsidiary to become a Subsidiary Guarantor is satisfied in full, or such Subsidiary Guarantor is discharged from or is no longer liable for its obligations with respect to such Recourse Indebtedness without having defaulted thereunder, and~~, (B) a certificate of a Responsible Officer of Borrower certifying that, to such Responsible Officer’s knowledge, immediately prior to such release and immediately following such release, no Default or Event of Default exists or will exist under the Agreement or any of the other Loan Documents and (C) evidence reasonably satisfactory to Administrative Agent that any Liens on such Equity Interests securing the other Pari Passu Obligations have been, or will contemporaneously be, released, and upon such delivery of such certificates, each Authorized Collateral Agent is authorized to cause the termination of applicable UCC financing statements (or deletion of the applicable Collateral being released) substantially contemporaneously with termination of the UCC financing statements securing the Pari Passu Obligations; and

(ii)Administrative Agent shall, from time to time upon written request therefor given by Borrower, provide to Borrower (x) a written authorization to file UCC termination statements and UCC amendments to delete the Equity Interests from the Collateral, and (y) a written confirmation of the release of the applicable Person as a Subsidiary Guarantor and the release of the Liens in the Equity Interests (and related Collateral) in and owned by such Subsidiary Guarantor, provided that Borrower has complied with Section 6.12(~~c~~d)(i) above; and

(iii)prior to or in connection with any such release, Borrower shall make any mandatory prepayment required by Section 2.04(b).

(e)~~(d)~~ Borrower shall at all times secure, and shall cause its Subsidiaries to secure, the Obligations equally and ratably with any Liens (other than Liens described in clause (vi) of the definition of Permitted Liens) securing the Indebtedness of such Person outstanding under or pursuant to any Material Credit Facility (and any Guarantee delivered in connection therewith) pursuant to documentation reasonably acceptable to Administrative Agent in substance and in form, including an intercreditor agreement and opinions of counsel to Borrower and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to Administrative Agent.

(f)~~(e)~~ Administrative Agent will provide notice to the Lenders of the addition or release of any Subsidiary Guarantor or any security provided by Borrower pursuant to this Section 6.12.

6.13REIT Status. At all times comply with all applicable provisions of the Code necessary to allow Borrower to qualify for status as a real estate investment trust.

6.14Material Contracts. Comply in all material respects with the terms and conditions of all Contractual Obligations including, without limitation, the provisions of any ground lease to which Borrower or any Subsidiary is subject except in such instance where the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect and, with respect to any Indebtedness of any Consolidated Party having a principal amount (including undrawn committed or available amounts) of at least $20,000,000, within thirty (30) days after closing on (or if later, otherwise becoming liable with respect to) such Indebtedness, disclose in writing to Administrative Agent the financial covenant requirements applicable thereto.

6.15Further Assurances. At the cost and expense of Borrower and upon request of Administrative Agent, duly execute and deliver or cause to be duly executed and delivered, to Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents and in order to perfect, maintain, protect and preserve the Liens and security interests in the Collateral.

6.16Anti-Corruption Laws; Sanctions. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar Anti-Corruption Laws in other applicable jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

6.17Prepayment of Material Credit Facilities.

(a)If any Consolidated Party Disposes of any Property or other assets (other than any Disposition of any Property or assets permitted by Section 7.05(a), (b), (c) or (d)) which results in the receipt by such Person of Net Cash Proceeds, prepay the respective obligations under the BMO

Loan Documents and the Senior Unsecured Notes by the Applicable Sharing Percentage applicable to such obligations, promptly, and in any event by the time required under the BMO Loan Documents and the Senior Unsecured Notes.

(b)Upon the sale or issuance by any Consolidated Party of any of its Equity Interests (other than issuances of Equity Interests to another Consolidated Party), prepay the respective obligations under the BMO Loan Documents and the Senior Unsecured Notes by the Applicable Sharing Percentage applicable to such obligations, promptly, and in any event by the time required under the BMO Loan Documents and the Senior Unsecured Notes.

VII.NEGATIVE COVENANTS. So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than unasserted indemnification obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall not, directly or indirectly (or permit any Subsidiary to do so):

7.01Liens. Create, incur, assume or permit to exist any Lien with respect to any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

7.02Investments. Make any Investments, except (subject to the additional limitations set forth in Section 7.17):

(a)Investments in Projects Under Development, undeveloped land holdings, Joint Venture Projects and Joint Ventures, Securities Holdings and Mortgages;

(b)Investments held by Borrower or any Subsidiary in the form of Cash Equivalents;

(c)Investments by and among Borrower and its Subsidiaries (including without limitation, any Excluded Subsidiary);

(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, and Investments received in connection with Dispositions, to the extent allowed under the last sentence of Section 7.17(b);

(e)Investments held by Borrower or any Subsidiary in the form of acquiring, developing, maintaining and operating income producing Properties (including the creation or acquisition of Subsidiaries in connection therewith);

(f)Investments held by Borrower or any Subsidiary in Sponsored REITs, including loans and Mortgages to and purchases of preferred Equity Interests in Sponsored REITs; and

(g)Investments listed on Schedule 7.02(g).

7.03Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except (subject to the additional limitations set forth in Section 7.17):

(a)Indebtedness under the Loan Documents;

(b)Indebtedness under the BMO Loan Documents ~~and any extension, renewal or refinancing thereof~~ and the Senior Unsecured Notes; and

(c)any other Indebtedness (including, without limitation, Guarantees in respect of Indebtedness otherwise permitted hereunder) to the extent such Indebtedness would not result in a breach of any of the financial covenants set forth in Section 7.10 and, if applicable, Borrower complies with or causes compliance with Section 6.12; provided, that to the extent such Indebtedness is in the form of obligations under any Swap Contract (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract contains provisions suspending the non-defaulting party’s obligation to make payments on outstanding transactions to the defaulting party.

7.04Fundamental Changes. Except as otherwise permitted under this Agreement, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), except that, so long as no Default exists or would result therefrom:

(a)any Subsidiary may merge or consolidate with (i) Borrower, or (ii) any one or more other Subsidiaries, provided that when Borrower is merging or consolidating with a Subsidiary, Borrower shall be the continuing or surviving Person and Borrower shall continue to remain in compliance with Section 7.10;

(b)Any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary, and any Subsidiary may liquidate or dissolve so long as Borrower shall continue to remain in compliance with Section 7.10;

(c)all or substantially all of the assets or all of the Equity Interests of a Subsidiary may be Disposed of to the extent such Disposition is permitted pursuant to Section 7.05; and

(d)Borrower or a Subsidiary may acquire a Sponsored REIT by merger or consolidation provided that Borrower is the surviving Person or a Person wholly-owned by Borrower is the surviving Person and Borrower shall continue to remain in compliance with Section 7.10.

7.05Dispositions. Make ~~any Disposition or enter into any agreement to make~~ any Disposition, except:

(a)Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(c)Dispositions of property by any Subsidiary to Borrower (provided after such Disposition, Borrower remains in compliance with Section 7.10) or to any Subsidiary thereof;

(d)Dispositions permitted by Section 7.04(a)-(b); and

(e)Dispositions (including without limitation dispositions of Properties and equity interests of Subsidiaries), provided that after such Disposition Borrower remains in compliance with Section 7.10.

7.06Change in Nature of Business. Engage in (or permit any other Subsidiary to engage in) any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.07Transactions with Affiliates. Permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (or permit any Subsidiary to do so), except (a) as set forth on Schedule 7.07 or (b) transactions not otherwise prohibited hereunder and consistent with past practices, upon fair and reasonable terms which are no less favorable to Borrower or a Subsidiary, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate or (c) transactions not otherwise prohibited hereunder among Borrower, its Subsidiaries and Sponsored REITs.

7.08Burdensome Agreements. Except in connection with any transaction not prohibited hereunder, enter into or permit any Subsidiary to enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Borrower or to otherwise transfer property to Borrower, (ii) of any Subsidiary to become a Subsidiary Guarantor hereunder or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, that this Section 7.08 shall not apply to and shall not be deemed to restrict the ability of Borrower or any Subsidiary from entering into Contractual Obligations of any type related to Indebtedness provided that such Indebtedness would not result in a breach of any of the financial covenants set forth in Section 7.10 of this Agreement and provided further that Borrower complies or causes compliance with the provisions of Section 6.12, if applicable.

7.09Use of Proceeds; Letters of Credit.

(a)Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (ii) other than for the express purposes permitted by Section 6.11 of this Agreement.

(b)Use Letters of Credit to secure or otherwise support any Indebtedness of any of the Consolidated Parties.

7.10Financial Covenants. Fail, at any time, to comply with any of the following financial covenants on a consolidated basis provided that such covenants shall be calculated as of the last day of a calendar quarter:

(a)Minimum Tangible Net Worth. Borrower shall maintain a Tangible Net Worth equal to or in excess of $571,992,000, plus 75% of the aggregate net proceeds received by Borrower in connection with any offering of stock or other equity in Borrower after September 30, 2021.

(b)Maximum Leverage Ratio. Borrower shall not permit the ratio of Total Indebtedness to Total Asset Value to exceed 0.60:1.0~~, to be increased at the election of Borrower a maximum of two times during the term of the Loans, provided that no Leverage Increase Period (hereinafter defined) shall be consecutive, to 0.65 to 1.0 commencing on the date on which a~~

~~Significant Acquisition occurs and continuing for the succeeding three full fiscal quarters thereafter (each a “Leverage Increase Period”)~~.

(c)Maximum Secured Leverage Ratio. Borrower shall not permit the ratio of Total Secured Indebtedness (excluding the Credit Extensions) to Total Asset Value to exceed 0.30:1.0.

(d)Minimum Fixed Charge Coverage Ratio. Borrower shall not permit the ratio of Adjusted EBITDA to Fixed Charges to be less than ~~1.50:1.0~~1.25:1.0.

(e)Maximum Unencumbered Leverage Ratio. Borrower shall not permit the ratio of Unsecured Indebtedness to Unencumbered Asset Value to exceed 0.60:1.0~~, to be increased at the election of Borrower a maximum of two times during the term of the Loans, provided that no Leverage Increase Period shall be consecutive, to 0.65 to 1.0 commencing on the date on which a Significant Acquisition occurs and continuing for the succeeding three full fiscal quarters thereafter~~.

(f)Minimum Unsecured Interest Coverage. Borrower shall not permit the ratio of Unencumbered NOI to the Interest Expense from the Eligible Unencumbered Property Pool to be less than ~~1.75:1.0~~1.25:1.0. For the purpose of calculating NOI for this Section 7.10(f), items (a)-(d) of the definition of Net Operating Income shall be adjusted to (i) exclude the amount attributable to the Properties disposed of during such fiscal quarter and (ii) adjust the amount attributable to Properties owned less than a full fiscal quarter so that such amount is grossed up as if the Property had been owned for the entire fiscal quarter.

(g)Dividends, Distributions and other Restricted Payments. Borrower shall not make Restricted Payments and no Subsidiary shall make any Restricted Payments to any Person other than Borrower or a Subsidiary of Borrower, except:

(i)each Subsidiary may make Restricted Payments to Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(ii)each member of the Consolidated Group may declare and make dividend payments or other distributions, and may make other Restricted Payments, in each case payable solely in the common stock or other common Equity Interests of such Person or of Borrower;

(iii)Borrower may make Restricted Payments to the holders of its common Equity Interests in an amount not to exceed the greater of (A) $0.01 per common share per fiscal quarter and (B) REIT Qualifying Distributions; provided, however, (x) to the extent an Event of Default has occurred and is continuing, such Restricted Payments shall be limited to the amounts described in clause (B) above and (y) to the extent an Event of Default specified in Section 8.01(f) or 8.01(g) has occurred and is continuing or an Event of Default has occurred and continuing that has resulted in Administrative Agent exercising its remedies under Section 8.02(b), no such Restricted Payments shall be permitted without the consent of the Required Lenders; and

(iv)Borrower may issue rights under any shareholder rights plan that the board of directors of Borrower may adopt and may redeem such rights so long as the amount paid by Borrower for all such redemptions does not exceed $100,000 in the aggregate.

(h)Maximum Secured Recourse Leverage Ratio. Borrower shall not permit the ratio of Total Secured Indebtedness that is Recourse Indebtedness to Total Asset Value to exceed 0.01:1.0

In calculating the financial covenants pursuant to this Section 7.10, any obligations that are secured by Liens described in clause (vi) of the definition of Permitted Liens shall not be deemed to be secured by a mortgage, deed of trust, lien, pledge, encumbrance or other security agreement.

7.11Organizational Documents. Amend, modify, waive or change its Organization Documents in a manner materially adverse to the interests of the Lenders in any material respect, or in a manner that would reasonably be expected to have a Material Adverse Effect on Borrower.

7.12Sanctions. Knowingly directly or indirectly use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions (and is not covered by an exception to such Sanctions), or in any other manner that will result in a violation by any individual or entity party to this Loan Agreement of Sanctions or Anti-Corruption Laws.

7.13Sale Leasebacks. Except as would not reasonably be expected to have a Material Adverse Effect, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which such Person has sold or transferred or is to sell or transfer to a Person which is not a Consolidated Party or (b) which such Person intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Person to another Person which is not a Consolidated Party in connection with such lease.

7.14Prepayments of Indebtedness. ~~If any Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, with respect to Borrower and any Subsidiary thereof (i) amend~~(a) Amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness of such Person if such amendment or modification would accelerate the maturity date of such Indebtedness or would require an unscheduled payment of such Indebtedness or would effect any type of transfer of property or assets in payment of Indebtedness or would otherwise have the effect of prepaying such Indebtedness or (~~ii~~b) prepay, any Indebtedness of such Person~~,~~ ; provided, however~~,~~ , Borrower may (i) make ~~such mandatory~~the prepayments ~~or redemptions expressly~~ required by ~~any unsecured bond or senior note indenture to which Borrower is a party (so long as such mandatory prepayments or redemptions are not triggered by events of default under such bond or senior note~~Section 6.17 and (ii) prepay the Indebtedness under the BMO Loan Documents and the Senior Unsecured Notes, including pursuant to a refinancing, and make any amendments or modifications requiring an unscheduled payment of such Indebtedness~~) provided that~~ or have the effect of prepayment ~~or redemption~~ of such ~~bond or senior note~~ Indebtedness ~~would not result in a breach of any of the financial covenants set forth in Section 7.10 of this Agreement~~so long as Borrower prepays the Outstanding Amount of Loans based upon the Initial Sharing Percentage with respect to the Obligations of the principal amount of any such prepayments.

7.15Changes in Accounting. Except as required by Laws or GAAP, make any changes in accounting policies or reporting practices.

7.16Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other applicable jurisdictions.

7.17Enhanced Negative Covenants. On and after the First Amendment Effective Date:

(a)Indebtedness. Notwithstanding anything to the contrary in Section 7.03, Borrower shall not, and shall not permit any Subsidiary to, create, incur, Guarantee, assume or suffer to exist any Indebtedness, except:

(i)Indebtedness under the Loan Documents, the BMO Loan Documents and the Senior Unsecured Notes;

(ii)any renewals, extensions, refinancings or replacements, but not increases, of the Indebtedness described in clause (i) preceding so long as (A) such renewal, extension, refinancing or replacement would not result in a breach of any of the financial covenants set forth herein and (B) the final stated maturity date of any refinancing or replacement Indebtedness shall not be earlier than the existing maturity date of the Indebtedness being refinanced or replaced; and

(iii)Indebtedness of the types described in clauses (c), (d) and (e) of the definition of “Indebtedness,” in each case incurred in the ordinary course of business consistent with past practices.

(b)Investments. Notwithstanding anything to the contrary in Section 7.02, Borrower shall not, and shall not permit any Subsidiary to, make (i) any additional Investment of the types otherwise permitted under Section 7.02(a), other than normal recurring maintenance capital expenditures, without the consent of each Lender, (ii) any Investment to acquire new Properties not owned by a Consolidated Party as of the First Amendment Effective Date that would otherwise be permitted under Section 7.02(e) without the consent of each Lender, or (iii) any additional Investment of the types otherwise permitted under Section 7.02(f) without the consent of each Lender (except with respect to Borrower’s only Sponsored REIT, FSP Monument Circle Corp. and its subsidiary FSP Monument Circle LLC, (x) Borrower may extend the maturity of any existing Mortgage loan, and (y) Borrower may not increase the principal amount of the existing Mortgage loan or make a new Mortgage loan to such Sponsored REIT ~~with~~without the prior written consent of the Required Lenders). Notwithstanding the foregoing, in connection with a Disposition of a Property otherwise permitted hereunder, Borrower may retain an interest in such Property in the form of ownership of the Equity Interests in the owner of such Property following the consummation of such Disposition or receive a note so long as (A) at least ninety-five percent (95%) of the consideration for the purchase of such Property is paid in cash, and (B) such Disposition is to a third party that is not an Affiliate of Borrower and is pursuant to an arms-length transaction.

7.18Severance and Retention Arrangements. Enter into, or amend any existing employment, incentive compensation and severance arrangements with Borrower’s chief executive officer, president, chief information officer, chief operating officer, chief financial officer and general counsel or the president of FSP Property Management LLC, without the consent of the Required Lenders. For the avoidance of doubt, this covenant will not restrict or prohibit (a) arrangements entered into with individuals in the positions listed above prior to the Second Amendment Effective Date (including existing change in control retention agreements) or (b) future arrangements with employees of Borrower or any of its Subsidiaries not listed in this covenant.

7.19Prohibited Transactions. Consummate a “prohibited transaction” within the meaning of Section 857(b) of the Code and the regulations promulgated thereunder; provided that this Section 7.19 shall not apply to a Subsidiary that is a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code.

VIII.EVENTS OF DEFAULT AND REMEDIES.

8.01Events of Default. Any of the following shall constitute an Event of Default:

(a)Non-Payment. Borrower or any other Loan Party fails to pay (i) within five days after the same is required to be paid herein (other than at the Maturity Date, whether at stated maturity, by acceleration or otherwise, as to which such five day period shall not apply), any amount of principal of any Loan or any L/C Obligation, or (ii) within five days after the same becomes due (other than at the Maturity Date, whether at stated maturity, by acceleration or otherwise, as to which such five day period shall not apply), any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after written notice from Administrative Agent that the same has become due and payable, any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants. Borrower fails to, or fails to cause any Loan Party or Subsidiary to, perform or observe any applicable term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.11, ~~or~~ 6.12, 6.17 or Article VII; or

(c)Other Defaults. ~~Borrower~~Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained herein or in any other Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after delivery of written notice thereof from Administrative Agent, provided that in the case of any such default which is susceptible to cure but cannot be cured within thirty (30) days through the exercise of reasonable diligence, if Borrower or the applicable Loan Party commences such cure within the initial thirty (30) days period and thereafter diligently prosecutes same to completion, such period of thirty (30) days shall be extended for such additional period of time as may be reasonably necessary to cure same, but in no event shall such extended period exceed sixty (60) additional days; or

(d)Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of ~~Borrower~~any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished by ~~Borrower~~any Loan Party pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall be incorrect or misleading in any material respect when made or deemed made; or

(e)Cross-Default.

(i)Borrower or any Subsidiary (A) fails to make any payment prior to the delinquency thereof (whether as a result of scheduled maturity, required prepayment, acceleration, demand, or otherwise) (and all notice and grace periods have lapsed) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount of more than the Threshold Amount, or (B) fails to observe or perform, beyond any applicable notice and cure periods, any other material agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be demanded or to become due prior to its stated maturity or such Indebtedness to be repurchased, prepaid, defeased or redeemed prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, in each case, after all notice and grace periods have lapsed, other than due to the voluntary act of Borrower or any Subsidiary not constituting a default under such Indebtedness (except for any default or other event which arises in connection with the disposition of assets, or a change of control of or the sale of any equity interest in any Subsidiary, so long as such Indebtedness or Guarantee is repaid in full substantially simultaneously with such disposition or change of control); or

(ii)there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is the sole Affected Party (as so defined) and all transactions covered by such Swap Contract are Affected Transactions (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that to the extent such Swap Contract is governed by a master agreement, an Early Termination Date (as so defined) has been designated in respect of all transactions under such master agreement; or

(iii)an “Event of Default” as defined in the BMO Loan Documents or the Senior Unsecured Notes shall occur and be continuing; or

(f)Insolvency Proceedings, Etc. Borrower or any Subsidiary Guarantor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower or such Subsidiary Guarantor and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to Borrower or any such Subsidiary Guarantor or to all or any material part of Borrower’s or such Subsidiary Guarantor’s property is instituted without the consent of Borrower or such Subsidiary Guarantor and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment. (i) Borrower or any Subsidiary Guarantor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Borrower or any Subsidiary Guarantor and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)Judgments. There is entered against Borrower or any Subsidiary Guarantor (i) a final judgment or order for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect or during which such judgment is not discharged or vacated; or

(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of Borrower, any Subsidiary Guarantor or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000, or (ii) Borrower, any Subsidiary Guarantor or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000; or

(j)Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than in accordance with the terms hereof or thereof, or satisfaction in full of all the Obligations, is revoked, terminated, canceled or rescinded, without the prior written approval of Administrative Agent; or Borrower or any Subsidiary Guarantor commences any legal proceeding at law or in equity to contest, or make unenforceable, cancel, revoke or rescind any of the Loan Documents; or

(k)Change of Control. There occurs any Change of Control; or

(l)Collateral Documents. Any Collateral Document shall for any reason fail to create a valid and perfected security interest in any portion of the Collateral purported to be covered thereby, except as (i) permitted by the terms of any Loan Document or (ii) as a result of the release of such security interest in accordance with the terms of any Loan Document.

8.02Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or under applicable Laws;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower or any Subsidiary Guarantor under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender.

8.03Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15 and the Intercreditor Agreement, be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or any L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower pursuant to Sections 2.03 and 2.14; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

IX.ADMINISTRATIVE AGENT.

9.01Appointment and Authority.

(a)Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and the L/C Issuers, and Borrower shall not have rights as a third-party beneficiary of any of such provisions.

(b)Administrative Agent shall also act as the “collateral agent” for the Credit Parties under the Loan Documents and the Intercreditor Agreement, and each of the Lenders and the L/C Issuers hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of receiving payments from the Loan Parties and paying such amounts in accordance with the Intercreditor Agreement, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower, a Lender or an L/C Issuer.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

9.04Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06Resignation of Administrative Agent.

(a)Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and Borrower. Administrative Agent will endeavor to give Borrower advance notice of its intention to resign. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents ~~and (2)~~(except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) notwithstanding anything to the contrary in the Intercreditor Agreement (including the provision that states that in the event of a conflict the terms of the Intercreditor Agreement shall govern), all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section and Section 9.01. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and “collateral agent” described in Section 9.01, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(b)Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunner(s), Arranger(s), Documentation Agent(s), Syndication Agent(s) or other titles as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower or any Subsidiary Guarantor, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise;

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, L/C Issuers and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, L/C Issuers and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and Administrative Agent under Sections 2.03(i) and (j), 2.08 and 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or to authorize Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10~~Release of Subsidiary Guarantors~~Collateral and Guaranty Matters. ~~The~~Each of the Lenders irrevocably authorize Administrative Agent ~~to release any Subsidiary Guarantor to the extent such release is requested by Borrower in accordance the provisions set forth in Section 6.12~~, at its option and in its discretion, to do or cause the following:

(a)to execute the Intercreditor Agreement on behalf of the Lenders;

(b)to release any Liens granted to Administrative Agent by any Loan Party on any Collateral (~~c~~i) ~~and~~ upon the payment and satisfaction ~~of the conditions set forth in such Section 6.12(c)~~in full of all Obligations, (ii) upon any Disposition of such Collateral permitted hereunder, or (iii) as ~~reasonably determined by Administrative Agent)~~required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of Administrative Agent and the Lenders pursuant to Section 8.02; and

(c)to release any Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be required to be a Guarantor pursuant to the terms hereof.

Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to ~~grant releases~~release any Collateral or to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10. ~~Further~~In each case as specified in this Section 9.10, Administrative Agent ~~is hereby authorized by the Lenders, upon the request of~~will, at Borrower’s expense, ~~to~~ execute and deliver to the applicable Loan Party such documents as Borrower ~~a document (in form and substance acceptable to Administrative Agent) evidencing such release~~may reasonably request to evidence the release of such Collateral or such Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11ERISA Representations.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, the Arrangers and their respective Affiliates, and for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using Plan Assets of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender to assure that the Loans, the Letters of Credit and the Commitments will not constitute a non-exempt prohibited transaction under ERISA or the Code.

(b)In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Loan Parties, that none of Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

9.12Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time Administrative Agent makes a payment hereunder in error to any Lender or any L/C Issuer (the “~~Credit~~Lender Party”), whether or not in respect of an Obligation due and owing by Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each ~~Credit~~Lender Party receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such ~~Credit~~Lender Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Each ~~Credit~~Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Administrative Agent shall inform each ~~Credit~~Lender Party promptly upon determining that any payment made to such ~~Credit~~Lender Party comprised, in whole or in part, a Rescindable Amount.

X.MISCELLANEOUS.

10.01Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document or amend the definition of “Maturity Date” without the written consent of each Lender directly affected thereby;

(d)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate”,

(ii) to waive any obligation of Borrower to pay interest or Letter of Credit Fees at the Default Rate or (iii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)contractually subordinate in right of payment the Obligations hereunder to any other Indebtedness or other obligation without the written consent of each Lender directly affected thereby;

(h)release, or have the effect of releasing, all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty without the written consent of each Lender directly affected thereby;

(i)subordinate the Liens upon the Collateral or release, or have the effect of releasing, all or substantially all of the Collateral without the written consent of each Lender directly affected thereby; or

(j)change the definition of “Applicable Sharing Percentage” or “Initial Sharing Percentage” without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, Administrative Agent and Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement, which shall constitute separate tranches of “Commitments” and “Loans” hereunder, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by

Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

10.02Notices; Effectiveness; Electronic Communication.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to Borrower, Administrative Agent or any L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent, each L/C Issuer or Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) inclusive, is if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc. Each of Borrower, Administrative Agent and each L/C Issuer may change its address, facsimile, or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent and each L/C Issuer. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(e)Reliance by Administrative Agent, L/C Issuers and Lenders. Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices and Letter of Credit Applications Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Borrower or any Subsidiary Guarantor under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein (without duplication of any expenses paid by Borrower pursuant to the Fee Letters relating to syndication of the credit facilities), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Claims or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto IN ALL CASES WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), each L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or an L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or an L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

(f)Survival. The agreements in this Section shall survive the resignation of Administrative Agent or any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, any L/C Issuer or any Lender, or Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly provided herein, the Related Parties of each of Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (and in integral multiples of $1,000,000 in excess thereof) unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)Proportionate Amounts. Each assignment shall be of an equal proportionate share of the assigning Lender’s rights and obligations under the Commitments;

(iii)Required Consents. No consent shall be required for any assignment, except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment; or (2) such assignment is to a Lender, an Affiliate of a Lender, or an Approved Fund; provided, that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five Business Days after having received notice thereof;

(B)the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)the consent of the applicable L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons. No such assignment shall be made (A) to Borrower or any of Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person, or (D) to a competitor of Borrower or any of its Subsidiaries listed on Schedule 10.06(b)(v) attached hereto, as such schedule may be updated from time to time by written notice to, and subject to the written approval of, Administrative Agent and provided to the Lenders prior to the effective date on which an assigning Lender has entered into a binding agreement for such assignment.

(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative

Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the lettered items of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f)), 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Commitment and Loans pursuant to subsection (b) above, such L/C Issuer may, upon thirty (30) days’ notice to Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of such L/C Issuer as an L/C Issuer. If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Daily SOFR Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(f)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

10.07Treatment of Certain Information; Confidentiality. Each of Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives SOLELY IN CONNECTION WITH THIS Agreement and the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, all such information shall be deemed to be confidential unless Borrower or such Subsidiary has clearly and conspicuously marked such information as “PUBLIC” in accordance with Section 6.02. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

10.08Right of Setoff. If an Event of Default shall have occurred and be continuing, subject to the Intercreditor Agreement, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender each the L/C Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or each L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, ~~or if a Lender is a Non-Extending Lender,~~ or if any other circumstance exists hereunder that gives Borrower the right to replace a Lender as a party hereto, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)Borrower shall have paid to Administrative Agent the assignment fee specified in Section 10.06(b);

(b)such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

10.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO NEW YORK’S PRINCIPLES OF CONFLICTS OF LAW).

(b)SUBMISSION TO JURISDICTION. BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by Administrative Agent and Arrangers are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Administrative Agent and Arrangers, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) Administrative Agent and Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) neither Administrative Agent nor any Arranger has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither Administrative Agent nor any Arranger has any obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent and Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17Electronic Execution of Assignments and Certain Other Documents.

(a)The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National

Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it.

(b)This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each such Loan Party to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered or a paper-based recordkeeping system was used, as the case may be. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent Administrative Agent has agreed to accept such Electronic Signature, Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (ii) upon the request of Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

10.18USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the PATRIOT Act. Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

10.19Time of the Essence. Time is of the essence of the Loan Documents.

10.20Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or any L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or any L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or any L/C Issuer that is an Affected Financial Institution;

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.21Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement or any other Loan Document provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 10.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.22ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Left Intentionally Blank;

Signature Page(s) Follow(s).]

Schedule 2.01

Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$21,263,157.79	31.578947366%
Bank of Montreal	$10,631,578.90	15.789473687%
JPMorgan Chase Bank, N.A.	$10,631,578.90	15.789473687%
Citizens Bank, N.A.	$7,087,719.26	10.526315787%
Regions Bank	$7,087,719.26	10.526315787%
BankUnited, N.A.	$5,670,175.41	8.421052633%
First Financial Bank, N.A.	$2,835,087.70	4.210526313%
Capital One, National Association	$2,126,315.78	3.157894740%
Total	$67,333,333.00	100.000000000%

L/C Commitments

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$0	N/A
Bank of Montreal	$0	N/A
JPMorgan Chase Bank, N.A.	$0	N/A
Total	$0	N/A

Schedule 2.01

Schedule 5.13

Subsidiaries; Other Equity Investments

Part (a) – Subsidiaries
	Name	Form of Entity	Jurisdiction of Organization
1	FSP 1001 17th Street LLC	Limited Liability Company	Delaware
2	FSP 121 South Eighth Street LLC	Limited Liability Company	Delaware
3	FSP 1999 Broadway LLC	Limited Liability Company	Delaware
4	FSP 303 EWD LLC	Limited Liability Company	Delaware
5	FSP 600 17th Street LLC	Limited Liability Company	Delaware
6	FSP 801 Marquette Avenue LLC	Limited Liability Company	Delaware
7	FSP Addison Circle Corp.	Corporation	Delaware
8	FSP Addison Circle Limited Partnership	Limited Partnership	Texas
9	FSP Addison Circle LLC	Limited Liability Company	Delaware
10	FSP Blue Lagoon Drive Corp.	Corporation	Delaware
11	FSP Blue Lagoon Drive LLC	Limited Liability Company	Delaware
12	FSP Collins Crossing Corp.	Corporation	Delaware
13	FSP Collins Crossing Limited Partnership	Limited Partnership	Texas
14	FSP Collins Crossing LLC	Limited Liability Company	Delaware
15	FSP Eldridge Green Corp.	Corporation	Delaware
16	FSP Eldridge Green Limited Partnership	Limited Partnership	Texas
17	FSP Eldridge Green LLC	Limited Liability Company	Delaware
18	FSP Forest Park IV LLC	Limited Liability Company	Delaware
19	FSP Forest Park IV NC Limited Partnership	Limited Partnership	North Carolina
20	FSP GB LLC	Limited Liability Company	Delaware
21	FSP Greenwood Plaza Corp.	Corporation	Delaware
22	FSP Holdings LLC	Limited Liability Company	Delaware
23	FSP Innsbrook Corp.	Corporation	Delaware
24	FSP Investments LLC	Limited Liability Company	Massachusetts
25	FSP Legacy Tennyson Center LLC	Limited Liability Company	Delaware
26	FSP Liberty Plaza Limited Partnership	Limited Partnership	Texas

Schedule 5.13

27	FSP One Legacy Circle LLC	Limited Liability Company	Delaware
28	FSP Park Ten Development Corp.	Corporation	Delaware
29	FSP Park Ten Development LLC	Limited Liability Company	Delaware
30	FSP Park Ten Limited Partnership	Limited Partnership	Texas
31	FSP Park Ten LLC	Limited Liability Company	Delaware
32	FSP Park Ten Phase II Limited Partnership	Limited Partnership	Texas
33	FSP Pershing Park Plaza LLC	Limited Liability Company	Delaware
34	FSP Plaza Seven LLC	Limited Liability Company	Delaware
35	FSP Property Management LLC	Limited Liability Company	Massachusetts
36	FSP Protective TRS Corp.	Corporation	Massachusetts
37	FSP REIT Protective Trust	Trust	Massachusetts
38	FSP Westchase LLC	Limited Liability Company	Delaware

Part (b) – Sponsored REITS
	Sponsored REIT Name	Form of Entity	Jurisdiction of Organization
1	FSP Monument Circle Corp	Corporation	Delaware
2	FSP Monument Circle LLC	Limited Liability Company	Delaware

Schedule 5.13

Schedule 5.21

Eligible Unencumbered Property Pool Properties

	Name	City	State	Type	S.F.	CBD & Urban Infill	Suburban
1	FSP Park Ten	Houston	TX	Office	157,609		X
2	FSP Addison Circle	Addison	TX	Office	289,333	X
3	FSP Innsbrook	Glen Allen	VA	Office	298,183		X
4	FSP Eldridge Green	Houston	TX	Office	248,399	X
5	FSP Greenwood Plaza	Englewood	CO	Office	196,236	X
6	FSP Park Ten Phase II	Houston	TX	Office	156,746		X
7	FSP Liberty Plaza	Addison	TX	Office	217,841	X
8	FSP 121 South 8th Street	Minneapolis	MN	Office	298,121	X
9	FSP 801 Marquette Avenue	Minneapolis	MN	Office	129,691	X
10	FSP Legacy Tennyson Center	Plano	TX	Office	209,461		X
11	FSP Westchase	Houston	TX	Office	629,025	X
12	FSP 1999 Broadway	Denver	CO	Office	682,639	X
13	FSP 1001 17th Street	Denver	CO	Office	649,235	X
14	FSP Plaza Seven	Minneapolis	MN	Office	330,096	X
15	FSP Pershing Park Plaza	Atlanta	GA	Office	160,145	X
16	FSP 600 17th Street	Denver	CO	Office	612,135	X

Schedule 5.21

Schedule 10.02

Administrative Agent’s Office; Certain Addresses for Notices

BORROWER:

Franklin Street Properties Corp.

[************************]

[************************]

Attention:  Chief Financial Officer

Telephone:  [*****************]

Electronic Mail:  [***************]

www.fsrpreit.com

With an electronic mail copy to: [**************************]

AND

Franklin Steet Properties Corp.

[************************]

[************************]

Attention: Vice President – Corporate Reporting

Telephone: [*****************]

Electronic Mail: [*****************]

With a copy to:	Foley & Lardner LLP
[****************]
[****************]
Attention: Jamie N. Class, Esq.
Telephone: [***********]
Electronic Mail: [**********]

Schedule 10.02

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Borrowings):
Bank of America, N.A.
[***********]
[***********]
Mail Code: [*********]
Attention: Cletise Ussery
Telephone: [********]
Telecopier:  [********]
Electronic Mail:  [**********]

Other Notices as Administrative Agent:
Bank of America, N.A.
[***********]
[***********]
Mail Code: [*********]
Attention: Cletise Ussery
Telephone: [********]
Telecopier:  [********]
Electronic Mail:  [********]

Schedule 10.02

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________, 20__

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 10, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Franklin Street Properties Corp. (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and an L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the __________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Consolidated Parties in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by such financial statements.

3.A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned, during such fiscal period no Default or Event of Default has occurred and is continuing.]

--or--

Exhibit D – Page 1

[to the knowledge of the undersigned, during such fiscal period the following Defaults and Events of Default exist:1]

4.Except as noted below, the representations and warranties of Borrower contained in Article V of the Agreement are true and correct in all material respects on and as of the date hereof, except (a) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (b) except that (i) the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; and (ii) the representations and warranties contained in Section 5.13(a) refer to the most recent update to Schedule 5.13(a) furnished pursuant to Section 6.02(a)(ii), and are true and correct in all material respects as of the effective date of such update, and (iii) the representations and warranties contained in the first and second sentences of Section 5.21 refer to the most recent update to Schedule 5.21 furnished pursuant to Section 6.02(a)(i), and are true and correct in all material respects as of the effective date of such update.

Exceptions:          .

5.The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate in all material respects as of the Financial Statement Date covered by this Certificate.

The updates to Schedules 5.21 and 5.13(a) attached hereto and the list of all Projects Under Development attached hereto are true and accurate on and as of the Financial Statement Date covered by this Certificate.

Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow(s).

[1]	Specify nature and extent thereof and what action Borrower proposes to take with respect thereto.

Exhibit D – Page 2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________, 20__.

BORROWER:

FRANKLIN STREET PROPERTIES CORP., a Maryland corporation

By:
Name:
Title:

Signature Page to

Compliance Certificate

SCHEDULE 1

FRANKLIN STREET PROPERTIES CORP.

FINANCIAL COVENANTS

__________, 20__

(in thousands, except percentages and ratios)

1.  Maximum Leverage Ratio

Total Indebtedness	Total Asset Value	Indebtedness to
Total Asset Value

Not to exceed 60%

Total Asset Value2

Unencumbered Asset Value (see Schedule A)

Encumbered Asset Value (see Schedule B)

Unrestricted Cash

Cash Equivalents

Book value of unimproved land holdings

Book value of construction in progress

Carrying value of performing mortgage loans

Assets Held for Syndication

Mortgage Loan Receivable

Investment in Sponsored REITs

Total Asset Value

2 to the extent the aggregate of Investments in Projects under Development, undeveloped land holdings, Joint Venture Projects and Joint Ventures, Securities Holdings and Mortgages to non-affiliates (excluding Mortgages to Sponsored REITS) would exceed 10% of Total Asset Value, such aggregate excess shall be excluded.

Exhibit D – Schedule 1

Total Indebtedness

Loan Balance

Derivative Termination Value

Secured Debt

Other Indebtedness

Exclude Hedge Ineffectiveness

Consolidated Parties’ Equity Percentage

of Indebtedness of Unconsolidated Affiliates

Total Indebtedness

2.  Maximum Secured Leverage Ratio

Total Secured Indebtedness of the Consolidated Parties

Total Asset Value

% of Total Secured Indebtedness over Total Asset Value

Maximum % of Total Secured Indebtedness not to exceed 30% of Total Asset Value

3. Minimum Fixed Charge Cover Ratio

Adjusted EBITDA to
	Adjusted EBITDA	Fixed Charges	Fixed Charge Ratio
Minimum 1.25:1	$

4.  Maximum Unencumbered Leverage Ratio

	Unsecured	Unencumbered	Leverage
	Indebtedness	Asset Value	Ratio
Not to exceed 60%

5. Minimum Unsecured Interest Coverage

Exhibit D – Schedule 1

	Quarterly	Interest Expense	NOI to Interest Expense
Unencumbered NOI
Equal to 1.25:1 or more

6.Minimum Tangible Net Worth3

Total Assets, less:

(a) Book Value of Intangible Assets

(b) Write-up of book value subsequent to Balance Sheet date

(c) Subscriptions Receivable

(d) Derivative assets

Total Liabilities (excluding derivative liabilities)

Tangible Net Worth

Required Net Worth

Required as of [9/30/21]

Equity Offering after [9/30/21] (add 75% of net proceeds from equity offerings)

Required Net Worth

7.  Distributions

Actual Distributions

Maximum Distributions not to exceed the greater of (A) $0.01 per common share per fiscal quarter and (B) REIT Qualifying Distributions;

8. Maximum Secured Recourse Leverage Ratio

Total Secured Indebtedness of the Consolidated Parties that is Recourse Indebtedness

Total Asset Value

% of Total Secured Indebtedness that is Recourse Indebtedness over Total Asset Value

Maximum % of Secured Recourse Indebtedness not to exceed 1% of Total Asset Value

[3]	Total Assets and Total Liabilities shall also exclude an asset or liability created by Hedge Ineffectiveness and the Swap Termination Value.

Exhibit D – Schedule 1

FRANKLIN STREET PROPERTIES CORP.

FINANCIAL COVENANTS

__________, 20__

SCHEDULE A

Unencumbered Asset Value
	Date	Cap Rate	Unencumbered Asset Value

Quarterly NOI	$___________
	x 4	6.75%/7.5%[4]	$__________
Annual NOI	$___________
	x 4	6.75%/7.5%	$__________

Acquisition costs of new properties (for first 4 quarters)			$__________

Unencumbered Asset Value			$__________

[4]	6.75% for CBD or Urban Infill Property/7.5% for Suburban Property.

Exhibit D – Schedule A

FRANKLIN STREET PROPERTIES CORP.

FINANCIAL COVENANTS

__________, 20__

SCHEDULE B

Encumbered Asset Value
	Date	Cap Rate	Encumbered Asset Value

Quarterly NOI	$___________
	x 4	6.75%/7.5%[5]	$__________
Annual NOI	$___________
	x 4	6.75%/7.5%	$__________

Acquisition costs of new properties (for first 4 quarters)			$__________

Encumbered Asset Value			$__________

[5]	6.75% for CBD or Urban Infill Property/7.5% for Suburban Property.

Exhibit D – Schedule 2

Franklin Street Properties Corp.

Consolidated Balance Sheets

(Audited/Unaudited)

__________, 20__

[To be inserted]

Consolidated Balance Sheets

(Audited/Unaudited)

Franklin Street Properties Corp.

Consolidated Statement of Income

(Audited/Unaudited)

__________, 20__

EBITDA
Net Income
Non-recurring/Extraordinary /GOS/Acq Cost
Interest including deferred financing costs
Taxes
Depreciation & Amortization
Amortization of leases (in revenue)
Pro Rata Share Unconsolidated Affiliates
Hedge ineffectiveness

EBITDA
Capital Item allowance ($.30 sf/year)
Adjusted EBITDA

Consolidated Statement of Income

(Audited/Unaudited)

Franklin Street Properties Corp.

Financial Covenants

Quarterly Debt Service

__________, 20__

Interest Expense

Financial Covenants

Quarterly Debt Service

Franklin Street Properties Corp.

Property NOI

__________, 20__

Actual
Cost	Q_ NOI
Name	City	State	S.F.	Most Recent FQ	Most Recent FQ

-	-	-

Unencumbered NOI
Property NOI for the quarter
Less: Capital Item allowance ($.30 sf/year, including acquisitions)
Less: NOI from assets sold and projects under development
(a)	Adjustment for management fees to 3%
Subtotal before gross-up of partial quarter acquisitions	-
Gross up for current quarter
Property NOI for the quarter	-
Less: New acquisitions (if less than 4 quarters)	-
Less: Capital Item allowance ($.30 sf/year, including acquisitions)
Less: NOI from assets sold and projects under development
(a)	Adjustment for management fees to 3%
NOI for Unencumbered Asset Value Calculation	-
Cap rate per loan agreement	6.75%/7.5%[6]

Value of the Properties:
Calculated above	-
Acquisitions at cost	-
Unencumbered Asset Value	-

Encumbered NOI
(a)	NOI is net of actual management fees paid, adjustment is to (increase)/decrease fees to 3% level

[6]	6.75% for CBD or Urban Infill Property/7.5% for Suburban Property.

Property NOI

Franklin Street Properties Corp.

Management Fee Calculation7

__________, 20__

	9 Months	6 Months	3 Months

Calculation:
Total rental revenue for 10-Q/10-K

Excluded revenues:
Termination Fees
Amort - Favorable lease
Lease Induce/Rent reduct
FASB 13 Revenue
Management fee & interest income
Revenue from sold properties
Total excluded revenues

Gross revenues	$	$	$

3% of Gross Revenues	$	$	$

Less Actual management fees charged:

Adjustment required	$	$	$

[7]	To be adjusted as appropriate to determine management fees for the quarter.

Management Fee Calculations

Franklin Street Properties Corp.

REIT Qualifying Distributions

__________, 20__

Total YTD
Total Income for REIT test
Less Gain on Sale of Real Estate
Less SAR Return of Capital - Gain
Taxable Expenses (Operating Estimate )
Section 1231 Loss Recapture
Other Tax to Book Diff {Positive = income, ( ) = expense}
Depreciation Expense (based on estimate)

Estimated Taxable Income

	Q1	Q2	Q3	Q4	Total YTD
Actual Distributions
Less Estimated Taxable Income (positive number is Tax Loss)
Less Capital Gain Distribution Needed
Positive is distribution Coverage and Negative is Special Distribution Needed

Amount of Special Distribution, Sec 857 Dividend or Sec 858 Election needed

REIT Qualifying Distributions

EXHIBIT F

FORM OF SUBSIDIARY GUARANTY

CONTINUING SUBSIDIARY GUARANTY

Dated as of [__], 2024

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to FRANKLIN STREET PROPERTIES CORP., a Maryland corporation (“Borrower”), by under that certain Credit Agreement, dated as of January 10, 2022 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Agreement) by and among Borrower, Bank of America, N.A., as Administrative Agent (in such capacity, “Administrative Agent”), the L/C Issuers party thereto and the Lenders from time to time party thereto (Administrative Agent, each L/C Issuer and each Lender, together with their respective successors and assigns, are collectively, the “Credit Parties” and individually, a “Credit Party”), the undersigned Subsidiaries of Borrower (such Subsidiaries are each a “Guarantor” and collectively, “Guarantors”) hereby jointly and severally furnish their guaranty as follows:

1.Guaranty. Each Guarantor hereby unconditionally and irrevocably guarantees to Administrative Agent, for the benefit of each Credit Party, the full and prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of the Guaranteed Obligations (as hereafter defined) and the punctual performance of all of the terms contained in the documents executed by Borrower in favor of the Credit Parties in connection with the Guaranteed Obligations. This Guaranty is a guaranty of payment and performance and is not merely a guaranty of collection. As used herein, the term “Guaranteed Obligations” means any and all existing and future indebtedness, obligations, and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of Borrower to the Credit Parties arising under the Agreement and any instruments, agreements or other documents of any kind or nature now or hereafter executed in connection with the Agreement with respect to any loan or letter of credit thereunder (including all renewals, extensions, amendments, restatements and other modifications thereof and all costs, reasonable attorneys’ fees and expenses incurred by Administrative Agent in connection with the collection or enforcement thereof). Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities of Borrower to the Credit Parties arising under the Agreement and any instruments, agreements or other documents of any kind or nature now or hereafter executed in connection with the Agreement with respect to any loan or letter of credit thereunder (including all renewals, extensions, amendments, restatements and other modifications thereof) which may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Guarantor or Borrower under the Bankruptcy Code (Title 11, United States Code), any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and shall include interest that accrues after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws. Anything contained herein to the contrary notwithstanding, the obligations of any Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under

Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law.

2.No Setoff or Deductions; Taxes; Payments. Each Guarantor shall to the extent permitted by applicable Laws make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any Indemnified Taxes. If, however, applicable Laws require any Guarantor to withhold or deduct any Taxes, such Taxes shall be withheld or deducted in accordance with such Laws as determined by such Guarantor taking account the information and documentation to be delivered pursuant to the Agreement. To the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by any Guarantor shall be increased in accordance with Section 3.01 of the Agreement so that after any required withholding or deduction a Credit Party receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes been made. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

3.Rights of Credit Parties. Each Guarantor consents and agrees that Administrative Agent (for the benefit of Credit Parties) and/or Credit Parties (as applicable) may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as Credit Parties in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

4.Certain Waivers. Each Guarantor waives to the fullest extent permitted by law (a) any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Credit Party) of the liability of Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to require Administrative Agent or any other Credit Party to proceed against Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in Administrative Agent’s or any other Credit Party’s power whatsoever and any defense based upon the doctrines of marshalling of assets or of election of remedies; (e) any benefit of and any right to participate in any security now or hereafter held by Administrative Agent or any other Credit Party; (f) any fact or circumstance related to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of such Guarantor under this Guaranty and (g) any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, other than the defense that the Guaranteed Obligations have been fully performed and indefeasibly paid in full in cash.

Each Guarantor expressly waives all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

5.Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against any Guarantor to enforce this Guaranty whether or not Borrower or any other person or entity is joined as a party.

6.Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any commitments of Credit Parties or facilities provided by Credit Parties with respect to the Guaranteed Obligations are terminated.  If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Credit Parties and shall forthwith be paid to Administrative Agent (for the benefit of Credit Parties) to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

7.Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall, unless earlier released in accordance with the Agreement, remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and any commitments of Credit Parties or facilities provided by Credit Parties with respect to the Guaranteed Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of Borrower or any Guarantor is made, or any Credit Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Credit Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not Administrative Agent (for the benefit of Credit Parties) is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

8.Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of Borrower to such Guarantor as subrogee of any Credit Party or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. During the continuance of an Event of Default under the Agreement, any such obligation or indebtedness of Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for Administrative Agent (for the benefit of Credit Parties) and the proceeds thereof shall be paid over to Administrative Agent (for the benefit of Credit Parties) on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

9.Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by Administrative Agent.

10.Expenses. Each Guarantor shall pay on demand all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) in any way relating to the enforcement or protection of Administrative

Agent’s or any other Credit Party’s rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of Credit Parties in any proceeding under any Debtor Relief Laws. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

11.Miscellaneous. Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor and conclusive, absent manifest error, for the purpose of establishing the amount of the Guaranteed Obligations. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by Administrative Agent (with approval of the Required Lenders or all Lenders to the extent required under the Agreement) and each Guarantor. No failure by Administrative Agent to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by Administrative Agent and Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Guarantor for the benefit of any Credit Party or any term or provision thereof.

12.Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower and any other guarantor such information concerning the financial condition, business and operations of Borrower and any such other guarantor as such Guarantor requires, and that Credit Parties have no duty, and such Guarantor is not relying on any Credit Party at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of Borrower or any other guarantor (the guarantor waiving any duty on the part of any Credit Party to disclose such information and any defense relating to the failure to provide the same).

13.Setoff. If an Event of Default has occurred and is continuing and if and to the extent any payment is not made when due hereunder, each Credit Party and each of their respective Affiliates may setoff and charge from time to time any amount so due against any or all of each Guarantor’s accounts or deposits with such Credit Party or their respective Affiliates.

14.Representations and Warranties. Each Guarantor represents and warrants that (a) it is organized and resident in the United States of America; (b) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (c) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (d) the making, existence, and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (e) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.

15.GOVERNING LAW; Assignment; Jurisdiction; Notices. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that such Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of Administrative Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of Credit Parties and their successors and assigns under the Agreement. Each Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in the State of New York, City of New York in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by any Credit Party in connection with such action or proceeding shall be binding on each Guarantor if sent to such Guarantor by registered or certified mail at its address specified below or such other address as from time to time notified by such Guarantor. Each Guarantor agrees that, subject to the Section 10.07 of the Agreement, any Credit Party may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations, any and all information in such Credit Party’s possession concerning each Guarantor this Guaranty and any security for this Guaranty. All notices and other communications to each Guarantor under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to such Guarantor at its address set forth below or at such other address in the United States as may be specified by such Guarantor in a written notice delivered to Administrative Agent at such office as Administrative Agent may designate for such purpose from time to time in a written notice to such Guarantor.

16.WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, EACH GUARANTOR AND EACH CREDIT PARTY EACH IRREVOCABLY WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON, ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE GUARANTEED OBLIGATIONS. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow.]

Executed as of the date first written above.

GUARANTORS:

[NAME OF THE GUARANTOR]

By:
Name:
Title:

Address:

[__________]
[__________]
[__________]

Signature Page to

Continuing Subsidiary Guaranty

EXHIBIT J

FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, dated as of February [•], 2024 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), is entered into by and among the parties signatory hereto as a “Pledgor” (the “Initial Pledgors”), and certain other Subsidiaries of Borrower (as defined below) from time to time party hereto pursuant to a supplement in the form of Exhibit A (the Initial Pledgors and each such other Subsidiary are individually referred to herein as a “Pledgor” and collectively as the “Pledgors”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, “Administrative Agent”) for the benefit of the Credit Parties (as defined below).

RECITALS:

WHEREAS, FRANKLIN STREET PROPERTIES CORP., a Maryland corporation (“Borrower”), each lender from time to time party thereto (the “Lenders”), Administrative Agent and the other parties thereto have entered into that certain Credit Agreement, dated as of January 10, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, and the agreements, documents and instruments executed and/or delivered pursuant thereto or in connection therewith, including, without limitation, any guaranty delivered in connection therewith, the “Loan Documents”), which Credit Agreement provides, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to or for the benefit of Borrower;

WHEREAS, the Pledgors wish to secure the Obligations to Administrative Agent, each L/C Issuer and each Lender (together with their respective successors and assigns, collectively, the “Credit Parties” and individually, a “Credit Party”) pursuant to the terms of this Pledge Agreement as and to the extent required by the Credit Agreement;

WHEREAS, each of the Pledgors is willing to pledge the capital stock, membership interests or partnership interests in certain of Subsidiaries of Borrower to Administrative Agent, for the benefit of the Credit Parties, as security for the Obligations pursuant to the terms of this Pledge Agreement;

WHEREAS, Schedule I hereto sets forth certain of the Pledgors’ Subsidiaries (the “Initial Pledged Subsidiaries”);

WHEREAS, additional Subsidiaries of Borrower may become Pledgors under this Pledge Agreement by executing and delivering to Administrative Agent a supplement to this Pledge Agreement substantially in the form of Exhibit A hereto (each such supplement, a “Pledge Supplement”) setting forth certain Subsidiaries of Borrower (the “Supplemental Pledged Subsidiaries”); and

WHEREAS, each Pledgor may from time to time execute and deliver to Administrative Agent an amendment to this Pledge Agreement substantially in the form of Exhibit B hereto (each such amendment, a “Pledge Amendment”) setting forth additional Subsidiaries of Borrower (the “Additional Pledged Subsidiaries”) (the Initial Pledged Subsidiaries, the Additional Pledged Subsidiaries and the Supplemental Pledged Subsidiaries collectively referred to herein as the “Pledged Subsidiaries”);

Exhibit J – Form of Joinder Agreement

NOW, THEREFORE, for and in consideration of the foregoing and of any financial accommodations or extensions of credit (including, without limitation, any loan or advance by renewal, restatement or extension of the agreements described hereinabove or otherwise) heretofore, now or hereafter made to or for the benefit of any Pledgor pursuant to any Loan Document, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgors and Administrative Agent hereby agree as follows:

SECTION 1.Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined (and, with respect to such terms, the singular shall include the plural and vice versa and any gender shall include any other gender as the context may require), and the following term shall have the following meaning:

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York, as amended or supplemented from time to time; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Administrative Agent ’s and the Credit Parties’ security interest in any Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions. Any and all terms used in this Pledge Agreement which are defined in the UCC shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the UCC, unless otherwise defined herein.

SECTION 2.Pledge. Each Pledgor hereby pledges to Administrative Agent, for the benefit of Administrative Agent and the other Credit Parties, and grants to Administrative Agent, for the benefit of Administrative Agent and the other Credit Parties, a security interest in, the collateral described in subsections (a) through (e) below (collectively, the “Pledged Collateral”):

(a)(i)All of the capital stock, now or at any time or times hereafter, owned directly by such Pledgor, in the Pledged Subsidiaries listed on Schedule I which are corporations (such shares being identified on Schedule I attached hereto or on any Schedule I attached to any applicable Pledge Supplement or Pledge Amendment), the certificates representing the shares of such capital stock and all options and warrants or other rights for the purchase of shares of the stock of such Pledged Subsidiaries now or hereafter held in the name of such Pledgor (all of said capital stock, options and warrants or other rights and all capital stock held in the name of such Pledgor as a result of the exercise of such options or warrants or other rights being hereinafter collectively referred to as the “Pledged Stock”), herewith, or from time to time, delivered to Administrative Agent accompanied by stock powers in the form of Exhibit C attached hereto and made a part hereof (the “Powers”) duly executed in blank, and all distributions, dividends, cash, instruments, investment property, general intangibles and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Stock;

(ii)All additional shares of capital stock of the Pledged Subsidiaries described in Section 2(a)(i) above from time to time acquired by such Pledgor in any manner, and the certificates, which shall be delivered to Administrative Agent accompanied by Powers duly executed in blank, representing such additional shares (any such additional shares shall constitute part of the Pledged Stock, and Administrative Agent is irrevocably authorized to unilaterally amend Schedule I hereto or any Schedule I to any applicable Pledge Supplement or Pledge Amendment to reflect such additional shares), and all options, warrants, distributions, dividends, cash, instruments, investment property, general intangibles and other rights and options from time to time

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received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares;

(b)(i)All of the membership interests, now or at any time or times hereafter, owned directly by such Pledgor, in the Pledged Subsidiaries listed on Schedule I which are limited liability companies, and any certificates representing such membership interests in the Pledged Subsidiaries (such membership interests being identified on Schedule I attached hereto or on any Schedule I attached to any applicable Pledge Supplement or Pledge Amendment), all of the right, title and interest of such Pledgor in, to and under its respective percentage interest, shares or units as a member, including, without limitation, such Pledgor’s interest in (or allocation of) the profits, losses, income, gains, deductions, credits or similar items of such Pledged Subsidiaries, all of such Pledgor’s rights, if any, to participate in the management of such Pledged Subsidiaries, all rights, privileges, authority and powers of such Pledgor as owner or holder of its membership interests in such Pledged Subsidiaries, including, but not limited to, all contract rights related thereto, all rights, privileges, authority and powers relating to the economic interests of such Pledgor as owner or holder of its membership interests in such Pledged Subsidiaries, including, without limitation, all contract rights related thereto and the right to receive distributions of such Pledged Subsidiary’s cash, other property, assets, and all options and warrants or other rights for the purchase of membership interests, whether now existing or hereafter arising, whether arising under the terms of the certificates of formation, the limited liability company agreements or any of the other organizational documents (such documents hereinafter collectively referred to as the “Operating Agreements”) of such Pledged Subsidiaries, or at law or in equity, or otherwise and any and all of the proceeds thereof (all of said membership interests, certificates, and warrants being hereinafter collectively referred to as the “Pledged Membership Interests”) herewith delivered, if applicable, to Administrative Agent indorsed in blank or accompanied by appropriate instruments of transfer duly executed in blank, and all distributions, dividends, cash, instruments, investment property, general intangibles and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Membership Interests;

(ii)Any additional membership interests in the Pledged Subsidiaries described in Section 2(b)(i) above from time to time acquired by such Pledgor in any manner, and any certificates, which, if applicable, shall be delivered to Administrative Agent indorsed in blank or accompanied by appropriate instruments of transfer duly executed in blank, representing such additional membership interests or any additional percentage interests, shares, units, options or warrants of membership interests in Pledged Subsidiaries (any such additional interests shall constitute part of the Pledged Membership Interests, and Administrative Agent is irrevocably authorized to unilaterally amend Schedule I hereto or any Schedule I to any applicable Pledge Supplement or Pledge Amendment from time to time to reflect such additional interests), and all options, warrants, distributions, dividends, cash, instruments, investment property, general intangibles and other rights and options from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests, and such Pledgor shall promptly thereafter deliver to Administrative Agent a certificate duly executed by the Pledgor describing such percentage interests, certificates, units, options or warrants and certifying that the same have been duly pledged hereunder;

(c)(i)All of the partnership interests, now or at any time or times hereafter, owned directly by such Pledgor, in and to the Pledged Subsidiaries listed on Schedule I which are partnerships (such partnership interests being identified on Schedule I attached hereto or on Schedule I to any applicable Pledge Supplement or Pledge Amendment), the property (and interests in property) that is owned by such Pledged Subsidiaries, all of such Pledgor’s rights, if any, to participate in the management of such Pledged Subsidiaries, all rights, privileges, authority and

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powers of such Pledgor as owner or holder of its partnership interests in such Pledged Subsidiaries, including, but not limited to, all contract rights related thereto, all rights, privileges, authority and powers relating to the economic interests of such Pledgor as owner or holder of its partnership interests in such Pledged Subsidiaries, including, without limitation, all contract rights related thereto, all options and warrants or other rights of such Pledgor for the purchase of any partnership interests in such Pledged Subsidiaries, all documents and certificates representing or evidencing such Pledgor’s partnership interests in such Pledged Subsidiaries, all of such Pledgor’s interest in and to the profits and losses of such Pledged Subsidiaries and such Pledgor’s right as a partner of such Pledged Subsidiaries to receive distributions of such Pledged Subsidiaries’ assets, upon complete or partial liquidation or otherwise, all of such Pledgor’s right, title and interest to receive payments of principal and interest on any loans and/or other extensions of credit made by such Pledgor or its Affiliates to such Pledged Subsidiaries, all distributions, dividends, cash, instruments, investment property, general intangibles and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, such Pledgor’s partnership interests in such Pledged Subsidiaries, and any other right, title, interest, privilege, authority and power of such Pledgor in or relating to such Pledged Subsidiaries, all whether now existing or hereafter arising, and whether arising under any partnership agreements of such Pledged Subsidiaries (as the same may be amended, modified or restated from time to time, the “Partnership Agreements”) or otherwise, or at law or in equity and all books and records of the Pledgor pertaining to any of the foregoing (all of the foregoing being referred to collectively as the “Pledged Partnership Interests”);

(ii)Any additional partnership interests in the Pledged Subsidiaries described in Section 2(c)(i) above from time to time acquired by such Pledgor in any manner (any such additional interests shall constitute part of the Pledged Partnership Interests, and Administrative Agent is irrevocably authorized to unilaterally amend Schedule I hereto or any Schedule I to any applicable Pledge Supplement or Pledge Amendment from time to time to reflect such additional interests), and all options, warrants, distributions, dividends, cash, instruments, investment property, general intangibles and other rights and options from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests, and such Pledgor shall promptly thereafter deliver to Administrative Agent a certificate duly executed by such Pledgor describing such percentage interests, options or warrants and certifying that the same have been duly pledged hereunder;

(d)The property and interests in property described in Section 4 below; and

(e)All proceeds of the collateral described in subsections (a) through (d) above.

SECTION 3.Security for Obligations; Delivery of Pledged Collateral. The Pledged Collateral secures the prompt payment, performance and observance of the Obligations. To the extent that any Pledged Collateral is now or hereafter becomes evidenced by certificates or instruments, all such certificates and instruments shall, subject to the Intercreditor Agreement, promptly be physically delivered to and held by or on behalf of Administrative Agent, pursuant hereto and thereto, together with appropriate signed Powers and other endorsements in form and substance reasonably acceptable to Administrative Agent .

SECTION 4.Pledged Collateral Adjustments. If, during the term of this Pledge Agreement:

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(a)Any stock dividend, reclassification, readjustment or other change is declared or made in the organizational type of any of the Pledged Subsidiaries, or any option included within the Pledged Collateral is exercised, or both, or

(b)Any subscription warrants or any other rights or options shall be issued in connection with the Pledged Collateral,

then all new, substituted and additional membership or partnership interests, certificates, shares, warrants, rights, options, investment property or other securities, issued by reason of any of the foregoing, shall, if applicable, and subject to the terms of the Intercreditor Agreement, be immediately delivered to and held by Administrative Agent under the terms of this Pledge Agreement and shall constitute Pledged Collateral hereunder; provided, however, that nothing contained in this Section 4 shall be deemed to permit any distribution or stock dividend, issuance of additional membership or partnership interests or stock, warrants, rights or options, reclassification, readjustment or other change in the capital structure of any Pledged Subsidiary which is not expressly permitted by the Loan Documents.

SECTION 5.Subsequent Changes Affecting Pledged Collateral. Each Pledgor represents and warrants that it has made its own arrangements for keeping itself informed of changes or potential changes affecting the Pledged Collateral (including, but not limited to, rights to convert, rights to subscribe, payment of dividends, cash distributions or other distributions, reorganizations or other exchanges, tender offers and voting rights), and each Pledgor agrees that neither Administrative Agent nor any of the Credit Parties shall have any obligation to inform the Pledgors of any such changes or potential changes or to take any action or omit to take any action with respect thereto. Subject in all respects to the provisions of the Intercreditor Agreement and applicable law, Administrative Agent may, after the occurrence and during the continuance of an Event of Default, and at its option, transfer or register the Pledged Collateral or any part thereof into its or its nominee’s name with or without any indication that such Pledged Collateral is subject to the security interest hereunder. In addition, subject in all respects to the provisions of the Intercreditor Agreement and applicable law, Administrative Agent may, after the occurrence and during the continuance of an Event of Default, exchange certificates or instruments representing or evidencing Pledged Stock, Pledged Membership Interests or Pledged Partnership Interests for certificates or instruments of smaller or larger denominations.

SECTION 6.Representations and Warranties. Each Pledgor represents and warrants as follows:

(a)Each Pledgor is the sole legal and beneficial owner of the percentage of the issued and outstanding common stock, membership interests or partnership interests, as applicable, of the Pledged Subsidiaries, set forth opposite the name of such Pledged Subsidiary on Schedule I hereto;

(b)As of the date hereof, all of the Pledged Collateral is uncertificated, or, if certificated, Schedule I sets forth a complete and accurate list of all the Pledged Collateral and any certificates of which have been delivered to Administrative Agent ;

(c)Each Pledgor (i) is a corporation, limited liability company or other entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation as described on Schedule II hereto, (ii) is duly organized and validly existing solely under the laws of its jurisdiction of organization, as set forth on Schedule II hereto, (iii) has the power and authority to own, lease and operate its properties and to carry on its business and is duly qualified and is in good standing as a domestic or foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the

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failure to be so qualified or authorized would reasonably be expected to have, in each instance, a Material Adverse Effect, (iv) has its place of business or chief executive office (if it has more than one place of business) at the address set forth on Schedule II hereto, (v) has the right, power and authority and has taken all necessary corporate, limited liability company or partnership action required to authorize it, to execute, deliver and perform this Pledge Agreement in accordance with its terms and to consummate the transactions contemplated hereby and (vi) has ensured that the grant of a security interest in the Pledged Collateral under this Pledge Agreement is enforceable and recognized in the jurisdiction of organization of each applicable Pledged Subsidiary. Neither any Pledgor nor any Subsidiary thereof is an Affected Financial Institution;

(d)The exact legal name of each Pledgor as it appears in the Pledgors’ organizational documents, as amended, as filed with the Pledgors’ jurisdiction of organization is set forth on Schedule II hereto, and none of the Pledgors has conducted business during the last five years under any name other than its exact legal name as set forth on Schedule II, except for any prior names as described on Schedule II hereto;

(e)No financing statement naming any Pledgor as debtor and describing or purporting to cover all or any portion of the Pledged Collateral, which has not lapsed or been terminated, has been filed in any jurisdiction except for financing statements naming Administrative Agent on behalf of the Credit Parties as secured party and financing statements filed with respect to security interests that secure Pari Passu Obligations (as defined in the Intercreditor Agreement and used herein as therein defined);

(f)There are no restrictions upon (i) the pledge or transfer of any of the Pledged Collateral, or (ii) the voting rights associated with any of the Pledged Collateral, in each case except for restrictions contained herein or in any other Pari Passu Security Document (as defined in the Intercreditor Agreement and used herein as therein defined);

(g)Each Pledgor has the right to pledge and grant a security interest in such Pledged Collateral;

(h)Each Pledgor owns the Pledged Collateral free and clear of any pledge, mortgage, hypothecation, lien, charge, encumbrance or any security interest therein, except for Permitted Liens, statutory Liens, the pledge and security interest granted to Administrative Agent hereunder and the pledge and security interests that secure Pari Passu Obligations;

(i)The pledge of the Pledged Collateral does not violate (i) the articles or certificates of incorporation, by-laws, operating agreements, partnership agreements, declaration of trusts or other organization documents, as applicable, of the Pledged Subsidiaries, or any Contractual Obligation to which any Pledgor or any of the Pledged Subsidiaries is a party or by which any of their respective properties or assets may be bound or (ii) any restriction on such transfer or encumbrance of such Pledged Collateral;

(j)No authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the pledge of the Pledged Collateral pursuant to this Pledge Agreement or for the execution, delivery or performance of this Pledge Agreement by the Pledgors (except for the filing of financing statements contemplated pursuant to Section 7(f) hereof) or (ii) for the exercise by Administrative Agent of the voting or other rights provided for in this Pledge Agreement or the remedies in respect of the Pledged Collateral pursuant to this Pledge Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally);

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(k)Upon delivery of each of the certificates representing the Pledged Collateral, or, as applicable, the filing of financing statements pursuant to Section 7(f) hereof, or upon execution of a control agreement, the pledge of the Pledged Collateral pursuant to this Pledge Agreement will create a valid and perfected security interest in the Pledged Collateral, in favor of Administrative Agent for the benefit of Administrative Agent and the other Credit Parties, securing the payment and performance of the Obligations;

(l)Except as otherwise required with respect to Liens granted to secure Pari Passu Obligations, no Pledgor has (i) registered the Pledged Collateral in the name of any other Person, (ii) consented to any agreement by any of the Pledged Subsidiaries in which any such Pledged Subsidiary agrees to act on the instructions of any other Person with respect to any Pledged Collateral, (iii) delivered the Pledged Collateral to any other Person, or (iv) otherwise granted “control” (as such term is used in Section 8-106 of the UCC and used herein as therein defined) of the Pledged Collateral to any other Person; and

(m)The Powers are duly executed and give Administrative Agent the authority they purport to confer.

SECTION 7.Covenants. Subject in all respects to the provisions of the Intercreditor Agreement:

(a)Except to the extent permitted by the terms of the Loan Documents, each Pledgor agrees that it will (i) not change its legal name or its type of organization, and will not, in one transaction or a series of related transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) maintain its due organization and good standing in its jurisdiction of organization, (iii) not change its jurisdiction of organization, and (iv) not change place of business or chief executive office (if it has more than one place of business), unless such Pledgor shall have given Administrative Agent not less than ten (10) days prior written notice of such event or occurrence (or such shorter period of time as Administrative Agent shall in its discretion agree) and Administrative Agent shall have taken, or the Pledgor shall have taken for the benefit of Administrative Agent, such steps (with the cooperation of the Pledgors to the extent necessary or advisable) as are necessary to properly maintain the validity and perfection of Administrative Agent ’s security interest in such Pledged Collateral;

(b)Except as otherwise required with respect to Liens granted to secure Pari Passu Obligations, no Pledgor will (i) register the Pledged Collateral in the name of any Person other than Administrative Agent, (ii) consent to any agreement between any Pledged Subsidiary and any Person other than Administrative Agent in which such Pledged Subsidiary agrees to act on the instructions of any such Person with respect to any Pledged Collateral, (iii) deliver the Pledged Collateral or any related Power or endorsement to any Person other than Administrative Agent or (iv) otherwise grant “control” (as such term is used in Section 8-106 of the UCC) of the Pledged Collateral to any Person other than Administrative Agent ;

(c)Each Pledgor will, at its expense, promptly execute, authorize, acknowledge and deliver all such instruments, certificates or other documents, and take all such additional actions as Administrative Agent from time to time may reasonably request in order to ensure to Administrative Agent the benefits of the security interest in and to the Pledged Collateral intended to be created by this Pledge Agreement, including, without limitation, (i) the authorization and filing of any necessary UCC financing statements, (ii) the delivery to Administrative Agent of any certificates that may from time to time evidence the Pledged Collateral, (iii) the execution in blank and delivery of any necessary Powers or other endorsements, and (iv) taking such action as required

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in the jurisdiction of organization of the applicable Pledged Subsidiary in order to ensure the enforceability and recognition of such security interest in such jurisdiction of organization, and will cooperate with Administrative Agent, at such Pledgor’s expense, in obtaining all necessary approvals and consents, and making all necessary filings under federal, state, local or foreign law in connection with such security interests or, following the occurrence and during the continuance of any Event of Default, any sale or transfer of the Pledged Collateral;

(d)Each Pledgor has and will defend the title to the Pledged Collateral and the security interests of Administrative Agent in the Pledged Collateral against the claim of any Person and will maintain and preserve such security interests, except for Permitted Liens;

(e)Each Pledgor will, upon obtaining ownership of any additional Subsidiaries or certificates or instruments representing Pledged Collateral promptly and in any event within ten (10) Business Days (or such longer period of time as Administrative Agent shall in its discretion agree) deliver to Administrative Agent a Pledge Amendment, duly executed by such Pledgor, in substantially the form of Exhibit B hereto (a “Pledge Amendment”) in respect of any such additional Pledged Collateral, pursuant to which the Pledgor shall confirm its grant of a security interest in such additional Pledged Collateral pursuant to Section 2 hereof to Administrative Agent, such grant being deemed effective as of the date hereof, regardless of whether such Pledge Amendment is ever executed pursuant to this paragraph. Each Pledgor hereby authorizes Administrative Agent to attach each Pledge Amendment to this Pledge Agreement and to unilaterally amend Schedule I hereto pursuant to the terms of Section 2 hereof, and agrees that all Pledged Collateral listed on any Pledge Amendment delivered to the Authorized Collateral Agent (as defined in the Intercreditor Agreement and used herein as therein defined), or amended Schedule I, shall for all purposes hereunder be considered Pledged Collateral (it being understood and agreed that the failure by any Pledgor or Administrative Agent to prepare or execute any such Pledge Amendment shall not prevent the creation or attachment of Administrative Agent ’s lien and security interest in any such shares which creation and attachment shall automatically, and be deemed to, occur pursuant to Section 2 hereof);

(f)Each Pledgor hereby irrevocably authorizes Administrative Agent at any time and from time to time to file in any filing office in any UCC jurisdiction that Administrative Agent may reasonably deem necessary to perfect the security interest granted hereby, any financing statements or amendments thereto that (i) describe the Pledged Collateral and (ii) contain any other information required by Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment. Each Pledgor also ratifies its authorization for Administrative Agent to have filed any financing statements or amendments thereto if filed prior to the date hereof;

(g)Each Pledgor will (i) deliver to Administrative Agent immediately upon execution of this Pledge Agreement, the originals of all certificates or other instruments constituting Pledged Collateral and (ii) hold in trust for Administrative Agent upon receipt and immediately thereafter deliver to Administrative Agent any certificates or other instruments constituting Pledged Collateral; provided, however, that no Pledged Subsidiary shall be permitted to certificate its equity interests constituting Pledged Collateral or make an election under Article 8 of the UCC to treat its equity interests as securities governed by Article 8 of the UCC, unless such certificates are contemporaneously delivered to Administrative Agent, together with an endorsement in blank;

(h)Each Pledgor will permit Administrative Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of investment property not represented by certificates which are Pledged Collateral to mark their books and records with the numbers and face amounts of all

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such uncertificated securities or other types of investment property not represented by certificates and all rollovers and replacements therefor to reflect the pledge of such Pledged Collateral granted pursuant to this Pledge Agreement. Each Pledgor will take any actions necessary to cause (i) the issuers of uncertificated securities which are Pledged Collateral and (ii) any securities intermediary which is the holder of any investment property, to cause Administrative Agent to have and retain control (for purposes of the UCC) over such securities or other investment property. Without limiting the foregoing, each Pledgor will, with respect to investment property which is Pledged Collateral held with a securities intermediary, cause such securities intermediary to enter into a control agreement with Administrative Agent in form and substance reasonably satisfactory to Administrative Agent;

(i)Except as otherwise permitted by the terms of the Loan Documents, each Pledgor will not (i) permit or suffer any issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Pledged Collateral over which it has voting control to dissolve, liquidate, retire any of its capital stock or other instruments or securities evidencing ownership, reduce its capital or merge or consolidate with any other entity, or (ii) vote any of the instruments, securities or other investment property in favor of any of the foregoing;

(j)Each Pledgor will permit any registerable Pledged Collateral to be registered in the name of Administrative Agent or its nominee at any time after the occurrence and continuance of an Event of Default, but subject in all cases to the provisions of Section 10 below;

(k)Each Pledgor agrees that it will not (i) except as otherwise permitted by the Loan Documents, sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral without the prior written consent of Administrative Agent, or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for Permitted Liens, the security interest under this Pledge Agreement and other security interests that secure Pari Passu Obligations; and

(l)No Pledgor will permit any Pledged Subsidiary to agree that its membership interests are securities governed by Article 8 unless the Pledgor takes such actions as may be required or reasonably requested by Administrative Agent to grant Administrative Agent control of such securities.

SECTION 8.Voting Rights.

(a)During the term of this Pledge Agreement, and except as provided in this Section 8 below, each Pledgor shall have (i) the right to vote the Pledged Stock, Pledged Membership Interests or Pledged Partnership Interests on all governing questions in a manner not inconsistent in any material respect with the terms of this Pledge Agreement or any Loan Documents and (ii) the right to be a member or a partner of all the Pledged Subsidiaries which are limited liability companies or partnerships, respectively.

(b)Subject in all respects to the provisions of the Intercreditor Agreement:

(i) After the occurrence and during the continuance of an Event of Default, Administrative Agent or Administrative Agent ’s nominee may, at Administrative Agent ’s or such nominee’s option and following written notice from Administrative Agent to the Pledgors, (A) exercise all voting powers pertaining to the Pledged Collateral, including the right to take action by shareholder consent and (B) become a member or partner of each

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and all of the Pledged Subsidiaries which are limited liability companies or partnerships, respectively, and as such (x) exercise, or direct the applicable Pledgor as to the exercise of all voting, consent, managerial, election and other membership rights to the applicable Pledged Collateral and (y) exercise, or direct any Pledgor as to the exercise of any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to the applicable Pledged Collateral, as if Administrative Agent were the absolute owner thereof, all without liability except to account for property actually received by it, but Administrative Agent shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure so to do or delay in so doing. Such authorization shall constitute an irrevocable voting proxy from such Pledgor to Administrative Agent or, at Administrative Agent ’s option, to Administrative Agent ’s nominee; and

(ii) After an Event of Default is cured or waived, such Pledgor will have the right to exercise the voting and rights, powers, privileges and options that it would otherwise be entitled to exercise pursuant to the terms of the Pledge Agreement prior to the occurrence of any such Event of Default.

SECTION 9.Dividends and Other Distributions.

(a)So long as no Event of Default has occurred and is continuing:

(i)Each Pledgor shall be entitled to receive and retain any and all dividends, cash distributions and interest paid in respect of the Pledged Collateral to the extent such distributions are not prohibited by the Loan Documents; and

(ii)Administrative Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to receive the dividends or interest payments which it is authorized to receive and retain pursuant to clause (i) above.

(b)After the occurrence and during the continuance of an Event of Default:

(i)Except as otherwise permitted pursuant to the terms of the Credit Agreement, all rights of the Pledgors to receive the dividends, distributions and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 9(a)(i) hereof shall, cease, and all such rights shall, subject in all respects to the provisions of the Intercreditor Agreement, thereupon become vested in Administrative Agent, for the benefit of Administrative Agent and the Credit Parties, which shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends, distributions and interest payments; and

(ii)All dividends, distributions and interest payments which are received by any Pledgor contrary to the provisions of clause (i) of this Section 9(b), subject in all respects to the provisions of the Intercreditor Agreement, shall be received in trust for Administrative Agent, for the benefit of Administrative Agent and the Credit Parties, shall be segregated from other funds of such Pledgor and shall be paid over immediately to Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsements).

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The Pledgors will reimburse Administrative Agent and/or the Credit Parties for all expenses incurred by Administrative Agent and/or the Credit Parties, including, without limitation, reasonable attorneys’ fees and expenses in connection with the foregoing, all in accordance with Section 10.04 of the Credit Agreement.

SECTION 10.Remedies. Subject in all respects to the provisions of the Intercreditor Agreement:

(a)Administrative Agent shall have, in addition to any other rights given under this Pledge Agreement or by law, all of the rights and remedies with respect to the Pledged Collateral of a secured party under the UCC. After the occurrence and during the continuance of an Event of Default and subject to any notice requirements expressly set forth herein, Administrative Agent (personally or through an agent) is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exercise all voting rights with respect thereto, to collect and receive all cash dividends or distributions and other distributions made thereon, and to otherwise act with respect to the Pledged Collateral as though Administrative Agent were the outright owner thereof (in the case of a limited liability company, the sole member and manager thereof and, in the case of a partnership, a partner thereof), each Pledgor hereby irrevocably constituting and appointing Administrative Agent as the proxy and attorney in fact of such Pledgor, with full power of substitution to do so; provided, however, that Administrative Agent shall have no duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so. In addition, after the occurrence and during the continuance of an Event of Default and subject to any notice requirements expressly set forth herein, Administrative Agent shall have such powers of sale and other powers as may be conferred by applicable law and regulatory requirements. With respect to the Pledged Collateral or any part thereof which shall then be in or shall thereafter come into the possession or custody of Administrative Agent or which Administrative Agent shall otherwise have the ability to transfer under applicable law, Administrative Agent may, in its sole discretion, without notice except as specified below, after the occurrence and during the continuance of an Event of Default, sell or cause the same to be sold at any exchange, broker’s board or at public or private sale, in one or more sales or lots, at such price as Administrative Agent may deem best, for cash or on credit or for future delivery, without assumption of any credit risk, and the purchaser of any or all of the Pledged Collateral so sold shall thereafter own the same, absolutely free from any claim, encumbrance or right of any kind whatsoever. Administrative Agent and each of the Credit Parties may, in its own name, or in the name of a designee or nominee, buy the Pledged Collateral at any public sale and, if permitted by applicable law, buy the Pledged Collateral at any private sale. The Pledgors jointly and severally agree to pay to Administrative Agent all reasonable expenses (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or any L/C Issuer) of, or incidental to, the enforcement of any of the provisions hereof, all in accordance with Section 10.04 of the Credit Agreement. Administrative Agent agrees to distribute any proceeds of the sale of the Pledged Collateral in accordance with Section 10(d) and the Pledgors shall remain liable for any deficiency following the sale of the Pledged Collateral.

(b)Administrative Agent will give the applicable Pledgor reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any sale of the Pledged Collateral conducted in conformity with reasonable commercial practices of Lenders, commercial finance companies, insurance companies or other financial institutions disposing of property similar to the Pledged Collateral shall be deemed to be commercially reasonable. Notwithstanding any provision to the contrary contained herein, each Pledgor agrees that any requirements of reasonable notice shall be met if such notice is received by such Pledgor as provided in Section 22 below at least ten (10) days

11

before the time of the sale or disposition. Any other requirement of notice, demand or advertisement for sale is waived, to the extent permitted by law, except as expressly set forth herein.

(c)In view of the fact that federal and state securities laws may impose certain restrictions on the method by which a sale of the Pledged Collateral may be effected after an Event of Default, each Pledgor agrees that after the occurrence and during the continuation of an Event of Default, Administrative Agent may, from time to time, attempt to sell all or any part of the Pledged Collateral by means of a private placement restricting the bidders and prospective purchasers to those who are qualified and will represent and agree that they are purchasing for investment only and not for distribution. In so doing, Administrative Agent may solicit offers to buy the Pledged Collateral, or any part of it, from a limited number of investors deemed by Administrative Agent, in its reasonable judgment, to be financially responsible parties who might be interested in purchasing the Pledged Collateral. Each Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal or state securities laws, even if such issuer would agree to do so.

(d)All proceeds of the sale of the Pledged Collateral received by Administrative Agent hereunder shall be applied by Administrative Agent, subject to the terms of the Intercreditor Agreement, to payment of the Obligations in accordance with this Pledge Agreement and the Credit Agreement.

SECTION 11.Administrative Agent Appointed Attorney in Fact. Each Pledgor hereby appoints Administrative Agent its attorney in fact, coupled with an interest, with full authority, subject in all respects to the provisions of the Intercreditor Agreement and this Pledge Agreement, in the name of such Pledgor or otherwise, from time to time in Administrative Agent ’s sole discretion following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which Administrative Agent may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to such Pledgor representing any dividend, distribution, interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same and to arrange for the transfer of all or any part of the Pledged Collateral on the books of the Pledged Subsidiaries to the name of Administrative Agent or Administrative Agent ’s nominee.

SECTION 12.Waivers.

(a)Each Pledgor waives presentment and demand for payment of any of the Obligations, protest and notice of dishonor or default with respect to any of the Obligations and all other notices to which such Pledgor might otherwise be entitled except as otherwise expressly provided herein or in the applicable Loan Document.

(b)Each Pledgor understands and agrees that its obligations and liabilities under this Pledge Agreement shall remain in full force and effect, notwithstanding foreclosure of any property securing all or any part of the Obligations by trustee sale or any other reason impairing the right of any Pledgor, Administrative Agent or any of the Credit Parties to proceed against any Pledged Subsidiary, any other guarantor or any Pledged Subsidiary or such guarantor’s property. Each Pledgor agrees that all of its obligations under this Pledge Agreement shall remain in full force and effect without defense, offset or counterclaim of any kind, notwithstanding that such Pledgor’s

12

rights against any Pledged Subsidiary may be impaired, destroyed or otherwise affected by reason of any action or inaction on the part of Administrative Agent or any Credit Party.

(c)Each Pledgor hereby expressly waives the benefits of any law in any jurisdiction purporting to allow a guarantor or pledgor to revoke a continuing guaranty or pledge with respect to any transactions occurring after the date of the guaranty or pledge.

SECTION 13.Term. This Pledge Agreement shall remain in full force and effect with respect to each Pledgor until the earliest of (a) the termination of the Credit Agreement and the repayment in full of all Obligations arising in respect thereof (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the applicable L/C Issuer shall have been made), (b) solely with respect to such Pledgor (but not any other Pledgor) and the Pledged Collateral of such Pledgor, the release or termination of the obligations of such Pledgor and its Pledged Collateral hereunder in accordance with the terms of the Credit Agreement, at which point this Pledge Agreement shall (solely with respect to such Pledgor, in the case of clause (b)), automatically terminate and have no further force and effect (other than any provisions of this Pledge Agreement that expressly survive the termination hereof), or (c) as otherwise specified in Section 9.10 of the Credit Agreement, including if all of the Liens granted hereunder on the Pledged Collateral are released. Administrative Agent agrees to execute and deliver such documents as are reasonably requested in accordance with the terms of the Credit Agreement by Borrower or any such Pledgor to evidence such termination or release, at Borrower’s or such Pledgor’s sole cost and expense.

SECTION 14.Successors and Assigns. This Pledge Agreement shall be binding upon and inure to the benefit of each Pledgor, Administrative Agent, for the benefit of itself and the Credit Parties, and their respective successors and assigns. Each Pledgor’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for such Pledgor.

SECTION 15.GOVERNING LAW. THIS PLEDGE AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 16.WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION; VENUE; SERVICE OF PROCESS.

(A)EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PLEDGE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13

(B)BORROWER AND EACH OTHER PLEDGOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS PLEDGE AGREEMENT OR THE TRANSACTIONS RELATING HERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS PLEDGE AGREEMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS PLEDGE AGREEMENT AGAINST BORROWER OR ANY OTHER PLEDGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(C)EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS PLEDGE AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(D)THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH OF THE PLEDGORS AND ADMINISTRATIVE AGENT WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF ALL AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS PLEDGE AGREEMENT.

SECTION 17.No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Pledge Agreement. In the event an ambiguity or question of intent or interpretation arises, this Pledge Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Pledge Agreement.

SECTION 18.Severability. Whenever possible, each provision of this Pledge Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Pledge Agreement shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Pledge Agreement.

SECTION 19.Further Assurances. Each Pledgor agrees that it will cooperate with Administrative Agent and will execute and deliver, or cause to be executed and delivered, all such other stock powers, proxies, instruments and documents, and will take all such other actions, including, without limitation, the execution and filing of financing statements (and each Pledgor hereby authorizes

14

Administrative Agent to file any such financing statements), as Administrative Agent may reasonably deem necessary from time to time in order to carry out the provisions and purposes of this Pledge Agreement.

SECTION 20.Administrative Agent ’s Duty of Care. Administrative Agent shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law including, without limitation, acts, omissions, errors or mistakes with respect to the Pledged Collateral, except for those arising out of or in connection with Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgement. Without limiting the generality of the foregoing, Administrative Agent shall be under no obligation to take any steps necessary to preserve rights in the Pledged Collateral against any other parties but may do so at its option. All expenses incurred in connection therewith shall be for the sole account of the Pledgors, and shall constitute part of the Obligations secured hereby.

SECTION 21.Notices. All notices and other communications provided for hereunder shall be delivered in the manner set forth in Section 10.02 of the Credit Agreement.

SECTION 22.Amendments, Waivers and Consents. This Pledge Agreement may not be amended except in a writing signed by Administrative Agent and each Pledgor, subject to Sections 9.10 and 10.01 of the Credit Agreement.

SECTION 23.Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

SECTION 24.Execution in Counterparts; Electronic Execution. This Pledge Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart signature page of this Pledge Agreement by telecopier or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Pledge Agreement.

SECTION 25.ENTIRE AGREEMENT. THIS PLEDGE AGREEMENT AND THE OTHER LOAN DOCUMENTS (INCLUDING, FOR THE AVOIDANCE OF DOUBT, THE INTERCREDITOR AGREEMENT) REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 26.Additional Pledgors. Pursuant to the Credit Agreement, Borrower may be required to, and/or to cause certain Subsidiaries to, execute and deliver to Administrative Agent (a) in the case of a Subsidiary that is not a Pledgor at such time, a Pledge Supplement in the form of Exhibit A hereto and (b) in the case of Borrower or a Subsidiary that is a Pledgor at such time, a Pledge Amendment in the form of Exhibit B hereto, together with such supporting documentation required pursuant to the Credit Agreement as Administrative Agent may reasonably request, in order to create a perfected security interest in the equity interests in certain Subsidiaries. The execution and delivery of such instrument shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Pledge Agreement.

SECTION 27.Irrevocable Agreements. Each Pledgor irrevocably agrees that notwithstanding anything to the contrary contained in the applicable Partnership Agreement with respect to

15

any Pledged Partnership Interests pledged by it hereunder or in the applicable Operating Agreement with respect to any Pledged Membership Interests pledged by it hereunder, (a) such Pledgor shall be entitled to make an assignment of its interest (or any part thereof) in such partnership and/or limited liability company pursuant to any Loan Document executed by such Pledgor to secure the Obligations, (b) subject in all respects to the provisions of the Intercreditor Agreement, Administrative Agent and/or the Credit Parties shall be entitled to exercise any and all of their rights and remedies against such Pledged Partnership Interests and/or Pledged Membership Interests pursuant to such Loan Documents, including, without limitation, any rights to foreclose upon or otherwise effectuate an assignment of such Pledged Partnership Interests and/or Pledged Membership Interests in accordance therewith, and (c) subject in all respects to the provisions of the Intercreditor Agreement, Administrative Agent and/or the Credit Parties (and/or any Affiliate of Administrative Agent and/or the Credit Parties and/or any entity formed by Administrative Agent and/or the Credit Parties) shall be entitled to be admitted as a partner (including as the general partner) of such partnership or as a member (including as the managing member) of such limited liability company, as the case may be, and/or make an assignment of all or any portion of such interest to any Person(s) who shall have the right to be admitted as partners of such partnership or a member of such limited liability company, as the case may be (each of clauses (a), (b) and (c) collectively, a “Permitted Assignment”). For the avoidance of doubt, any assignee of Administrative Agent and/or the Credit Parties that shall become a partner of any such Partnership or a member of any such limited liability company, as the case may be, pursuant to a Permitted Assignment (excluding any assignee that is an entity formed by Administrative Agent and/or the Credit Parties and continues to hold an interest as a partner of such partnership or member of such limited liability company, as the case may be) shall thereafter be subject to the terms of this Section 27 for any subsequent assignment to be made by such partner or member, as the case may be.

SECTION 28.Intercreditor Agreement Governs.

(a)Notwithstanding anything herein to the contrary, the liens and security interests granted pursuant to this Pledge Agreement, the rights and obligations of the Loan Parties and the exercise of any right or remedy against a Loan Party or with respect to any Pledged Collateral hereunder are subject to the provisions of the Intercreditor Agreement, dated as of February [__], 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Bank of America, N.A., as BOA Credit Facility Collateral Agent (as defined therein), Bank of Montreal, as BMO Term Loan Collateral Agent (as defined therein), [________], as Senior Notes Collateral Agent (as defined therein), and Borrower. In the event of any conflict between the terms of the Intercreditor Agreement and this Pledge Agreement, the terms of the Intercreditor Agreement shall govern and control.

(b)In accordance with the terms of the Intercreditor Agreement, any Pledged Collateral delivered to Administrative Agent (or if not Administrative Agent, the Authorized Collateral Agent (as defined in the Intercreditor Agreement) shall be held by such Person as gratuitous bailee for the Pari Passu Secured Parties (as defined in the Intercreditor Agreement) solely for the purpose of perfecting the security interest granted under this Pledge Agreement.

(c)Except as expressly stated herein, nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Pledge Agreement, which, as among Borrower, the Pledgors and Administrative Agent shall remain in full force and effect in accordance with its terms.

SECTION 29.Delivery of Collateral. To the extent any Pledgor is required hereunder to deliver Common Collateral (as defined in the Intercreditor Agreement) to Administrative Agent for purposes of possession and control and is unable to do so as a result of having previously delivered such

16

Common Collateral to the Authorized Collateral Agent (as defined in the Intercreditor Agreement), in the event such Person is not Administrative Agent, in accordance with the terms of the Intercreditor Agreement, such Pledgor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to such Authorized Collateral Agent, acting as a gratuitous bailee of Administrative Agent pursuant to the Intercreditor Agreement.

[The remainder of this page is intentionally blank;

Signature pages follow.]

17

IN WITNESS WHEREOF, the Pledgors and Administrative Agent have executed this Pledge Agreement as of the date set forth above.

PLEDGORS:
[INSERT NAME OF PLEDGOR]

By:
Name:
Title:

Address for Notices for all Pledgors:

Address:

Attention:
Telecopier:	( ) -

Signature Page to
Pledge Agreement

AGREED AND ACKNOWLEDGED:

PLEDGED SUBSIDIARIES:
[INSERT NAME OF ISSUERS]

By:
Name:
Title:

Signature Page to
Pledge Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Signature Page to
Pledge Agreement

SCHEDULE I

to

PLEDGE AGREEMENT

PLEDGED SUBSIDIARIES

Pledged Stock

Pledgor	Record Holder	Pledged Subsidiary	Cert. No.	No. of Shares	% of Interests held by Pledgor	% of Total Outstanding Interests

Pledged Membership Interests

Pledgor	Pledged Subsidiary	Percentage of Membership Interest owned by the Pledgor

Pledged Partnership Interests

Pledgor	Pledged Subsidiary	Percentage of Partnership Interest owned by the Pledgor

SCHEDULE II

to

PLEDGE AGREEMENT

TYPES OF ENTITY, JURISDICTION OF

ORGANIZATION, CHIEF EXECUTIVE OFFICE LOCATION

Pledgor	Type of Entity	Jurisdiction of Organization	Mailing Address of Chief Executive Office

PRIOR NAMES OF PLEDGORS

DURING LAST FIVE YEARS

Pledgor	Prior Name	Date of Name Change

EXHIBIT A

to

PLEDGE AGREEMENT

FORM OF PLEDGE SUPPLEMENT

SUPPLEMENT NO. ___ dated as of ___________ ____, 20___ (this “Supplement”) to the PLEDGE AGREEMENT dated as of [•], 2024 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), among certain Subsidiaries of Borrower from time to time signatory thereto (each as a “Pledgor”, and collectively, as the “Pledgors”) and BANK OF AMERICA, N.A., as Administrative Agent for the benefit of the Credit Parties (in such capacity, the “Administrative Agent”).

Reference is made to the Credit Agreement dated as of January 10, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), entered into among FRANKLIN STREET PROPERTIES CORP., a Maryland corporation (“Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), Administrative Agent and the other parties thereto.

Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Pledge Agreement or the Credit Agreement.

The undersigned Subsidiary of Borrower (the “New Pledgor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and the Pledge Agreement to become a Pledgor under the Pledge Agreement in consideration for Loans previously made to, or issued for the account of, Borrower.

Accordingly, Administrative Agent and the New Pledgor agree as follows:

SECTION 1.In accordance with Section 26 of the Pledge Agreement, the New Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and the New Pledgor hereby agrees (a) to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct on and as of the date hereof except for representations and warranties which by their express terms refer to a specific date. In furtherance of the foregoing, the New Pledgor, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to Administrative Agent, its successors and assigns, a security interest in and Lien on all of the New Pledgor’s right, title and interest in and to the Pledged Collateral (as defined in the Pledge Agreement) of the New Pledgor. Each reference to a “Pledgor” or the “Pledgors” in the Pledge Agreement shall be deemed to include the New Pledgor. The Pledge Agreement is hereby incorporated herein by reference.

SECTION 2.The New Pledgor represents and warrants to Administrative Agent that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting Credit Parties’ rights generally.

SECTION 3.This Supplement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement. This Supplement shall become effective when Administrative Agent shall have received counterparts of this

Supplement that, when taken together, bear the signatures of the New Pledgor and Administrative Agent. Delivery of an executed signature page of this Supplement by facsimile transmission or pdf shall be effective as delivery of a manually executed counterpart hereof.

SECTION 4.The New Pledgor hereby represents and warrants that set forth on Schedule I attached hereto is a true and correct schedule with respect to all its Pledged Collateral.

SECTION 5.Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION 6.If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or effect those portions of this Supplement which are valid.

SECTION 7.All communications and notices hereunder shall be in writing and given as provided in the Pledge Agreement. All communications and notices hereunder to the New Pledgor shall be given to it at the address set forth under its signature below.

SECTION 8.The New Pledgor agrees to reimburse Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for Administrative Agent in accordance with Section 10.04 of the Credit Agreement.

IN WITNESS WHEREOF, the New Pledgor and Administrative Agent have duly executed this Supplement as of the day and year first above written.

[NEW PLEDGOR]

By:
Name:
Title:

Address:

Attention:
Telecopier:	( ) -

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Schedule I to

Supplement No. __

to the Pledge Agreement

Pledged Stock

Pledgor	Record Holder	Pledged Subsidiary	Certificate Number	Number of Shares	%

Pledged Membership Interests

Pledgor	Pledged Subsidiary	Percentage of Membership Interest owned by the Pledgor

Pledged Partnership Interests

Pledgor	Pledged Subsidiary	Percentage of Partnership Interest owned by the Pledgor

EXHIBIT B

to

PLEDGE AGREEMENT

FORM OF PLEDGE AMENDMENT

Reference is hereby made to the Pledge Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”) dated as of [•], 2024, by and among ______________ (the “Pledgor”), certain other Subsidiaries of Borrower from time to time signatory thereto and Bank of America, N.A., as Administrative Agent for the benefit of the Credit Parties (in such capacity, the “Administrative Agent”), whereby the Pledgor has pledged certain capital stock, membership interests and partnership interests, as applicable, of certain Subsidiaries of Borrower as collateral to Administrative Agent, for the ratable benefit of the Credit Parties, as more fully described in the Pledge Agreement. This Amendment is a “Pledge Amendment” as defined in the Pledge Agreement and is, together with the acknowledgments, certificates, and Powers delivered herewith, subject in all respects to the terms and provisions of the Pledge Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Pledge Agreement.

By its execution below, the Pledgor hereby agrees that (i) the [capital stock of the corporation(s)] [membership interests of the limited liability company(s)] [partnership interests of the partnership(s)] listed on Schedule I hereto shall be pledged to Administrative Agent as additional collateral pursuant to Section 2[(a)(b)(c)](ii) of the Pledge Agreement, (ii) such property shall be considered [Pledged Stock] [Pledged Membership Interests] [Pledged Partnership Interests] under the Pledge Agreement and be a part of the Pledged Collateral pursuant to Section 2 of the Pledge Agreement, and (iii) each such [corporation] [limited liability company] [partnership] listed on Schedule I hereto shall be considered a Pledged Subsidiary for purposes of the Pledge Agreement.

By its execution below, the Pledgor represents and warrants that it has full power and authority to execute this Pledge Amendment and that the representations and warranties contained in Section 6 of the Pledge Agreement are true and correct in all respects as of the date hereof and after taking into account the pledge of the additional [Pledged Stock] [Pledged Membership Interests] [Pledged Partnership Interests] relating hereto. The Pledge Agreement, as amended and modified hereby, remains in full force and effect and is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Pledgor has executed and delivered this Pledge Amendment as of this ____ day of ____________, ______.

[PLEDGOR]

By:
Name:
Title:

Schedule I

to

Pledge Amendment

Pledged Stock

Pledgor	Record Holder	Pledged Subsidiary	Certificate Number	Number of Shares	%

Pledged Membership Interests

Pledgor	Pledged Subsidiary	Percentage of Membership Interest owned by the Pledgor

Pledged Partnership Interests

Pledgor	Pledged Subsidiary	Percentage of Partnership Interest owned by the Pledgor

ACKNOWLEDGMENT

TO

PLEDGE AMENDMENT

The undersigned hereby acknowledges receipt of a copy of the foregoing Pledge Amendment, agrees promptly upon the request of Administrative Agent to note on its books the security interests granted under such Pledge Agreement, agrees that after the occurrence and during the continuance of an Event of Default it will comply with instructions originated by Administrative Agent without further consent by the Pledgor and waives any rights or requirement at any time hereafter to receive a copy of such Pledge Agreement in connection with the registration of any Pledged Collateral in the name of Administrative Agent or its nominee or the exercise of voting rights by Administrative Agent or its nominee.

[NAME[S] OF ADDITIONAL PLEDGED SUBSIDIARY[IES]]

By:
Name:
Title:

EXHIBIT C

to

PLEDGE AGREEMENT

FORM OF STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to _____________________________ _______ Shares of Common Stock of _______________________, a _______________ corporation, represented by Certificate No. ____ (the “Stock”), standing in the name of the undersigned on the books of said corporation and does hereby irrevocably constitute and appoint ___________________________________ as the undersigned’s true and lawful attorney, for it and in its name and stead, to sell, assign and transfer all or any of the Stock, and for that purpose to make and execute all necessary acts of assignment and transfer thereof; and to substitute one or more persons with like full power, hereby ratifying and confirming all that said attorney or substitute or substitutes shall lawfully do by virtue hereof.

Dated:

[PLEDGOR]

By:
Name:
Title: